Exhibit 99.1

ALJ/JSJ/mph	Date of Issuance 11/10/2020

Decision 20-11-007 November 5, 2020

BEFORE THE PUBLIC UTILITIES COMMISSION OF THE STATE OF CALIFORNIA

Application of Southern California Edison Company (U338E) for Authority to Securitize Certain Costs and Expenses Pursuant to Public Utilities Code Section 850 et seq.	Application 20-07-008

FINANCING ORDER AUTHORIZING THE ISSUANCE OF RECOVERY BONDS

PURSUANT TO ASSEMBLY BILL 1054

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TABLE OF CONTENTS

Title	Page
FINANCING ORDER AUTHORIZING THE ISSUANCE OF RECOVERY BONDS PURSUANT TO ASSEMBLY BILL 1054	1
Summary	2
1. Background	3
1.1. The Statutory Scheme and Factual History	3
1.2. Procedural History	7
1.3. Jurisdictional History	8
2. SCE’s Proposed Financing Order	12
2.1. SCE’s Proposed Financing Order — Overview	12
2.2. SCE’s Proposed Financing Order — Details	17
3. Discussion	36
3.1. The Recovery Costs Sought to be Reimbursed are Just and Reasonable	36
3.2. The Proposed Recovery Bond is Just and Reasonable	39
3.3. The Proposed Recovery Bond is in the Public Interest	40
3.4. The Proposed Recovery Bond Reduces Consumer Rates on a Present Value Basis to the Maximum Extent Possible Compared to Traditional Utility Financing Mechanisms, With the Modifications Adopted Herein	42
4. Approval to Employ a Finance Team	46
5. Approval of Phased Tranches	50
6. Description and Approval of Specific Elements of the SCE Proposal, Subject to Changes	51
6.1. Over-Collateralization and Credit Enhancement	51
6.2. Upfront Financing Costs	53
6.3. Tax Questions	54
6.4. Underwriters	56
6.5. Status of Recovery Property	57
6.6. True-Up Mechanism	59
6.7. Flow Through of Benefits	67
6.8. Capital Structure Adjustments	68
6.9. Implications of Nonbypassable Charges for Departing Load	68
6.10. Billing	69
6.11. Billing and Collection Services	71
6.12. Periodic Reporting	75
7. Fixed Recovery Charge Allocation	79
8. The Required Contents of the Financing Order	82
9. Continued Reporting Compliance	82

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10. Future Financing Order to be Brought by Application	83
11. Comments on Proposed Financing Order	84
12. Assignment of Proceeding	87
Findings of Fact	87
Conclusions of Law	95
FINANCING ORDER	114
Glossary of Terms

ATTACHMENTS

#1: Cash Flow Model

#2: Form of Issuance Advice Letter

#3: Form of Routine True-Up Mechanism Advice Letter

#4: Form of Non-Routine True-Up Mechanism Advice Letter

#5: From of Other Factor Non-Routine True-Up Mechanism Advice Letter

#6: List of Estimated Upfront Financing Costs

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FINANCING ORDER AUTHORIZING THE ISSUANCE OF RECOVERY BONDS PURSUANT TO ASSEMBLY BILL 1054

Summary

This Financing Order grants the request by Southern California Edison Company (SCE) for authority under Assembly Bill (AB) 1054 and Public Utilities (Pub. Util.) Code § 850.1 to issue a Recovery Bond for approximately $337,141,000. This Recovery Bond will finance fire risk mitigation plan capital expenditures pursuant to Pub. Util. Code § 8386.3(e), enacted under AB 1054. The Recovery Bond will be issued by a legally separate Special Purpose Entity, which will transfer the Recovery Bond proceeds to SCE in exchange for the right to receive revenues to repay the Recovery Bond’s principal, interest, and related costs. According to SCE, the Recovery Bond is anticipated to save SCE’s ratepayers an estimated $173.5 million compared to traditional utility financing mechanisms on a net present value basis. The precise amount of savings will depend on several factors that are not known at this time, such as the term and interest rate on the Recovery Bond.

The Recovery Bond principal, interest, and related costs will be recovered via a surcharge called the Fixed Recovery Charge. All consumers of electricity in SCE’s service territory (as described by Pub. Util. Code §§ 850(b)(3) and 850.1(a)(2)) will be required to pay the Fixed Recovery Charge, except for those consumers that are exempt pursuant to Pub. Util. Code § 850.1(i). Pursuant to Pub. Util. Code §§ 850.1(e), the provisions in this Financing Order authorizing the issuance of the Recovery Bond and the recovery of Recovery Bond principal, interest, and certain other Recovery Bond-related costs from consumers are irrevocable.

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This Financing Order also establishes the appropriate procedures for future SCE Recovery Bond Financing Order Applications under Pub. Util. Code § 850.1.

This proceeding is closed.

1.	Background

1.1.	The Statutory Scheme and Factual History

On July 12, 2019, Governor Newsom signed into law Assembly Bill No. 1054 (AB 1054), which amended Division 1, Part 1, Chapter 4, Article 5.8, commencing with § 850 of the Public Utilities Code.1 Public Utilities Code Article 5.8 was later amended by Assembly Bill 1513 and authorizes the issuance of Recovery Bonds.

SCE’s Application is intended to address the handling of Commission-approved “fire risk mitigation capital expenditures” (as stated in § 8386.3(e)). In sum, the first $5 billion of such expenditures by large electrical corporations are subject to Equity Rate Base Exclusion. This is to say, these specific expenditures can be funded by Recovery Bonds that are backed by nonbypassable ratepayer charges (except for those enrolled in the California Alternative Rates for Energy (CARE) or Family Electric Rate Assistance (FERA) programs2). In this way, the expenditures are not part of the utilities’ ratebase and instead more favorable financing terms are available through the sale of Recovery Bonds in the financial market, which is intended to reduce, to the maximum extent possible, the rates that Consumers3 would pay for such expenditures as compared to traditional utility finance mechanisms.

[1]	All statutes referred to herein are from the Public Utilities Code.
[2]	§ 850.1(i) expressly provides that fixed recovery charges must not be imposed on CARE or FERA Consumers.
[3]

§ 850(b)(3) states: “’Consumer’ means any individual, governmental body, trust, business entity, or nonprofit organization that consumes electricity that has been transmitted or distributed by means of electric transmission or distribution facilities, whether those electric transmission or distribution facilities are owned by the consumer, the electrical corporation, or any other party.” For purposes of this Financing Order, Consumer refers to those in Southern California Edison Company’s Service Territory as of the date of this Financing Order.

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In order to exclude such expenditures from their rate base, § 850(a)(2) allows these utilities to request authorization to finance such expenditures, as well as wildfire-related costs and expenses, through a financing order brought pursuant to § 850.1.4 This statute identifies the requirement for the substance, criteria, and timing for processing a utility application for such a financing order.5 This statute also directs the Commission to establish procedures for further such financing orders.6

Here, we are to address Southern California Edison Company’s (SCE) application for a financing order for its initial tranche of fire risk mitigation capital expenditures and wildfire-related costs and expenditures under these statutory provisions. Pursuant to § 3280(n), the Legislature has allocated 31.5 percent of the $5 billion Equity Rate Base Exclusion to SCE, yielding an SCE share of $1.575 billion (Total AB 1054 CapEx). SCE’s Application concerns an initial tranche of $326,981,000 in fire risk mitigation capital expenditures and wildfire-related costs and expenditures (Initial AB 1054 CapEx).

[4]

§ 850(a)(2) authorizes “recovery of costs and expenses related to catastrophic wildfires, including fire risk mitigation capital expenditures identified in subdivision (e) of Section 8386.3… by means of a financing order.”

[5]	§ 850.1(a)(1)(A).
[6]	§ 850.1(a)(1)(B).

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SCE incurred the Initial AB 1054 CapEx pursuant to its Grid Safety and Resiliency Program (GSRP), which is a wildfire risk mitigation program that the Commission approved in decision (D.) 20-04-013. D.20-04-013 authorized SCE’s GSRP capital expenditures and determined those expenditures to be just and reasonable under § 451.2.7 The Initial AB 1054 CapEx consists of the portion of the approved GSRP capital expenditures that SCE incurred on or after August 1, 2019 (the first day of the first month following AB 1054’s effective date). D.20-04-013 approved an applicable rate of return on those costs that would be consistent with their exclusion as wildfire capital expenditures in accordance with § 8386.3(e).8

A notable component of AB 1054 is it enables large electric utilities to securitize these specific types of grid-hardening and wildfire-related capital expenditures and achieve the associated rate benefits described above. To enable such securitization, SCE seeks permission to create a wholly owned yet legally separate subsidiary, designated as a Special Purpose Entity (SPE), as described in Section 2.1. The SPE would exist solely to issue Recovery Bonds.

The Fixed Recovery Charge would be a property right. It would be sold by SCE to the SPE. It would also necessarily include a true-up advice letter mechanism, which would allow for adjustment of the Fixed Recovery Charge at least annually, as required to pay debt service on the Recovery Bond and ongoing financing costs.

[7]

D.20-04-013 approved a settlement of, and closed, SCE’s Application 18-09-002. The decision also expressly found that SCE is to record all GSRP capital and operates and maintenance (O&M) expenditures in its GSRP Balancing Account. (Finding of Fact 33 at 44.)

[8]

D.20-04-013 in Ordering Paragraph 22 at 54. For our purposes in this Financing Order, D.20-04-013’s approval of the application of § 8386.3(e) can be better understood as referring to such rate of return as the equivalent (and as found in this present application) of the Pre-Securitization Debt Financing Costs (as described and defined below): in brief, it means that SCE would have been entitled to receive a revenue requirement for these costs that provided it a rate of return that covered the cost of debt for such expenditure outlays, but which now will be covered as the Pre-Securitization Debt Financing Cost for the Bond.

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The total Recovery Bond amount here at issue would be an Initial AB 1054 CapEx amount of $326,981,000; an estimated $4,805,170 in Pre-Securitization Debt Financing Costs (this is the cost of the debt that SCE is incurring on the $326,981,000 until the Recovery Bond is sold on the financial market); and an estimated $5,355,143 in Upfront Financing Costs (this is the cost of everything related to issuing the Recovery Bond, including the costs of creating the SPE and the legal expenses and consulting costs associated with marketing and issuing the Recovery Bond9,10). Collectively, these three cost categories are referred to as the Authorized Amount of the Recovery Bond.

SCE’s Application is the first of a series of proposed securitization financing transactions. Following this initial financing, SCE intends to seek future financing orders to finance through securitization other § 850 et seq. costs and expenses, including the remainder of the Total AB 1054 CapEx and SCE’s wildfire-related O&M expenses. Pursuant to statutory language addressing establishment of a procedure for the Commission to efficiently review additional such applications in the future, 11 SCE proposes to submit requests for additional financing orders via Tier 3 advice letters, which it would submit after the Commission makes a just and reasonable determination regarding the costs and expenses to be financed through such securitization (Application at 4).

[9]	The complete list of all possible costs that may be applicable in the sale of bonds is codified in § 850(b)(4).
[10]	SCE’s Application proposes that the final amount of Upfront Financing Costs will be submitted for approval by the Commission pursuant to an Issuance Advice Letter.
[11]	§ 850.1(a)(1)(B), in addition to directing the Commission to establish procedures for further such financing orders, requires such further financing order applications to be processed within 180 days.

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This Financing Order is being issued within 120 days of the filing of the Application, in keeping with statutory obligation pursuant to § 850.1(g). The key Public Utilities Code sections that describe the purposes and terms that relate to financing orders are provided in Section 1.3.

1.2.	Procedural History

SCE filed its Application on July 8, 2020. The Application sought approval of a proposed financing order employing the methods identified above, and requesting the Commission to establish certain procedures for future such financing orders. The Application contended that, pursuant to § 850.1(g), the Commission must determine the approval or disapproval of the Application within 120 days if its filing.

Timely protests and responses were received from the Public Advocates Office (Cal Advocates), the Coalition of California Utility Employees (CUE), the Energy Producers and Users Coalition (EPUC), and The Utility Reform Network (TURN). On August 21, 2020, SCE filed a Reply to party protests and response. The Commission also received and granted Motions for Party Status brought by Wild Tree Foundation (Wild Tree) on September 3, 2020, and by the California Large Energy Consumer Association (CLECA) on September 17, 2020. On September 10, 2020, SCE filed its Proof of Rule 3.2 Compliance.

On August 26, 2020, the assigned Administrative Law Judge (ALJ) issued a Ruling outlining the possible proceeding scope of issues and schedule. On September 4, 2020, a Prehearing Conference (PHC) was attended by SCE, Cal Advocates, CUE, EPUC, TURN, and Wild Tree. On September 11, 2020, the assigned Commissioner’s Office issued its Scoping Memo, which set forth the issues and schedule of the proceeding.

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On September 14, 2020, the parties conducted an informal informational meeting. Data requests preceded and succeeded the meeting, to which parties provided responses on an expedited basis in light of the compressed proceeding schedule.

On July 8, 2020, SCE had submitted testimony with exhibits along with its Application filing. On September 14, 2020, SCE submitted supplemental testimony regarding the issue of phased securitization events versus a single securitization event. On September 18, 2020, all other parties submitted their testimony and exhibits. As permitted by Ruling, on September 22, 2020, Wild Tree submitted supplemental testimony regarding phased versus single securitization. As permitted by Ruling, on September 23, 2020, EPUC submitted supplemental testimony regarding the allocation of the Fixed Recovery Charge.

On September 25, 2020, parties filed Opening Briefs. On October 2, 2020, parties filed Reply Briefs. On October 2, 2020, the parties filed a Joint Motion for the Admission of Evidence, which is hereby granted.

On October 2, 2020, the matter was deemed submitted.12

1.3.	Jurisdictional History

The following critical statutory provisions are at issue in this proceeding:

[12]

At the PHC, each party stipulated to a compressed schedule regarding mailing of the Proposed Decision on October 16, 2020, filing of Proposed Decision Comments on October 23, 2020, and filing of Proposed Decision Reply Comments on October 27, 2020, all in service of enabling the Commission to meet and vote on the Proposed Decision in a timely manner on November 5, 2020, 120 days from the date of filing of the Application and in keeping with § 850.1(g).

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850(a)(2): If an electrical corporation submits an application for recovery of costs and expenses related to catastrophic wildfires, including fire risk mitigation capital expenditures identified in subdivision (e) of Section 8386.3, in a proceeding to recover costs and expenses in rates and the commission finds that some or all of the costs and expenses identified in the electrical corporation’s application are just and reasonable pursuant to Section 451, the electrical corporation may file an application requesting the commission to issue a financing order to authorize the recovery of those just and reasonable costs and expenses by means of a financing order, with those costs and expenses being recovered through a fixed charge pursuant to this article…

850(b)(2): “Catastrophic wildfire amounts” means the portion of costs and expenses the commission finds to be just and reasonable pursuant to Section 451.1 or the amount determined pursuant to subdivision (c) of Section 451.2.

850(b)(6): “Financing order” means an order of the commission adopted in accordance with this article, which shall include, without limitation, a procedure to require the expeditious approval by the commission of periodic adjustments to fixed recovery charges and to any associated fixed recovery tax amounts included in that financing order to ensure recovery of all recovery costs and the costs associated with the proposed recovery, financing, or refinancing thereof, including the costs of servicing and retiring the recovery bonds contemplated by the financing order.

850(b)(13): “True-up adjustment” means a formulaic adjustment to the fixed recovery charges as they appear on customer bills that is necessary to correct for any overcollection or undercollection of the fixed recovery charges authorized by a financing order and to otherwise ensure the timely and complete payment and recovery of recovery costs over the authorized repayment term.

850.1(a)(1)(A): Following application by an electrical corporation, the commission shall issue a financing order if the commission determines that the following conditions are satisfied:

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(i) The recovery cost to be reimbursed from the recovery bonds have been found to be just and reasonable pursuant to Section 451 or 451.1, as applicable, or are allocated to the ratepayers pursuant to subdivision (c) of Section 451.2.

(ii) The issuance of the recovery bonds, including all material terms and conditions of the recovery bonds, including, without limitation, interest rates, rating, amortization redemption, and maturity, and the imposition and collection of fixed recovery charges as set forth in an application satisfy all of the following conditions, as applicable:

(I) They are just and reasonable.

(II) They are consistent with the public interest.

(III) The recovery of recovery costs through the designation of the fixed recovery charges and any associated fixed recovery tax amounts, and the issuance of recovery bonds in connection with the fixed recovery charges, would reduce, to the maximum extent possible, the rates on a present value basis that consumers within the electrical corporation’s service territory would pay as compared to the use of traditional utility financing mechanisms, which shall be calculated using the electrical corporation’s corporate debt and equity in the ratio approved by the commission at the time of the financing order.

850.1(a)(1)(B): The electrical corporation may request the determination specified in subparagraph (A) by the commission in a separate proceeding or in an existing proceeding or both. If the commission makes the determination specified in subparagraph (A), the commission shall establish, as part of the financing order, a procedure for the electrical corporation to submit applications from time to time to request the issuance of additional financing orders designating fixed recovery charges and any associated fixed recovery tax amounts as recoverable. The electrical corporation may submit an application with respect to recovery costs that an electrical corporation (i) has paid, (ii) has an existing legal obligation to pay, or (iii) would be obligated to pay pursuant to an executed settlement agreement. The commission shall, within 180 days of the filing of that application, issue a financing order, which may take the form of a resolution, if the commission determines that the amounts identified in the application are recovery costs.

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850.1(b): The commission may establish in a financing order an effective mechanism that ensures recovery of recovery costs through nonbypassable fixed recovery charges and any associated fixed recovery tax amounts from existing and future consumers in the service territory, and those consumers shall be required to pay those charges until the recovery bonds and all associated financing costs are paid in full by the financing entity, at which time those charges shall be terminated. Fixed recovery charges shall be irrevocable, notwithstanding the true-up adjustment pursuant to subdivision (g).

850.1(g): The commission shall establish procedures for the expeditious processing of an application for a financing order, which shall provide for the approval or disapproval of the application within 120 days of the application. Any fixed recovery charge authorized by a financing order shall appear on consumer bills. The commission shall, in any financing order, provide for a procedure for periodic true-up adjustments to fixed recovery charges, which shall be made at least annually and may be made more frequently. The electrical corporation shall file an application with the commission to implement any true-up adjustment.

850(h): Fixed recovery charges are recovery property when, and to the extent that, a financing order authorizing the fixed recovery charges has become effective in accordance with this article, and the recovery property shall thereafter continuously exist as property for all purposes, and all of the rights and privileges relating to that property accorded by this article shall continuously exist for the period and to the extent provided in the financing order, but in any event until the recovery bonds are paid in full, including all principal, premiums, if any, and interest with respect to the recovery bonds, and all associated financing costs are paid in full. A financing order may provide that the creation of recovery property shall be simultaneous with the sale of the recovery property to a transferee or assignee as provided in the application of the pledge of the recovery property to secure the recovery bonds.

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850(i): Recovery costs shall not be imposed upon customers participating in the California Alternative Rates for Energy or Family Electric Rate Assistance programs discount pursuant to Section 739.1.

8386.3(e): The commission shall not allow a large electrical corporation to include in its equity rate base its share, as determined pursuant to the Wildfire Fund allocation metric specified in Section 3280, of the first five billion dollars ($5,000,000,000) expended in aggregate by large electrical corporations on fire risk mitigation capital expenditures included in the electrical corporations’ approved wildfire mitigation plans. An electrical corporation’s share of the fire risk mitigation capital expenditures and the debt financing costs of these fire risk mitigation capital expenditures may be financed through a financing order pursuant to Section 850.1 subject to the requirements of that financing order.

2.	SCE’s Proposed Financing Order

2.1.	SCE’s Proposed Financing Order — Overview

SCE proposes the issuance of the Recovery Bond in the Authorized Amount to occur in the first quarter of 2021. SCE attached its proposed securitization Financing Order as Exhibit D to its Application, and the Securitization is described more fully in SCE’s Exhibits SCE-02 and SCE-03. SCE proposes to form a wholly owned but legally and fiscally independent SPE that would issue the Recovery Bond (and later additional such Recovery Bonds) in the Authorized Amount (i.e., the Initial AB 1054 CapEx, plus the Pre-Securitization Debt Financing Costs, plus the Upfront Financing Costs). The Recovery Bond is proposed as an asset-backed security (ABS), secured by the nonbypassable Fixed Recovery Charge (the Recovery Property). SCE contends that this structure for the transaction would be safe and would obtain the highest possible credit rating from rating agencies and thereby lower the overall cost to its Customers (as asserted in Exhibit SCE-02).

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Regarding the fiscal safety of the transaction, SCE contends that because the Recovery Property would be transferred to the legally separate and “bankruptcy-remote” SPE, the transfer of the Recovery Property is a “true sale” for bankruptcy law purposes, in the event of a future SCE bankruptcy, the Fixed Recovery Charge would not be included in SCE’s bankruptcy estate (in this regard, legal counsel opinion would be created for the rating agencies to rely upon). SCE also contends that, as per AB 1054, the Fixed Recovery Charge will be adjusted at least annually via a Commission approved True-Up Mechanism, and that this would ensure timely recovery of sufficient debt service monies.

Regarding obtaining the highest possible credit rating and thereby lower Consumer costs, SCE states its view that the nature of the transaction provides confidence to the market while making monies available to SCE for the authorized capital expenditures. SCE proposes to contribute equity to the SPE in an amount equal to at least 0.50 percent of the Recovery Bond and transfer title to the Recovery Property. The SPE then would issue the Recovery Bond to investors in the form of notes or bonds which will be administered by a “Bond Trustee.” The Recovery Bond is secured by the Recovery Property. The Recovery Bond sale proceeds (net of Upfront Financing Costs) would then be transferred from the SPE to SCE in payment for the Recovery Property.

SCE contends that the rating agencies will focus on the credit risk associated with the Recovery Property, and that relevant considerations for determining credit risk, and consequently the Recovery Bond’s credit rating, include the true-up mechanism; the SPE’s equity capital; over-collateralization “and other credit enhancements (if necessary);” the risks associated with SCE as the debt-collection servicer and those associated with other third-party debt-collection servicers; “and the legislative and regulatory risks associated with the transaction.” (Application at 15.)

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Regarding how the Fixed Recovery Charge would be allocated to SCE’s Customers, SCE’s proposal includes a specific set of calculations (Exhibit SCE-06). SCE seeks to use the “total distribution” allocation factors adopted in SCE’s most-recent General Rate Case (GRC) Phase 2 proceeding, excluding those Consumers participating in the CARE and FERA programs. Once the Recovery Bond is paid in full, to the extent excess costs were collected, as well as any interest earnings on those amounts, these would be returned to Consumers through a credit in future rates (as described in Exhibit SCE-03).

Regarding the handling of the Recovery Bond sale, SCE’s proposal is to market the Recovery Bond as an ABS through an underwriter that will determine the best means to select the term of the Recovery Bond, the interest rate of the Recovery Bond, and the investor base for the Recovery Bond. Exhibit SCE-02 describes the ABS market as securitizing debt for companies and for consumer classes including credit cards, auto leases, and student loans. It describes the history of utility securitizations and notes that, nationally, there is a total of approximately $56 billion in utility securitizations in the ABS market since their inception (through a total of 74 such ABS sales). This is compared to a total ABS market of approximately $224 billion per year over the past several years.13

[13]	Exhibit SCE -02 at 1-3.

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Critical to obtaining the lowest possible interest rate for such ABS sales is the credit rating assessed by rating agencies for its attendant risk. The highest credit rating is AAA. The rating agencies typically have published methodologies for major asset classes (including utility securitizations) that lay out the qualitative and quantitative analysis the rating agencies conduct when reviewing a transaction.14 Specific factors for utility securitizations may be assurance of the true sale of the Recovery Property (for bankruptcy purposes), the true-up mechanism, and an equity contribution to smooth cash flow.15

SCE also identifies the sources of the Upfront Financing Costs, including servicing fees (i.e., interest paid on the Recovery Bond), on-going administrative fees, bond trust fees, legal and accounting fees, rating agency fees, and SPE operating expenses.16

SCE’s Exhibit SCE-02 explains that at this stage, specific information has not yet been developed as to exactly how this Recovery Bond may be handled. It may a registered public offering with the Securities and Exchange Commission (SEC), or a Rule 144A private placement. The structure of the Recovery Bond — when it matures, or whether it matures in tranches — is not yet knowable. Ultimately, the question of the term of the Recovery Bond and its interest rate will not be known until it is marketed. Underwriters will market the Recovery Bond to “a broad investor base” with its estimated pricing guidance, and using “professional judgment” the underwriters will determine how to sell the Recovery Bond.17 Ultimately, SCE expects the Recovery Bond to have an 18 year term with an interest rate of 2.20 percent.18

[14]	Exhibit SCE-02 at 5-9.
[15]	Exhibit SCE-02 at 9-20.
[16]	Exhibit SCE-02 at 18-20.
[17]	Exhibit SCE-02 at 20-21, 28-30.
[18]	Exhibit SCE-04 at 4 (these figures are without attribution and this is their lone reference).

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In SCE’s proposed Financing Order at Ordering Paragraph 32, the Commission would have until noon on the 4th business day from the date of the Issuance Advice Letter (concerning the critical details of the proposed Recovery Bond sale) to stop the sale for a failure to adhere to the terms of the Financing Order, otherwise the sale would automatically proceed.

SCE argues that the Commission can help to ensure obtaining the highest possible credit rating for the Recovery Bond by including certain provisions in the Financing Order:

1. Confirming that the transfer of the Recovery Property from SCE to the SPE constitutes a “true sale” for bankruptcy law purposes.

2. Confirming that the true-up mechanism will require the Fixed Recovery Charge to be adjusted at least annually, and more frequently if necessary, to guard against collection variation (in the manner described in Exhibit SCE-03 and Exhibit SCE-06).

3. Confirming that there be “flexibility in the Financing Order to provide credit enhancement should market conditions change,” which would functionally mean enabling SCE to over-collateralize the Recovery Bond (i.e., secure the Bond with Recovery Property or other assets in an amount larger than required) based upon input from the rating agencies made at the time the Bond is marketed.

4. Confirming that regarding the servicer’s financial strength and billing and collecting experience, and anticipating an event requiring a third-party to replace SCE as the servicer, the Commission would not approve a third-party servicer without first “making a determination that the approval will not impair the credit rating of any outstanding Recovery Bonds.” (Application at 17). More specifically, SCE requests that the Commission “maintain the current creditworthiness and other requirements set forth in SCE’s Electric Rules applicable to Third-Party Billers who bill and meter electric customers.” (Id.)

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5. Confirming that regarding the nonbypassability of the Fixed Recovery Charge (as mandated §§ 850(b)(7), 850(b)(8), and 850.1(b)), certain steps would be required to ensure compliance with AB 1054 and to assure Recovery Bond investors that Bond payments will continue. More specifically, SCE requests that the Fixed Recovery Charge must be paid by all existing or future Customers in SCE’s Service Territory as it exists as of the date of the Financing Order, regardless of where the Consumer buys electricity. SCE requests that if Consumers depart service or reduce load, they should be treated as “departing load” Consumers under existing tariffs and must continue to pay the Fixed Recovery Charge. SCE requests that in the event of a future municipalization of SCE’s facilities by an entity that does not set retail rates subject to the Commission’s regulation, the Commission would ensure continued payment of Fixed Recovery Charge by placing such conditions on the Commission’s approval of the transaction.19

2.2.	SCE’s Proposed Financing Order — Details

SCE has provided a complete and transparent description of the Recovery Bond and proposed a Recovery Bond transaction structure. As discussed below, SCE acknowledges that the proposed structure is subject to modification, depending upon the marketing of the Recovery Bond and negotiations with the rating agencies that will be asked to rate the Recovery Bond. SCE proposes that

[19]

SCE cites SB 550 (2019) and §§ 851(a), 851(b)(1), and 854.2(b)(1)(F), which, taken together, require the Commission’s authorization for any sale or disposition of a utility’s system or property (via a transaction greater than $5 million), including for any “voluntary or involuntary change in ownership of assets from an electrical or gas corporation to ownership by a public entity.”

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the final structure and terms of the Recovery Bond will be determined by SCE after marketing and after input from the rating agencies and the underwriters, and that the final structure and terms will be described in an Issuance Advice Letter submitted to the Commission and subject to the Commission’s review and ability to stop the sale for a failure to adhere to the terms of the Financing Order, i.e., with four business day notice and the Commission’s opportunity to halt the sale.

Another element of the transaction is added by § 850.1(f), stating that the Recovery Bond authorized by this Financing Order does not constitute a debt or liability of the State of California or any political subdivision thereof, nor does the Recovery Bond constitute a pledge of the full faith and credit of the State or any political subdivisions. In addition, pursuant to § 850.1(f)(2), the issuance of the Recovery Bond shall not directly, indirectly, or contingently obligate the State of California or any political subdivision thereof to levy or to pledge any form of taxation to pay any obligations associated with the Recovery Bond or to make any appropriations for their payment. As required by § 850.1(f)(1), any Recovery Bond shall have written on it a statement to the following effect: “Neither the full faith and credit nor the taxing power of the State of California is pledged to the payment of the principal of, or interest on, this bond.”

To attract a broad range of investors, SCE requests the flexibility to divide the Recovery Bond into several tranches. Each tranche may have a different scheduled final payment date and final legal maturity date. The number of tranches, as well as the principal amount, scheduled final payment dates, and final legal maturity dates of each tranche would be determined at the time the Recovery Bond is priced, to reduce, to the maximum extent possible, the rates that Consumers would pay, and included in an issuance advice letter submitted

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with the Commission after pricing. As described in Exhibit SCE-03, the Recovery Bond may have an initial payment period longer than other payment periods to accommodate the longer time period between the close of the transaction and the implementation of the Fixed Recovery Charge in bills due to a limitation resulting from SCE’s transition to a new billing system in the first half of 2021 (as described in Exhibit SCE-06).

SCE proposes in Exhibit SCE-03 that the Recovery Bond be issued by a SPE that is owned by SCE in a transactional structure described below. The Recovery Bond will be secured by Recovery Property which § 850(b)(11) defines as the right, title and interest of SCE: (i) in and to Fixed Recovery Charges, including all rights to obtain adjustments to Fixed Recovery Charges in accordance with Public Utilities Code Article 5.8 and this Financing Order, and (ii) to be paid the amount that is determined in a Financing Order to be the amount that SCE is lawfully entitled to receive pursuant to the provisions of Public Utilities Code Article 5.8 and the proceeds thereof, and in and to all revenues, collections, claims, payments, moneys, or proceeds of or arising from the Fixed Recovery Charge. Public Utilities Code Article 5.8 requires the Commission to set these rates at a level that provides sufficient funds to timely pay debt service on the Recovery Bond and other Financing Costs.

SCE proposes to transfer the Recovery Property via a true sale and absolute transfer to an SPE that is legally separate and bankruptcy remote from SCE. This ensures that if SCE ever becomes bankrupt, the Recovery Property will not be included in SCE’s bankruptcy estate. Rather, the revenues from the Recovery Property will continue to be available to pay the debt service on the Recovery Bond and other Ongoing Financing Costs. The Recovery Bond will be issued under an indenture and administered by a Bond Trustee. The Recovery

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Property as well as all other rights and assets of the SPE (Bond Collateral) will be pledged to the Bond Trustee for the benefit of the holders of the Recovery Bond and to secure payment of debt service on the Recovery Bond and other Ongoing Financing Costs. Holders of the Recovery Bond secured by this Bond Collateral may exercise all remedies pursuant to this security interest if there is a default.

SCE proposes to contribute equity to the SPE equal to at least 0.50 percent of the initial aggregate principal amount of the Recovery Bond. The SPE equity will be pledged as Bond Collateral to secure the Recovery Bond and will be deposited into a capital subaccount (described below) held by the Bond Trustee. This equity contribution is a requirement of the Internal Revenue Service (IRS) in order to characterize the Recovery Bond as obligations of SCE for Federal income tax purposes.

To fund the acquisition of the Recovery Property, the SPE will issue the Recovery Bond to investors. The proceeds (net of Upfront Financing Costs) from the Recovery Bond will be transferred from the SPE to SCE as payment of the purchase price for the Recovery Property.

The following diagram illustrates the Recovery Bond transaction structure SCE requests we approve by this Financing Order:

Recovery Bond Transaction Structure

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The Bond Trustee would retain all Fixed Recovery Charge collections received from SCE in a collection account and distribute these funds to make scheduled principal and interest payments on the Recovery Bond and to pay other Ongoing Financing Costs in accordance with the Recovery Bond indenture “waterfall” provisions. SCE anticipates that the collection account would include three subaccounts: (1) a general subaccount to hold revenues and investment earnings pending application under the indenture waterfall provisions (the “general subaccount”), (2) a capital subaccount to hold the equity capital contribution made by SCE (the “capital subaccount”), and (3) an excess funds subaccount to hold revenues and investment earnings collected in excess of amounts necessary to pay principal, interest and other Ongoing Financing Costs (the “excess funds subaccount”). The collection account may also contain additional accounts to accommodate any credit enhancements (including any over-collateralization subaccount) approved in an Issuance Advice Letter. The Bond Trustee would invest all Fixed Recovery Charge collections in investment grade short-term debt securities that mature on or before the next Recovery Bond payment date. Any investment earnings would be retained in the collection account to pay principal, interest, or other Ongoing Financing Costs. If any funds remain in the collection account after distributions are made on a Recovery Bond payment date, they would be credited to the excess funds subaccount. These amounts in the excess funds subaccount as well as the capital subaccount would be available to pay principal, interest, or other Ongoing Financing Costs as they come due. Any excess monies in the excess funds subaccount would be used to offset and reduce the Fixed Recovery Charge on the next Fixed Recovery Charge adjustment date.

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Upon payment in full of the Recovery Bond and the discharge of all Ongoing Financing Costs, amounts remaining with the Bond Trustee would be distributed in the following order of priority: first, an amount equal to SCE’s initial equity contribution into the capital subaccount, together with any required rate of return, would be paid to SCE, and second, all other amounts held by the Bond Trustee in any fund or account (including any over-collateralization account) would be returned to SCE, and such amounts, together with any Fixed Recovery Charge revenues thereafter received by SCE, would be credited to Consumers through normal ratemaking processes.

SCE proposes that the Commission would have full access to the books and records of the SPE, that SCE would not make any profit from the SPE, provided that, as requested by SCE and as described in Exhibit SCE-03, it would be entitled to receive a return on its equity contribution equal to the weighted average interest rate on the Recovery Bond. The equity contribution will be deposited in the capital subaccount. The return owed to SCE will be payable as an Ongoing Financing Cost from Fixed Recovery Charge revenues after payment of debt service on the Recovery Bond and all other Ongoing Financing Costs.

In Exhibit SCE-03 SCE has testified that to obtain the highest possible credit ratings for the Recovery Bond, the SPE and the assets backing the Recovery Bond must be legally separate from SCE’s bankruptcy estate. To ensure legal separation, SCE proposes that the SPE: (i) include restrictions in its organizational documents limiting the activities of the SPE to the issuance of the Recovery Bond and related activities and eliminating the SPE’s ability to voluntarily file for bankruptcy, (ii) provide for the appointment of one or more independent directors to the SPE board, and (iii) provide for the payment of servicing and administration fees adequate to compensate SCE or any successor servicer for their costs of providing service.

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In connection with the transaction, SCE will provide to the rating agencies an opinion from its legal counsel that: (1) the transfer of the Recovery Property from SCE to the SPE constitutes a “true sale” for bankruptcy purposes, and (2) the SPE will not be substantively consolidated with SCE for bankruptcy purposes. This legal opinion will provide assurance to the rating agencies that the SPE’s assets (including the Recovery Property) will not be part of SCE’s bankruptcy estate, and thus not be available to creditors, should SCE subsequently commence bankruptcy.

In Exhibit SCE-03, SCE has further requested that the SPE be authorized to obtain additional credit enhancements to ensure repayment of the Recovery Bond in the form of an over-collateralization subaccount if the rating agencies require over-collateralization to receive the highest possible credit rating on the Recovery Bond, or if the all-in cost of the Recovery Bond with the over-collateralization would be less than without the over-collateralization. Over-collateralization is a credit enhancement technique in which amounts collectible in relation to a financial asset exceed the required payments on security, ensuring investors timely payment. The required amount of over-collateralization, if any, would be collected as an Ongoing Financing Cost payable from the Fixed Recovery Charge. The over-collateralization requirement, if any, would be sized based upon input from the rating agencies indicating the amount necessary to achieve the highest possible credit rating. Any over-collateralization that would be collected from Consumers in excess of total debt service and other Ongoing Financing Costs would be the property of the SPE, subject to discussion below.

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SCE also requested that the SPE be authorized to obtain Recovery Bond insurance, letters of credit, and similar credit-enhancing instruments, but only if required by the rating agencies to achieve the highest possible credit rating on the Recovery Bond, or if the all-in cost of the Recovery Bond with these other credit enhancements would be less than without the enhancements.

SCE has testified that it does not anticipate requiring any external credit enhancements described in the preceding paragraph. Further, based upon current market conditions, SCE does not anticipate being required by the rating agencies to establish an overcollateralization subaccount, but to the extent such an account is required, the exact amount and timing of the Fixed Recovery Charge collection necessary to fund the over-collateralization would be determined before the Recovery Bond is issued and approved through the Issuance Advice Letter process.

As provided in § 850.1(b)(4), Financing Costs include costs associated with the issuance and credit support of the Recovery Bond, including without limitation, underwriting fees and expenses, legal fees and expenses (including those associated with this financing application), rating agency fees, accounting fees and expenses, company’s advisory fee, servicer set-up costs, SEC registration fees, § 1904 fees, printing and EDGARizing expenses, 20 trustee / trustee counsel fees and expenses, original issue discount, any Commission costs and expenses, and other miscellaneous costs approved in this Financing Order (collectively, Upfront Financing Costs). Upfront Financing Costs include reimbursement to SCE for amounts advanced for payment of such costs. Upfront Financing Costs may also include the costs of credit enhancements including the cost of purchasing a letter of credit or bond insurance policy; however, SCE does not anticipate that any such credit enhancement will be cost effective or required.

[20]	EDGARization is the process of converting original documents — MS Word, MS Excel, PDF, etc. — into acceptable SEC format.

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SCE proposes to recover the Upfront Financing Costs from the proceeds of the Recovery Bond. In Exhibit SCE-03, SCE estimates the Upfront Financing Costs to be approximately $5,355,143. A list of the Estimated Upfront Financing Costs is provided as an attachment to the Application.

SCE has testified that its estimates of the Upfront Financing Costs are subject to change, as the costs are dependent on the timing of issuance, market conditions at the time of issuance, and other events outside SCE’s control, such as possible litigation, incremental legal fees resulting from protracted resolution of issues, possible review by the Commission, delays in the SEC registration process, and rating agency fee changes and requirements. When the Recovery Bond is sized and priced, Upfront Financing Costs would be updated and included in the Issuance Advice Letter.

SCE proposes in Exhibit SCE-03 that if the estimated Upfront Financing Costs included in the Issuance Advice Letter exceed actual Upfront Financing Costs, any excess would be credited to the excess funds subaccount and used to offset the revenue requirement in the next routine Fixed Recovery Charge true-up calculation. In the event that the actual Upfront Financing Costs exceed the estimated amount included in the Issuance Advice Letter, the shortfall amount may be recovered in the next routine true-up adjustment for the Fixed Recovery Charge.

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SCE has testified in Exhibit SCE-03 that the Recovery Bond transaction will be structured to be a “Qualifying Securitization” pursuant to IRS Revenue Procedure 2005-62 to achieve two important tax objectives. First, to lower overall taxes, the SPE will be treated as part of SCE for Federal income tax purposes, and not as a separate entity responsible for paying its own taxes. Second, to avoid an immediate taxable gain when SCE transfers the Recovery Property to the SPE, the transfer will not be treated as a sale for Federal income tax purposes. Instead, the Recovery Bond will be treated as SCE’s own debt for Federal income tax purposes. As materially relevant to the Recovery Bond transaction, California income and franchise tax law currently conforms to U.S. federal income tax law, including but not limited to, IRS Revenue Procedure 2005-62.

SCE proposes that it be authorized to structure the Recovery Bond transaction to meet the elements of a “Qualifying Securitization” pursuant to IRS Revenue Procedure 2005-62 such that: (1) the SPE shall be a wholly owned subsidiary of SCE and capitalized with an equity interest as deemed appropriate and legally necessary by the Finance Team; (2) the Recovery Bond shall be secured by the Recovery Property; (3) the Fixed Recovery Charge shall be nonbypassable and payable by Consumers within SCE’s Service Territory; and (4) payments on the Recovery Bond shall be on a semiannual basis except for the initial payment period which may be shorter or longer.

Public Utilities Code Article 5.8 provides that this Commission may allow fixed recovery tax amounts for any portion of the SCE’s Federal and State of California income and franchise taxes associated with the Fixed Recovery Charge, and not financed from proceeds of the Recovery Bond. As described in Exhibit SCE-05, SCE has testified that it anticipates receiving a small accumulated deferred income tax savings. Therefore, SCE does not contemplate the need for a separate fixed recovery tax amount (as defined in § 850(a)(8)). Moreover, because this accumulated deferred income tax savings will be small and may be eliminated by net cash flow deficits in later years, SCE proposes to track these tax implications outside of the securitization using standard ratemaking mechanisms. SCE states that it may use this same approach for other securitizations described in Exhibit SCE-07, but may also change how taxes are incorporated in future securitizations based on the facts and circumstances specific to those transactions.

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As described in Exhibit SCE-06, the Initial AB 1054 CapEx represents distribution infrastructure related expenditures that would, but for securitization, be allocated to Consumers based on total distribution revenue allocation factors. This proposal would reflect SCE’s most-recently approved sales forecast, and as available, a pending forecast for any period not covered by the most recently approved sales forecast.

Public Utilities Code Article 5.8 authorizes SCE to recover Recovery Bond debt service and other Ongoing Financing Costs via the Fixed Recovery Charge. As described in Exhibit SCE-06, SCE proposes a methodology to allocate Recovery Costs among Customer Classes, and to calculate and adjust the Fixed Recovery Charge.

Public Utilities Code Article 5.8 requires the Commission to create an “effective mechanism” to ensure the recovery of all Recovery Costs through the imposition of the Fixed Recovery Charge, which must be paid by all Consumers until the Recovery Bond and all other Ongoing Financing Costs are paid in full by the SPE (pursuant to § 850.1(b)). To create this “effective mechanism,” Public Utilities Code Article 5.8 authorizes the Commission to provide a procedure to make adjustments to the Fixed Recovery Charge at least annually, although adjustments may be made more frequently, to ensure timely recovery of the principal and interest on all Recovery Bond and all other Ongoing Financing Costs (pursuant to § 850.1(e) and (g)). To satisfy these statutory requirements, SCE proposes in its testimony a “True-Up Mechanism” that will allow the Fixed

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Recovery Charge to be adjusted (i) annually to correct any over-collection or under-collection of the Fixed Recovery Charge and (ii) more frequently, if necessary, to ensure that the Fixed Recovery Charge provides sufficient funds to timely pay principal and interest on the Recovery Bond and other Ongoing Financing Costs of the Recovery Bond.

SCE requests that the Commission approve use of an advice letter process to implement these periodic true-up adjustments. This well-established approach has been used in connection with prior issuances of Energy Recovery Bonds and Rate Reduction Bonds and will create efficiencies for the Commission and its staff. For the avoidance of doubt, the Commission’s authority under Public Utilities Code Article 5.8 and pursuant to § 850.1(g) to authorize periodic true-up adjustments persists until the Recovery Bond and all Ongoing Financing Costs are fully paid and discharged, and does not expire like the Commission’s authority to issue financing orders in the first instance under § 850.6.

All true-up adjustments to the Fixed Recovery Charge will ensure the billing of Fixed Recovery Charge necessary to correct for any over-collection or under-collection of the Fixed Recovery Charge authorized by this Financing Order and to otherwise ensure the timely provision and payment of all scheduled (or legally due) payments of principal (including, if any, prior scheduled but unpaid principal payments) and interest on the Recovery Bond, together with the timely payment of all other Ongoing Financing Costs for each of the two payment periods (generally six months) following the effective date of the initial or adjusted Fixed Recovery Charge. This revenue requirement is referred to as the Periodic Payment Requirement. True-up submissions will be based upon the cumulative differences, regardless of the reason, between the Periodic Payment Requirement and the actual amount of Fixed Recovery Charge collections remitted to the Bond Trustee for the Recovery Bond. This will result in adjustments to the Fixed Recovery Charge to correct for over-collections or under-collections.

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SCE proposes to submit annual Routine True-Up Mechanism Advice Letters with a complete accounting of the historical over-collection and under-collection of the Fixed Recovery Charge at least 30 days before the annual adjustment date specified in the Issuance Advice Letter (the Fixed Recovery Charge Annual Adjustment Date) until the Recovery Bond and all other Ongoing Financing Costs have been paid in full. These submissions are meant to ensure that the actual Fixed Recovery Charge collections are neither more nor less than the amount required to repay the Recovery Bond and all other Ongoing Financing Costs. Because these annual Routine True-Up Mechanism Advice Letters should be ministerial, they are proposed as Tier 1 advice letters so as to enable SCE’s revision to the annual Routine True-Up to go into effect on the Fixed Recovery Charge annual adjustment date.

As requested by SCE, the Routine True-Up Mechanism Advice Letters and Non-Routine True-Up Mechanism Advice Letters would calculate a revised Fixed Recovery Charge for the Recovery Bond using the cash flow model described in an attachment to the Application, or a revised cash flow model as described in a Non-Routine True-Up Mechanism Advice Letter as applicable, which would reflect the following adjustments:

•

An adjustment would be made for the amount of any funds held by the Trustee in the general subaccount or the excess funds subaccount as of date no earlier than fifteen business days prior to the calculation date (the “Calculation Cut-Off Date”).

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•

Forecasted sales for the remainder of the current year and for the subsequent year, if applicable, to reflect SCE’s most-recently approved sales forecast, as available, and SCE’s pending sales forecast for any period not covered by the most recently- approved sales forecast.

•	Estimated Ongoing Financing Costs would be modified to reflect actual costs.

•	An adjustment would be made to reflect any change in the write-off policy.

•	An adjustment would be made to reflect any change in the average days sales outstanding, including any anticipated delay or acceleration of the collection of Consumer bills.

•	An adjustment would be made to reflect Fixed Recovery Charge collections that would be received at the existing tariff rate after the Calculation Cut-Off Date.

In its testimony in Exhibits SCE-03 and SCE-06, SCE has described numerous costs and benefits associated with the Recovery Bond that will be flowed through to Consumers of electricity via other ratemaking processes. The specific costs and benefits that will be addressed in other rate making proceedings will be:

1. The cost of franchise fees and property taxes assessed by the cities and counties, as described in Exhibit SCE-06, associated with the Fixed Recovery Charge and any applicable property tax associated with the capital expenditures excluded from SCE’s equity rate base and recovered through the Recovery Bond are to be recovered.21 SCE proposes to record these amounts in the distribution sub-account of SCE’s Base Revenue Requirement Balancing Account (BRRBA) for recovery from Consumers.

[21]

Because the capital expenditures recovered through the Recovery Bond are excluded from SCE’s equity rate base, any applicable property taxes will not be captured in SCE’s General Rate Case and will thus need to be recovered through a separate entry in the BRRBA.

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2. The benefit of any surplus funds held by the Bond Trustee. The Bond Trustee will hold the Fixed Recovery Charge revenues used to repay the Recovery Bond and all Ongoing Financing Costs. To the extent the Bond Trustee earns interest in excess of its obligations under the financing agreements, that interest will be held in the excess funds subaccount and used to reduce future Fixed Recovery Charge requirements. Upon repayment of the Recovery Bond, if a balance remains in the collection account, or any subaccount, that balance will be returned to Consumers in the following order of priority: first, an amount equal to SCE’s initial equity contribution into the capital subaccount, together with any required rate of return, would be paid to SCE, and second, all other amounts held by the Bond Trustee in any fund or account (including any over-collateralization account) would be returned to SCE, and such amounts, together with any Fixed Recovery Charge revenues thereafter received by SCE, would be credited to Consumers through normal ratemaking processes.

In Exhibit SCE-01, SCE proposes to remove from SCE’s ratemaking capital structure the securitized debt as the SPE will have the legal obligation to repay the Recovery Bond from Fixed Recovery Charge revenues. However, for financial reporting purposes, the securitized debt will be consolidated and recorded as a liability on SCE’s consolidated financial statements. Because § 8386.3(e) requires that Total AB 1054 CapEx be excluded from SCE’s “equity rate base,” these accounting entries do not properly reflect SCE’s debt and equity balances that finance rate base. Accordingly, SCE proposes to exclude from SCE’s ratemaking capital structure the securitized debt.

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As required by Public Utilities Code Article 5.8, §§ 850(b)(7) and 850.1(b), the Fixed Recovery Charge shall be nonbypassable and recovered from existing and future Consumers in SCE’s Service Territory other than Consumers in Exempt Fixed Recovery Charge Customer Classes. In addition, Consumers that no longer take transmission and distribution retail service from SCE after the date of this Financing Order, or that meet relevant criteria in applicable tariffs, are departing load (DL) Consumers. The Fixed Recovery Charge is applicable to current SCE Consumers that become DL Consumers after the date of the Financing Order. For these DL Consumers on Transferred Municipal Departing Load (TMDL) or New Municipal Departing Load (NMDL) schedules, SCE proposes to calculate the Fixed Recovery Charge-related amounts that would need to be paid, using an approach that is consistent with the method currently in place for calculation of TMDL and NMDL obligations.

As contemplated by Public Utilities Code Article 5.8 (§§ 850.1(b), 850.1(e), and 850.2), SCE proposes to act as the initial servicer for the Recovery Bond, and the Recovery Property and the Fixed Recovery Charge would be pledged to secure the Recovery Bond.

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As servicer, SCE would be responsible for determining Consumers’ electricity usage, billing, collecting, and remitting the Fixed Recovery Charge to the Bond Trustee, and submitting Routine True-Up Mechanism Advice Letters and Non-Routine True-Up Mechanism Advice Letters as described above. To the extent Consumers of electricity in SCE’s Service Territory are billed by Electric Service Providers (ESPs) or another utility or entity (collectively, Third-Party Billers), SCE proposes to bill these Third-Party Billers, as the case may be, for the Fixed Recovery Charge, and the Third-Party Billers will be obligated to remit Fixed Recovery Charge revenues to SCE. As servicer, SCE will remit estimated Fixed Recovery Charge revenues, on behalf of the SPE, to the Bond Trustee.

The Bond Trustee will be responsible for making principal and interest payments to Recovery Bond investors and paying other Ongoing Financing Costs, and will hold and apply such revenue as described under “Recovery Bond Transaction Structure” above. As servicer, SCE will remit Fixed Recovery Charge revenues in accordance with the servicing agreement to the Bond Trustee. The SPE would own legal title to, and all equitable interest in, the Recovery Property, including the Fixed Recovery Charge, and SCE will be legally obligated to remit all Fixed Recovery Charge revenues to the Bond Trustee.

SCE expects the rating agencies to require SCE to remit the estimated Fixed Recovery Charge revenues to the Bond Trustee on a daily basis to avoid an adverse impact on the Recovery Bond credit ratings. Accordingly, SCE expects to remit estimated Fixed Recovery Charge revenues to the Bond Trustee on a daily basis and within two business days of the date SCE projects it would have received such payments based on its collection history to avoid an adverse impact on the Recovery Bond credit ratings. Estimated Fixed Recovery Charge daily remittances would be based on daily billed amounts, delinquency patterns, and the average number of days Consumer bills remain outstanding.

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Over the life of the Recovery Bond, SCE would prepare a monthly servicing report for the Bond Trustee that shows the estimated Fixed Recovery Charge revenues by month. The Bond Trustee (acting on behalf of the SPE) will have a legal right to only the amount of actual Fixed Recovery Charge collections. For greater accuracy, estimated Fixed Recovery Charge collections will be based on Consumer payment patterns. Not less often than semi-annually (or in the case of the first year after the Recovery Bond issuance, following the first payment date) SCE will compare actual Fixed Recovery Charge collections to the estimated Fixed Recovery Charge revenues that have been remitted to the Bond Trustee. Such reconciliation would be conducted within 60-days following the end of such semi-annual (or initial payment) period. SCE may calculate actual Fixed Recovery Charge collections based upon delinquency and payment patterns (days sales outstanding) during such six-month (or initial) period. The difference between the estimated Fixed Recovery Charge revenues and the actual Fixed Recovery Charge collections, if there has been an over-remittance to the Bond Trustee, would be netted against the following month’s remittance(s) to the Bond Trustee, or, if there has been an under-remittance to the Bond Trustee, would be deposited with the Bond Trustee by SCE within ten days.

SCE has also proposed that amounts collected that represent partial payments of a Consumer’s bill will be allocated between the Bond Trustee and SCE based on the ratio of the billed amount for the Fixed Recovery Charge to the total billed amount. SCE states that this reconciliation and allocation methodology is an important bankruptcy consideration in determining the true sale nature of the transaction. In the event of any default by the Servicer, the Trustee (on behalf of the SPE) will be entitled to receive a reconciliation of estimated collections and remittances to the Trustee (described above) and actual collections of the Fixed Recovery Charge, including an allocation of partial payments based upon this pro-rata allocation methodology.

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SCE has further proposed that in the event Additional Recovery Bonds are issued by Additional SPEs, the Fixed Recovery Charge should be allocated pro rata between the Bond Trustees for each series.

SCE has represented that in order to obtain the necessary true sale and bankruptcy opinions, the SPE must pay a servicing fee to SCE that is set at a level that constitutes fair and adequate consideration sufficient to obtain the true sale and bankruptcy opinions required for the Securitization. To satisfy this requirement, SCE proposes to charge an annual servicing fee of $168,571 (representing a servicing fee of 0.05 percent of the presumed initial principal Recovery Bond amount of $337,141,000), plus out-of-pocket expenses (e.g., legal, accounting fees), to cover SCE’s incremental costs and expenses in servicing the Recovery Bond.

SCE points out that in the event that it fails to perform its servicing functions satisfactorily, as set forth in the Servicing Agreement, or is required to discontinue its billing and collecting functions, a successor servicer acceptable to the Bond Trustee, acting on behalf of the Recovery Bond holders, and approved by the Commission will replace it. SCE points out that the credit quality and expertise in performing servicing functions will be important considerations when appointing a successor servicer to ensure the credit ratings for the Recovery Bond are maintained. SCE believes that the remedy of allowing the Commission to sequester the Fixed Recovery Charge in the cases of certain events of default under the Servicing Agreement upon the application of the Bond Trustee, as permitted by § 850.3(e), will also enhance the credit quality of the Recovery Bond.

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Although SCE will act as servicer, it is possible that Third-Party Billers will bill and collect the Fixed Recovery Charges from some Consumers. To the extent SCE’s Consumers of electricity are billed by Third-Party Billers, SCE proposes to bill these Third-Party Billers for the Fixed Recovery Charge, with the Third-Party Billers being obligated to remit Fixed Recovery Charge collections to SCE. SCE would remit estimated Fixed Recovery Charge collections to date, on behalf of the applicable SPE, to the Bond Trustee. These Third-Party Billers should meet minimum billing and collection experience standards and creditworthiness criteria. Otherwise the rating agencies might impose additional credit enhancement requirements or assign lower credit ratings to the Recovery Bond. Therefore, SCE requests that Third-Party Billers that bill and collect the Fixed Recovery Charge satisfy the creditworthiness and other requirements applicable to ESPs that meter and bill electric Consumers as set forth in SCE’s Electric Rule 22.P., “Credit Requirements.”

3.	Discussion

3.1.	The Recovery Costs Sought to be Reimbursed are Just and Reasonable

The first requirement for approval of SCE’s Application is a finding that “The recovery cost to be reimbursed from the recovery bonds have been found to be just and reasonable pursuant to Section 451…” This is a requirement set forth in § 850.1(a)(1)(A)(i). Here, that requirement is considered in light of the findings in D.20-04-013.

SCE’s Application seeks the Initial AB 1054 CapEx tranche of $326,981,100 pursuant to its GSRP wildfire risk mitigation program. In D.20-04-013, the Commission authorized SCE’s GSRP capital expenditures and determined those expenditures to be just and reasonable under § 451.2. The Initial AB 1054 CapEx consists of the portion of the approved GSRP capital expenditures that SCE incurred on or after August 1, 2019, and that decision also approved SCE’s recovery of the cost of debt on those expenditures, consistent with § 8386.3(e), in finding that these were wildfire capital expenditures.22

[22]	D.20-04-13, Finding of Fact 53 at 48 adopting the proposed settlement, and Ordering Paragraph 22 at 45 articulating the handling of the GSRP costs handling and accounting.

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§ 850(a)(2) authorizes the recovery of various wildfire related costs and expenses, including fire risk mitigation capital expenditures described in § 8386.3(e), by means of a financing order. § 850(a)(2) states in operative part that an electrical utility can recover such costs as SCE is seeking here if “the commission finds that… the costs and expenses identified…are just and reasonable pursuant to section 451… by means of a financing order, with those costs and expenses being recovered through a fixed charge pursuant to this article.” As indicated in the cited portions of D.20-04-013, that decision provides support for the just and reasonable expenditures and costs SCE is asserting in this proceeding.

In evaluating a settlement, the Commission is guided by Rule 12.1(d), which requires that the settlement be reasonable in light of the whole record, consistent with law, and be in the public interest. Generally, the parties’ evaluation carries material weight in the Commission’s review of a settlement, however, our duty to fix just and reasonable rates requires that the final responsibility to support and interpret the decision rests with us…

The Settlement Agreement largely resolves each and every issue identified in the Scoping memo issued on May 9, 2019, addresses issues raised in protests, and is a reasonable resolution of these issues…

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Southern California Edison will also continue the monthly reporting consultation and notice requirements set forth in Ordering Paragraphs 5 through 8 of D.19-01-091 through the end of 2020. Southern California Edison will file a Tier 2 advice letter within 60 days of the approval of this Settlement Agreement to establish the Grid Safety and Resiliency Program Balancing Account and provide the updated annual Grid Safety and Resiliency Program revenue requirements adjusted, if necessary, given the 2018 GRC decision and AB 1054, including but not limited to newly created section 8386.3(e) of the Public Utilities Code…

In conclusion, the Settlement Agreement fairly resolves all issues in this proceeding, and complies with Rule 12.1(d). Accordingly, the Commission should adopt the Settlement Agreement…

The decision… establishes a Grid Safety and Resiliency Program Balancing Account to record all revenue requirements associated with the Grid Safety and Resiliency Program capital and O&M expenditures and allow Southern California Edison recovery of approved costs associated with implementing this program. Unspent funds in that account will be returned to ratepayers while costs exceeding the agreed-to and established by this decision will be subject to a reasonableness review. 23

D.20-04-013 approved a settlement proposed by several parties, including SCE, Cal Advocates, and TURN, each a party to the present action. Here, no party has argued that the costs SCE seeks to recover are either unreasonable, unjust, or inapplicable to either §§ 451, 850(a)(2), or 850.1(a)(1)(A)(i). Therefore, after review, for the reasons and findings identified in D.20-04-013, we adopt those reasons and findings and conclude that SCE’s sought expenditures and costs are just and reasonable under §§ 451, 850(a)(2), and 850.1(a)(1)(A)(i).

[23]

These citations are found at pages 27, 31, 32, 36, and 40 of D.20-04-013. We note that SCE’s Operations and Maintenance (O&M) costs were part of this approved Settlement Agreement, were expressly called out in Findings of Fact 26, 27, 33, 34, 37, 39, 41, and 45. In this proceeding, no parties have objected to SCE’s O&M costs.

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3.2.	The Proposed Recovery Bond is Just and Reasonable

The second requirement for approval of SCE’s Application is a finding that “The issuance of the recovery bonds, including all material terms… are just and reasonable.” This requirement is set forth in § 850.1(a)(1)(A)(ii)(I). Here, that requirement is met through a general finding of the inherent value of Recovery Bond in this context, and a discussion of the details of the Recovery Bond at issue will be conducted in Section 3.4 below (so as to enable a complete review of all Recovery Bond details in a single discussion section in a thorough and organized manner).24

“Just and reasonable” is the criteria long familiar to the Commission in its application of the standard set forth by the Legislature in § 451. In pertinent part, that statute reads as follows:

All charges demanded or received by any public utility… for any product or commodity furnished… or any service rendered… shall be just and reasonable…

Every public utility shall furnish and maintain… just, and reasonable service, instrumentalities, equipment, and facilities… as are necessary to promote the safety, health, comfort, and convenience of its patrons, employees, and the public.

All rules made by a public utility affecting or pertaining to its charges or service to the public shall be just and reasonable.

[24]

§ 850.1(a)(1)(A)(ii)(I) articulates some of the aspects of the Recovery Bond to be reviewed and considered, including “interest rates, rating, amortization redemption, and maturity, and the imposition and collection of fixed recovery charges…” Because these, and other Recovery Bond aspects, must be effectively reviewed under the more encompassing umbrella of § 850.1(a)(1)(A)(ii)(III), it is more logical to address all such financial issues in that section.

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Here, the broader issue concerns the Legislature directing the Commission to address the value of Recovery Bonds as compared to “traditional utility financing mechanisms,” as that term is found in § 850.1(a)(1)(A)(ii)(III). While reserving the analysis of the Application’s details to Section 3.4 below, we can conclude that in concept, and in consideration of the legislative mandate to enable such Recovery Bonds, the issuance of the Recovery Bonds is just and reasonable, in that it clearly works to enhance utility safety and reliability, and SCE has made a showing that it will reduce costs compared to traditional utility financing mechanisms.

We note that, while the parties dispute details of how to ensure the sale of the Recovery Bond issued pursuant to this Financial Order will reduce rates on a present value basis to the maximum extent possible compared to using traditional utility financing mechanisms,25 no party argues that SCE’s proposed Recovery Bond contain structural or conceptual flaws that would make issuing that Recovery Bond unjust or unreasonable.

Therefore, while we will adopt an appropriate mechanism to provide for review of the specifics of the Application’s proposed Recovery Bond, we can find that the nature of the Application’s proposed Recovery Bond is just and reasonable.

3.3.	The Proposed Recovery Bond is in the Public Interest

The third requirement for approval of SCE’s Application is a finding that “The issuance of the recovery bonds, including all material terms… are consistent with the public interest.” This requirement is set forth in § 850.1(a)(1)(A)(ii)(II). Here, that requirement is met through a general finding of the inherent value of the Recovery Bond in this context, and a discussion of the details of the Recovery Bond at issue will be conducted in Section 3.4 (so as to enable a complete review of all Recovery Bond details in a single discussion section in a thorough and organized manner, as noted in Section 3.2).

[25]	E.g., Wild Tree Opening Brief at 7.

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“Consistent with the public interest” is tantamount to a finding that a proposed transaction is in the public interest, and the Commission has considerable experience applying this test in furtherance of certain statutory provisions.26 Applying the standards found in those provisions, the Commission can review whether proposed transactions “provide short-term and long-term economic benefits to ratepayers,” “maintain the safe and reliable operation of the utility,” “maintain or improve the financial condition of the… utility,” and “maintain or improve the quality of service to public utility ratepayers.”27

Here, the broader issue concerns the Legislature directing the Commission to address the value of Recovery Bonds as compared to “traditional utility financing mechanisms,” as that term is found in § 850.1(a)(1)(A)(ii)(III). While reserving the analysis of the Application’s details to Section 3.4, we can conclude that in concept, and in consideration of the legislative mandate to enable such Recovery Bonds, the Application is generally consistent with the public interest, in that it clearly works to provide economic benefit to ratepayers, maintain and improve the utility’s safety and reliability, maintains or improves the financial condition of the utility, and maintains or improves the quality of service to the ratepayers, while reducing costs compared to traditional utility financing mechanisms, as demonstrated in the next section.

[26]	The phrase “public interest” is language that appears in §§ 852, 853, and 854, regarding proposed public utility transactions.
[27]	Applying descriptions found in § 854(b)(1), § 854(b)(4), § 854(c)(1), § 854(c)(2), respectively.

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We note that, while the parties dispute details of how best to ensure the sale of a Recovery Bond issued pursuant to this Financing Order will reduce rates on a present value basis to the maximum extent possible compared to the use of traditional utility financing mechanisms, no party argues that SCE’s proposed Recovery Bond contain structural or conceptual flaws that would make them inconsistent with the public interest.

Therefore, while we will adopt an appropriate mechanism that will provide for a review of the specifics of the Application’s proposed Recovery Bond, we can find that the nature of the Application’s proposed Recovery Bond is consistent with the public interest.

3.4.	The Proposed Recovery Bond Reduces Consumer Rates on a Present Value Basis to the Maximum Extent Possible Compared to Traditional Utility Financing Mechanisms, With the Modifications Adopted Herein

The fourth requirement for approval of SCE’s Application is a finding that “The issuance of the recovery bonds, including all material terms… would reduce, to the maximum extent possible, the rates on a present value basis that Consumers within the electrical corporation’s Service Territory would pay as compared to the use of traditional utility financing mechanisms, which shall be calculated using the electrical corporation’s corporate debt and equity in the ratio approved by the commission at the time of the financing order.” This requirement is set forth in § 850.1(a)(1)(A)(ii)(III).

Here, after careful review of party arguments, that requirement is met, subject to adjustment to the proposed terms of the Application based upon the conditions found here. Importantly, as described in more detail below, we are directing a Finance Team to be created and it will, at the appropriate time (necessarily after this Financing Order has issued) be responsible for review and approval of the structure of the Recovery Bond as described in this Financing Order. The Finance Team’s approval of the Recovery Bond series shall be evidenced by a letter from the Finance Team to SCE. Approval of the Finance Team will be required in order to meet the statutory requirement set forth in § 850.1(a)(1)(A)(ii)(III).

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The Commission has not previously applied this recent statute. SCE presents a comprehensive proposal. In response, parties raised numerous arguments about details of SCE’s proposal, and additionally, parties raised issues that are not addressed by SCE’s proposal, or which are different forms of Recovery Bond proposals. These will be addressed in turn.

SCE argues that the savings to Consumers would total $173.5 million in net present value when comparing the $337.141 million Recovery Bond financing costs to the cost to Consumers when using the traditional financing approach for SCE’s rate-base financing, given SCE’s current 7.68 percent Commission-approved return on rate base.28 While there are some uncertainties of the precise amount to be saved by Consumers, we accept SCE’s assertion of an estimated $173.5 million in net present value savings for this proposed Recovery Bond as compared to a traditional utility financing mechanism.

[28]

The Initial AB 1054 Cap Ex capital expenditure costs are subject to a non-equity rate of return pursuant to § 8386.3(e), and given SCE’s current 4.84 percent Commission-approved non-equity rate of return, using that reduced return yields savings of approximately $81.8 million on a nominal basis and $52.5 million on a present value basis: however, for purposes of the comparison mandated under the statutory requirement set forth in § 850.1(a)(1)(A)(ii)(III), the estimated net present value savings for this proposed Recovery Bond must be in comparison to “a present value basis that consumers within the electrical corporation’s service territory would pay as compared to the use of traditional utility financing mechanisms, which shall be calculated using the electrical corporation’s corporate debt and equity in the ratio approved by the commission at the time of the financing order,” which here is 7.68 percent.

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However, parties to the proceeding voiced concerns about whether $173.5 million in savings satisfies the statutory requirement to reduce rates “to the maximum extent possible.” There are several basic questions to be probed in working to understand and apply this statutory requirement. First, does SCE’s fundamental securitization scheme save Consumers any money? Second, what is required to meet the statute’s mandate for “maximum” Consumer savings? Third, is there any significance to the statute’s inclusion of the term “possible” when addressing maximum Consumer savings?

Parties agree that employing AB 1054 securitized Recovery Bonds will save money for Consumers compared to traditional utility financing mechanisms.29 Because party testimony and arguments are focused on proposed changes to SCE’s Recovery Bond details (that is, no party accepts SCE’s proposal fully at face value), therefore this discussion is best spent considering how to improve SCE’s proposal so that it reduced rates on a present value basis to the maximum extent possible.

[29]

While EPUC’s expert witness Gorman appears to broadly dispute the premise that Recovery Bonds will save money for the Consumer compared to traditional utility financing mechanisms, a closer review reveals that he is instead focusing on specific criticisms of SCE’s proposed Recovery Bond details. Gorman’s testimony as Exhibit EPUC-1 2:24-28 appears to dispute SCE’s Consumer benefit assessment by generally citing to Exhibit SCE-04, but review of that Exhibit fails to identify any information that supports Gorman’s statement. It would appear that Gorman is instead focusing his contrary testimony on SCE’s Recovery Bond interest rate projection of 2.20%, arguing that it is unreasonably low and that a rate of between 2.45% and 2.80% would be more accurate. However, given the trend in rate decline in his cited rate chart, and given the vague and unverified nature of the “Blue Chip 2021 Forecast” 2.80% rate he cites, Gorman’s testimony must be given very little weight. Conversely, SCE’s Opening Brief at 20 summarizes the nature of the Recovery Bonds as follows: “The estimated weighted average interest rates for the preliminary recovery bond structure that SCE used were based upon market conditions at the time of filing for a triple-A rated utility securitization bond, not a triple-A rated corporate bond as described in [EPUC’s] testimony. These indicative new issuance rates were also evaluated against secondary trading levels for comparable tenor, single-A rated SCE first mortgage bonds.” Consequently, SCE’s testimony regarding the projected Recovery Bond rate has more credibility.

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A critical part of considering the means to maximize the benefit to Consumers is a review of the conjoined issues of how Consumer rates can be reduced, and whether certain proposals to reduce Consumer rates are in fact practical (or as the term is used in § 850.1(a)(1)(A)(ii)(III), whether the proposal is “possible”). As SCE notes, Wild Tree’s proposal to extend the term of the Recovery Bond would, necessarily, increase the “present value” savings amount to Consumers (in the same way that a long-term mortgage will carry a lower monthly payment as compared to a short-term mortgage), but that simply extending the term of the Recovery Bond does not equate to the maximum reduction in overall Recovery Bond costs, and moreover may be unpalatable to the Bond market.30

The complexities and weighing of some factors against other factors become apparent when considering all variables, and we recognize that the specific details of each of the many variables cannot be known at the time we issue this Financing Order for SCE’s proposed Recovery Bond. SCE has been transparent about the possible structures for the transaction and the marketing approaches it can use for the Recovery Bond, and it submits that its approach will achieve the best combination of factors such as interest rate and term. However, the majority of party comments argue that we are required to consider supplemental factors and safeguards before being able to conclude that the § 850.1(a)(1)(A)(ii)(III) criteria have been met. We must acknowledge that not all variables can be known in this proceeding (that is, prior to the preparation and actual sale of the Recovery Bond).

[30]

As SCE writes in its Reply Brief at 12, “Wild Tree would have SCE consider nothing but the present value at various maturities. Such rigid adherence to the ‘maximum extent possible’ language in the statute, taken to this extreme, will prevent any financing order from issuing under AB 1054, ever. SCE could, for example, seek a tenor with a 100-year payback period, which would certainly reduce costs to customers on a net present value basis. But even such an absurd maturity would not reduce costs to the maximum extent possible. It is unlikely SCE would be able to sell such a bond, but, according to Wild Tree’s strained interpretation, the statute would prohibit SCE from taking this or any other considerations into account.”

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While we do not reject SCE’s approach out of hand, we are sensitive to the crystal-ball dilemma that is central to many parties’ criticisms. But the accuracy of the criticisms cannot be known at this time. In reviewing several parties’ assertions that the truth of any savings can only be found in the details of the particular transaction for the sale of this Recovery Bond, it is correct that these are uncertain because SCE’s method acknowledges that these details cannot be known until after the credit rating agency review and the preparation for the underwriter marketing and sale. Consequently, we defer to the resolution of this dilemma as identified in the next Section.

4. Approval to Employ a Finance Team

The task of ensuring the sale of a Recovery Bond issued pursuant to this Financing Order so as to reduce rates on a present value basis to the maximum extent possible compared to the use of traditional utility financing mechanisms therefore entails a process that is optimized for transparency and in line with best practices. Wild Tree provides a process solution, which most parties support.

We acknowledge party criticisms that SCE’s underwriter does not have a vested interest in maximally reducing the Recovery Bond’s interest rate, that the Commission would only be provided notice of the details of the process but not engaged in the process, and that SCE is proposing a process that would not be in keeping with Commission past practice (here, we expressly note D.04-11-015, our past Financing Order decision for a similar utility bond securitization). Also, we are mindful of the requirement for a solution that does not offend the underlying purpose of the legislature’s intentions of AB 1054 and is in line with the statutory mandate to reduce Consumer rates on a present value basis to the maximum extent possible.

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For these reasons, we will adopt Wild Tree’s proposal for the creation of a Finance Team. Wild Tree writes as follows:

This can be accomplished by including language in the financing order that sets-up a financing team composed of the utility, Commission and its staff, and any necessary outside financial and legal experts that will provide approvals of the material terms of the bond in a pre-issuance review process to create a bond with material terms that can meet the statutory requirements, in particular, minimization of ratepayer cost.31

The Finance Team can review and address details regarding the Recovery Bond’s structuring, credit rating agency review, and underwriter marketing. It would review all fees and costs associated with all aspects of the Recovery Bond. It would help reduce rates on a present value basis to the maximum extent possible pursuant to AB 1054’s directives. The cost of the team would not be expected to meaningfully differ from the costs that SCE has assigned for the work it would do to marshal the oversight of the Recovery Bond. Given that this Financing Order addresses SCE’s initial AB 1054 CapEx Recovery Bond, we are persuaded to adopt the approach now, with the option of finding it to be unnecessary and changing course later, rather than waiting and adding a Finance Team review later if concerns develop.

Commission precedent for such a Finance Team exists in D.04-11-015. Not coincidentally, that Decision was the last time the Commission authorized a Financing Order for the issuance of securitized bonds. Additionally, we note that, as per the testimony of Wild Tree’s expert, of the 16 similar utility securitized bonds issued nationally over the past 10 years, 14 have employed a financing team supported by independent financial advisors, with a pre-issuance review process to help ensure minimization of both the upfront bond costs and the ongoing bond costs (primarily, the interest rates on the bonds).32

[31]	Wild Tree Opening Brief at 27, and drafted in its proposed Financing Order.
[32]	Wild Tree expert Rothschild at Exhibit WTF-1 14:18 – 15:5.

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The Commission established the financing team in D.04-11-015 through the following language in its Financing Order (Ordering Paragraph 33):

Prior to the issuance of each series of Energy Recovery Bonds, the Bonds and the associated Bond transaction shall be reviewed and approved by the Commission’s Financing Team consisting of the Commission’s General Counsel, the Director of the Energy Division, other Commission staff, outside bond counsel, and any other outside experts that the Financing Team deems necessary. The other outside expertise may include, for example, an independent financial advisor to assist the Financing Team in overseeing and reviewing the issuance of each series of Bonds. The Financing Team’s approval of each series of Bonds shall be evidenced by a letter from the Financing Team to PG&E. Any costs incurred by the Financing Team in connection with its review and approval of each series of Bonds shall be treated as a Bond issuance cost.

The D.04-11-015 Financing Order permitted the bond issuance only following the issuance of “a certificate that states the Commission’s Financing Team has reviewed and approved each series of Energy Recovery Bonds in accordance with this Financing Order.” (D.04-11-015 at Ordering Paragraph 73.)

We also take note that D.04-11-015 was based upon a less stringent standard than is at issue here, because here we are applying § 850.1(a)(1)(A)(ii)(III) which specifically directs that the Recovery Bond issued pursuant to this Financing Order is found to reduce rates on a present value basis to the maximum extent possible compared to the use of traditional utility financing mechanisms.33 This statute is explicit in its mandate, and the Commission would be remiss in its application of the statute if it did not seek to employ available tools, at least initially, to help ensure that this rigorous standard is met.

[33]

By contrast, D.04-11-015 applied an older version of § 848.1(a) stating that the Commission may issue a financing order for recovery bonds if doing so “would reduce the rates on a present value basis that Consumers within the recovery corporation’s Service Territory would pay if the financing order were not adopted.”

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Through the use of a Finance Team, the Commission can put in place a process to address the issues that can only be reconsidered with facts that will be developed later. It is also recognized that additional factors may arise at the time of the issuance of the Recovery Bond based upon changing market conditions, and the § 850.1(a)(1)(A)(ii)(III) mandate will guide the Finance Team’s assessment of marketing and pricing strategies, which will be backstopped by the Commission’s review of the Issuance Advice Letter.34 The Finance Team will provide oversight and approval of the material terms of the Recovery Bonds including but not limited to the amounts of fees, servicing fees, the process of selection of an underwriter and the preliminary structuring and marketing of the Recovery Bonds, including, if necessary, the Recovery Bonds’ credit agency application and the underwriter’s preparation and marketing of the Recovery Bonds, in a pre-issuance review process. The composition of the Finance Team is updated from that established in D.04-11-015 to remove redundancy and reflect the Commission’s current organizational structure. Moreover, any costs incurred by the Finance Team in connection with its review and approval of the Recovery Bond series shall be treated as a bond issuance cost.

[34]

We also note that the parties have disagreed with the definition and nature of the Recovery Bond as being either ABS v. utility bond v. corporate bond. It may prove that these distinctions are essentially semantical, or perhaps the distinction may be meaningful in the marketing and audience for the Bond. However this may be, it would necessarily be within the ambit of a Finance Team to ensure the correct marketing of the Recovery Bond.

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However, this approach does not obviate the requirement for SCE to describe the final structure and terms of the Recovery Bond in an Issuance Advice Letter submitted to the Commission and subject to the Commission’s review and ability to stop the sale for a failure to adhere to the terms of the Financing Order, i.e., with four business day notice and the Commission’s opportunity to halt the sale. While the Finance Team will review the process by which SCE determines the final structure and terms of the Recovery Bond preceding and during its marketing efforts and consultations with rating agencies, the final structure and terms of the Recovery Bond should be described in detail in the Issuance Advice Letter submitted to the Commission and subject to the Commission’s review and providing the ability to stop the sale for a failure to adhere to the terms of the Financing Order, and otherwise the sale would automatically proceed. To accomplish this, the staff of the Commission is given authority to reject the Issuance Advice Letter and stop the sale for a failure to adhere to the terms of the Financing Order, and otherwise the sale would automatically proceed.

5. Approval of Phased Tranches

This proceeding concerns SCE’s Initial AB 1054 CapEx in the amount of approximately $326 million, which is a fraction of SCE’s Total AB 1054 CapEx of approximately $1.575 billion. TURN’s Protest essentially posited that waiting for SCE to accumulate its Total AB 1054 CapEx prior to issuing a securitized bond under § 850.1 may better serve to maximize savings in the possible Consumer rate impact. We are not persuaded.

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TURN’s notion may appear sensible at first glance, as it would necessarily consolidate the fees associated with each AB 1054 Recovery Bond issuance into a single such fee (albeit somewhat scaled-up to match the larger total Recovery Bond amount). However, SCE correctly argues that waiting for all its applicable wildfire capital expenditures to accumulate would have several negative implications. First, there would be additional ratepayer-funded Pre-Securitization Debt Financing Costs, and such additional Costs would necessarily be subject to SCE’s authorized debt financing costs, which would significantly exceed the Recovery Bond’s interest rate cost. Second, incurring those Pre-Securitization Debt Financing Costs, for which SCE would be responsible to debt service until the Recovery Bond was issued, could negatively impact SCE’s normal course of debt financing activities. Third, it is apparent that, as written by the legislature, the statute anticipates that there would be multiple tranche applications by the utilities (see §§ 850.1(a)(1)(B) and 850.1(g)), and the Commission should give meaning to the statute by enabling that opportunity for a utility to seek multiple tranche applications.

6.	Description and Approval of Specific Elements of the SCE Proposal, Subject to Changes

6.1.	Over-Collateralization and Credit Enhancement

In Exhibit SCE-03, SCE has requested that the SPE be authorized to obtain additional credit enhancements to ensure repayment of the Recovery Bond in the form of an over-collateralization subaccount if the rating agencies require over-collateralization to receive the highest possible credit rating on the Recovery Bond, or if the all-in cost of the Recovery Bond with the over-collateralization would be less than without the over-collateralization. Over-collateralization is a credit enhancement technique in which amounts collectible in relation to a financial asset exceed the required payments on

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security, ensuring investors timely payment. The required amount of over-collateralization, if any, would be collected as an Ongoing Financing Cost payable from the Fixed Recovery Charge. The over-collateralization requirement, if any, would be sized based upon input from the rating agencies indicating the amount necessary to achieve the highest possible credit rating. Any over-collateralization that would be collected from Consumers in excess of total debt service and other Ongoing Financing Costs would be the property of the SPE.

SCE also requested that the SPE be authorized to obtain bond insurance, letters of credit, and similar credit-enhancing instruments, but only if required by the rating agencies to achieve the highest possible credit rating on the Recovery Bond, or if the all-in cost of the Recovery Bond with these other credit enhancements would be less than without the enhancements. SCE has testified that it does not anticipate requiring any external credit enhancements described in the preceding paragraph. Further, based upon current market conditions, SCE does not anticipate being required by the rating agencies to establish an over-collateralization subaccount, but to the extent such an account is required, the exact amount and timing of the Fixed Recovery Charge collection necessary to fund the over-collateralization would be determined before the Recovery Bond is issued and approved through the Issuance Advice Letter process. We find that granting the SPE the flexibility to obtain credit enhancement as described by SCE is both appropriate and in the public interest and should be approved subject to Finance Team review and Commission review of the Issuance Advice Letter.

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6.2.	Upfront Financing Costs

As provided in § 850.1(b)(4), Financing Costs include costs associated with the issuance and credit support of the Recovery Bond, including without limitation, underwriting fees and expenses, legal fees and expenses (including those associated with this financing application), rating agency fees, accounting fees and expenses, company’s advisory fee, servicer set-up costs, SEC registration fees, § 1904 fees, printing and EDGARizing expenses, trustee / trustee counsel fees and expenses, original issue discount, any Commission costs and expenses, and other miscellaneous costs approved in this Financing Order (collectively, Upfront Financing Costs). Upfront Financing Costs include reimbursement to SCE for amounts advanced for payment of such costs. Upfront Financing Costs may also include the costs of credit enhancements including the cost of purchasing a letter of credit or bond insurance policy; however, SCE does not anticipate that any such credit enhancement will be cost effective or required.

SCE proposes to recover the Upfront Financing Costs from the proceeds of the Recovery Bond. In Exhibit SCE-03, SCE estimates the Upfront Financing Costs to be approximately $5,355,143. A list of the Estimated Upfront Financing Costs is provided in Attachment 6 to this Financing Order.

SCE has testified that its estimates of the Upfront Financing Costs are subject to change, as the costs are dependent on the timing of issuance, market conditions at the time of issuance, and other events outside SCE’s control, such as possible litigation, incremental legal fees resulting from protracted resolution of issues, possible review by the Commission, delays in the SEC registration process, and rating agency fee changes and requirements. When the Recovery Bond is sized and priced, Upfront Financing Costs would be updated and included in the Issuance Advice Letter.

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SCE proposes in Exhibit SCE-03 that if the estimated Upfront Financing Costs included in the Issuance Advice Letter exceed actual Upfront Financing Costs, any excess would be credited to the excess funds subaccount and used to offset the revenue requirement in the next routine Fixed Recovery Charge true-up calculation. In the event that the actual Upfront Financing Costs exceed the estimated amount included in the Issuance Advice Letter, the shortfall amount may be recovered in the next routine true-up adjustment for the Fixed Recovery Charge. We find the Upfront Financing Costs estimates reasonable and appropriate, and subject to Finance Team review and the Commission review of the Issuance Advice Letter.

6.3.	Tax Questions

SCE has testified in Exhibit SCE-03 that the Recovery Bond transaction will be structured to be a “Qualifying Securitization” pursuant to IRS Revenue Procedure 2005-62 to achieve two important tax objectives. First, to lower overall taxes, the SPE will be treated as part of SCE for Federal income tax purposes, and not as a separate entity responsible for paying its own taxes. Second, to avoid an immediate taxable gain when SCE transfers the Recovery Property to the SPE. The transfer will not be treated as a sale for Federal income tax purposes. Instead, the Recovery Bond will be treated as SCE’s own debt for Federal income tax purposes. As materially relevant to the Recovery Bond transaction, California income and franchise tax law currently conforms to U.S. federal income tax law, including but not limited to, IRS Revenue Procedure 2005-62.

We will authorize SCE to structure the Recovery Bond transaction to meet the elements of a “Qualifying Securitization” pursuant to IRS Revenue Procedure 2005-62 such that: (1) the SPE shall be a wholly owned subsidiary of SCE and capitalized with an equity interest; (2) the Recovery Bond shall be secured by the Recovery Property; (3) the Fixed Recovery Charge shall be nonbypassable and payable by Consumers within SCE’s Service Territory; and (4) payments on the Recovery Bond shall be on a semiannual basis except for the initial payment period which may be shorter or longer.

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Public Utilities Code Article 5.8 provides that this Commission may allow fixed recovery tax amounts for any portion of the SCE’s Federal and State of California income and franchise taxes associated with the Fixed Recovery Charge and not financed from proceeds of the Recovery Bond. As described in Exhibit SCE-05, SCE has testified that it anticipates receiving a small accumulated deferred income tax savings. Therefore, SCE does not contemplate the need for a separate fixed recovery tax amount (as defined in § 850(a)(8)). Moreover, because this accumulated deferred income tax savings will be small and may be eliminated by net cash flow deficits in later years, SCE proposes to track these tax implications outside of the securitization using standard ratemaking mechanisms. SCE may use this same approach for other securitizations described in Exhibit SCE-07, but may also change how taxes are incorporated in future securitizations based on the facts and circumstances specific to those transactions.

We also approve SCE’s proposal to address tax implications, if any, outside of the securitization using standard ratemaking mechanisms, as addressed herein. In Exhibit SCE-03, SCE proposes to use the proceeds from the sale of the Recovery Bond to offset the Initial AB 1054 CapEx-related costs, a portion of which is currently being tracked in the AB1054 sub-account of the GSRP memorandum/balancing account, and the remaining portion of which is in plant balance. We find such use consistent with Public Utilities Code Article 5.8 and approve such use.

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EPUC makes two arguments regarding SCE’s handling of GSRP monies and its tax treatment. The first is readily disposed of: regarding the fundamental need for GSRP cost reimbursement, EPUC argues that SCE may have already recovered sufficient monies in its rate revenue to cover its GSRP costs. However, were this the case, we would not have issued D.20-04-13 entitling SCE to recover these costs above its existing rate revenue.

Second, EPUC argues that SCE should implement “accounting mechanisms which can create deferred taxes which can lower its overall cost of service, separate from the revenue requirement associated with securitization bonds.”35 However, SCE has already proposed to do essentially this. In Exhibits SCE- 05 and SCE-06, SCE describes the proposed treatment of the tax impact resulting from accumulated deferred income taxes and the proposed mechanism from returning the interest benefits to Consumers: specifically, SCE proposes crediting or debiting the accumulated deferred income tax to BRRBA in the period they are realized, similar to franchise and property tax impacts. 36

6.4.	Underwriters

SCE has proposed that each series of Recovery Bonds be sold pursuant to an underwriting agreement with one or more underwriters in a negotiated offering. We find that authorizing negotiated sales with additional flexibility is consistent with achieving the lowest long-term cost to Consumers and thus consistent with Public Utilities Code Article 5.8 as well as our D.12-06-015 (as amended in D.12-07-003), and approve these negotiated offering and sale mechanisms, subject to this Financing Order’s discussions regarding the Finance Team and Issuance Advice Letter.

[35]	EPUC expert Gorman at Exhibit EPUC-1 8-9.
[36]

In accordance with its proposed Advice Letter on the subject, SCE will transfer the 2020 year-end balance in the GSRP costs not subject to AB 1054 sub-account of the GSRP Balancing Account to the distribution subaccount of the BRRBA for recovery from all Consumers. SCE asserts that using this approach, any difference between the revenues collected using the forecast GSRP revenue requirements included in rate levels and the actual recorded GSRP revenue requirements will be trued-up in the BRRBA, because any over- or under-collections are returned to and recovered from Consumers in the subsequent year.

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6.5.	Status of Recovery Property

The recovery of all Upfront Financing Costs and Ongoing Financing Costs, as well as the initial Fixed Recovery Charges, shall automatically be approved and become effective at noon on the fourth business day after pricing unless before noon on the fourth business day after pricing the Commission rejects the Issuance Advice Letter. In this Financing Order, the Commission approves SCE’s proposal to approve the final terms and structure of the Recovery Bond, including recovery of the upfront Financing Costs and all Ongoing Financing Costs for the life of the Recovery Bond, as well as the initial Fixed Recovery Charges, through an Issuance Advice Letter process.

Public Utilities Code Article 5.8 authorizes SCE to recover Recovery Bond debt service and other Ongoing Financing Costs via the Fixed Recovery Charge. As described in Exhibit SCE-06, SCE proposes a methodology to allocate Recovery Costs among Customer Classes, and to calculate and adjust the Fixed Recovery Charge. In this Financing Order, we assign a methodology to allocate costs and to calculate the Fixed Recovery Charge that is described below and is consistent with Public Utilities Code Article 5.8, and authorize SCE to impose and collect the Fixed Recovery Charge in accordance with this Financing Order as described below.

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The Fixed Recovery Charge authorized here must be calculated and adjusted from time to time in a manner sufficient to ensure the timely and complete payment of principal and interest on the Recovery Bond, together with other Ongoing Financing Costs associated with the servicing the Recovery Bond and supporting the operations of the SPE. Ongoing Financing Costs are defined as amounts payable to SCE as initial servicer, or any successor servicer, to service the Recovery Property; the amounts payable to SCE as administrator of the SPE; bond trustee fees and expenses; independent director fees, legal fees and expenses; accounting fees; rating agency surveillance fees; costs attributable to the operations of the Finance Team; a return on SCE’s equity contribution to the SPE; and, miscellaneous other costs and expenses associated with servicing of the Recovery Bond and approved in this Financing Order. Ongoing Financing Costs also include any amount required to fund or replenish any reserve or over-collateralization supporting the credit of the Recovery Bond, as well as any amounts required to replenish any drawdown of the SPE’s equity contribution held in the capital subaccount.

Except for those Consumers exempt pursuant to § 850.1(i), the Fixed Recovery Charge will be paid by existing and future electric Consumers in SCE’s Service Territory. Pursuant to Public Utilities Code Article 5.8, the Fixed Recovery Charge will be both irrevocable and nonbypassable, which assures Recovery Bond investors that the Fixed Recovery Charge will not be interrupted, eliminated, or avoided by Consumers in SCE’s Service Territory.

To establish the initial Fixed Recovery Charge, SCE will submit an Issuance Advice Letter which shall use the cash flow model described in Attachment 1 to this Financing Order (such a cash flow model, as it may be revised from time to time in connection with the filing of an Other Factor Non-Routine Adjustment, as hereinafter described, is referred to in this Financing Order as the Cash Flow Model), along with the most recent SCE sales forecast available prior to the pricing date for the Recovery Bond.

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As described in Exhibit SCE-06, the Initial AB 1054 CapEx represents distribution infrastructure related expenditures that would, but for securitization, be allocated to Consumers based on the methodology described below. SCE will provide Commission staff, which may include the Finance Team, a pre-issuance proposal presented by SCE that forecasts the described Consumer allocation basis, based upon forecasted sales for the remainder of the then-current year and of the subsequent year, if applicable, and as available, a pending forecast for any period not covered by the most recently-approved sales forecast. The Commission will review SCE’s initial Fixed Recovery Charges through the Issuance Advice Letter process.

6.6.	True-Up Mechanism

§ 850.1(g) requires that a financing order “provide for periodic true-up adjustments to Fixed Recovery Charges, which shall be made at least annually and may be made more frequently. The electrical corporation shall file an application with the commission to implement any true-up adjustment.” SCE’s proposed methodology for establishing a true-up adjustment generally adheres to this statute.

However, SCE’s proposal states “SCE would submit annual and interim Routine True-Up Mechanism Advice Letters until the Recovery Bonds and all other Ongoing Financing Costs are paid in full.” While we accept the use of Advice Letters for such true-up adjustment, there is a question of what would become of amounts over-collected (i.e., if the Fixed Recovery Charge produced more monies than were regularly required to service the Recovery Bond).

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SCE acknowledges that over-collection found after the Recovery Bond is fully paid-off would be credited back to Consumers “through the normal ratemaking process.”37 However, Wild Tree argues that over-collection during the Recovery Bond servicing years should instead result in a Fixed Recovery Charge credit back to Consumers, because allegedly SCE would “receive an economic windfall as the result of the time lag in assessing and collecting the charges.”38 SCE responds to this argument by asserting that it has committed to Consumer protections (said otherwise, that it is subject to Commission regulation).

It seems unlikely that SCE could receive a windfall, as the Fixed Recovery Charge would be designed to collect only that which is necessary, and the regular and other available true-ups would be designed to account for both under-collection and over-collection. Moreover, given that the Financing Order requires Commission opportunity to review the status of the Recovery Bond financial accounts, it would be imprudent for SCE to seek to benefit from over-collection as the Commission does possess the aforementioned regulatory power and could punish SCE if indeed it sought to benefit from over-collection.

Public Utilities Code Article 5.8 requires the Commission to create an “effective mechanism” to ensure the recovery of all Recovery Costs through the imposition of the Fixed Recovery Charge, which must be paid by all Consumers until the Recovery Bond and all other Ongoing Financing Costs are paid in full by the SPE (pursuant to § 850.1(b)). To create this “effective mechanism,” Public Utilities Code Article 5.8 authorizes the Commission to provide a procedure to make adjustments to the Fixed Recovery Charge at least annually, although adjustments may be made more frequently, to ensure timely recovery of the principal and interest on all Recovery Bond and all other Ongoing Financing Costs (pursuant to § 850.1(e) and (g)).

[37]	SCE Application Appendix D at 18.
[38]	Wild Tree expert Rothschild at Exhibit WTF-1 24.

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To satisfy these statutory requirements, SCE proposes in its testimony a True-Up Mechanism that will allow the Fixed Recovery Charge to be adjusted (i) annually to correct any over-collection or under-collection of the Fixed Recovery Charge and (ii) more frequently, if necessary, to ensure that the Fixed Recovery Charge provides sufficient funds to timely pay principal and interest on the Recovery Bond and other Ongoing Financing Costs of the Recovery Bond.

SCE requests that the Commission approve use of an advice letter process to implement these periodic true-up adjustments. This well-established approach has been used in connection with prior issuances of Energy Recovery Bonds and Rate Reduction Bonds and will create efficiencies for the Commission and its staff. We approve and authorize the True-Up Mechanism as described in SCE’s testimony and summarized below, providing SCE’s advice letters provide a complete accounting of the historical over-collection and under-collection of the Fixed Recovery Charge. For the avoidance of doubt, the Commission’s authority under Public Utilities Code Article 5.8 and pursuant to § 850.1(g) to authorize periodic true-up adjustments persists until the Recovery Bond and all Ongoing Financing Costs are fully paid and discharged, and does not expire like the Commission’s authority to issue financing orders in the first instance under § 850.6.

All true-up adjustments to the Fixed Recovery Charge will ensure the billing of Fixed Recovery Charge necessary to correct for any over-collection or under-collection of the Fixed Recovery Charge authorized by this Financing Order and to otherwise ensure the timely provision and payment of all scheduled (or legally due) payments of principal (including, if any, prior scheduled but unpaid principal payments) and interest on the Recovery Bond, together with the timely payment of all other Ongoing Financing Costs for each

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of the two payment periods (generally six months) following the effective date of the initial or adjusted Fixed Recovery Charge. This revenue requirement is referred to as the Periodic Payment Requirement. True-up submissions will be based upon the cumulative differences, regardless of the reason, between the Periodic Payment Requirement and the actual amount of Fixed Recovery Charge collections remitted to the Bond Trustee for the Recovery Bond. This will result in adjustments to the Fixed Recovery Charge to correct for over-collections or under-collections.

SCE will submit annual Routine True-Up Mechanism Advice Letters with a complete accounting of the historical over-collection and under-collection of the Fixed Recovery Charge at least 50 days before the annual adjustment date specified in the Issuance Advice Letter (the Fixed Recovery Charge Annual Adjustment Date) until the Recovery Bond and all other Ongoing Financing Costs have been paid in full. These submissions are meant to ensure that the actual Fixed Recovery Charge collections are neither more nor less than the amount required to repay the Recovery Bond and all other Ongoing Financing Costs. Because these annual Routine True-Up Mechanism Advice Letters should be ministerial, they may be Tier 1 advice letters, and are to receive a Commission negative or affirmative response within 20 days of submission so as to enable SCE’s timely revision to the annual Routine True-Up to go into effect on the Fixed Recovery Charge annual adjustment date.

SCE may also submit interim Routine True-Up Mechanism Advice Letters with a complete accounting of the historical over-collection and under-collection of the Fixed Recovery Charge periodically as SCE deems necessary. The interim true-up adjustment will be used if SCE forecasts that the Fixed Recovery Charge collections would be insufficient to satisfy the Periodic Payment Requirement on

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a timely basis during the current or next succeeding payment period. If SCE determines that an interim Routine True-Up Mechanism Advice Letter is necessary, SCE will submit an interim Routine True-Up Mechanism Advice Letter at least 50 days before the proposed effective date of the Fixed Recovery Charge (which, for efficacy of reporting, will be the first day of a month). These may be Tier 1 advice letters, and they are to receive a Commission negative or affirmative response within 20 days of submission so as to enable SCE’s timely revision of the Fixed Recovery Charge. All Routine True-Up Mechanism Advice Letters will be based on the pro forma example in Attachment 3 to this Financing Order. If SCE commits in any servicing agreement to submit semi-annual Interim True-Up Mechanism Advice Letter on a mandatory basis, to accommodate rating agency considerations, such mandatory true-up dates will be identified in the Issuance Advice Letter, and may be calculated to satisfy the Periodic Payment Requirement for the next payment period or next two payment periods, as set forth in the Issuance Advice Letter.

SCE will submit annual and interim Routine True-Up Mechanism Advice Letters until the Recovery Bond and all other Ongoing Financing Costs are paid in full. In the case of any adjustments occurring after the final scheduled payment date of the Recovery Bond, SCE will submit Routine True-Up Mechanism Advice Letters no less frequently than quarterly to obtain adjustments to the Fixed Recovery Charge necessary to correct for over-collections or under-collections by the earlier of the next Recovery Bond payment date or the final legal maturity date for the Recovery Bond.

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All Fixed Recovery Charge-related annual and interim Routine True-Up Mechanism Advice Letters would be subject to protest, review, and correction to the extent allowed by § 850.1(e). However, any protest, review, and correction will be limited to the correction of mathematical errors in the Routine True-Up Mechanism Advice Letters. No protest, review or required modification to correct an error in a Routine True-Up Mechanism Advice Letter would delay its effective date, and any correction or modification which could not be made prior to the effective date would be made in the next Routine True-Up Mechanism Advice Letter.

SCE may also submit Non-Routine True-Up Mechanism Advice Letters to reflect Other Factor Non-Routine Adjustments (Other Factor Non-Routine True-Up Mechanism Advice Letters). These letters would be submitted at least 90 days before the date when the proposed changes would become effective, with the resulting changes effective on the effective date identified in the Other Factor Non-Routine True-Up Mechanism Advice Letter. As proposed by SCE, the Energy Division will prepare for the Commission’s consideration a resolution that adopts, modifies, or rejects the proposed revisions to the Cash Flow Model as proposed in the Other Factor Non-Routine True-Up Mechanism Advice Letter. The public will have an opportunity to review and protest an Other Factor Non-Routine True-Up Mechanism Advice Letter in accordance with Commission procedures to the extent allowed by § 850.1(e). Other Factor Non-Routine True-Up Mechanism Advice Letters will be based on the pro forma example in Attachment 5 to this Financing Order.

As requested by SCE, the Routine True-Up Mechanism Advice Letters and Non-Routine True-Up Mechanism Advice Letters shall calculate a revised Fixed Recovery Charge for the Recovery Bond using the cash flow model described in Attachment 1 to the Financing Order, or a revised cash flow model as described in a Non-Routine True-Up Mechanism Advice Letter as applicable, which would reflect the following adjustments:

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•

An adjustment would be made for the amount of any funds held by the Trustee in the general subaccount or the excess funds subaccount as of date no earlier than fifteen business days prior to the calculation date (the Calculation Cut-Off Date).

•

Forecasted sales for the remainder of the current year and for the subsequent year, if applicable, to reflect SCE’s most-recently approved sales forecast, as available, and SCE’s pending sales forecast for any period not covered by the most recently approved sales forecast.

•	Estimated Ongoing Financing Costs would be modified to reflect actual costs.

•	An adjustment would be made to reflect any change in the write-off policy.

•	An adjustment would be made to reflect any change in the average days sales outstanding, including any anticipated delay or acceleration of the collection of customer bills.

•	An adjustment would be made to reflect Fixed Recovery Charge collections that would be received at the existing tariff rate after the Calculation Cut-Off Date.

SCE may also submit Non-Routine True-Up Mechanism Advice Letters to reflect any revisions to the Allocation Factors adopted in any subsequent GRC Phase 2 or some other appropriate proceeding as the Commission may designate (Allocation Factor Non-Routine Adjustment). Non-Routine True-Up Mechanism Advice Letters to reflect Allocation Factor Non-Routine Adjustments (Allocation Factor Non-Routine True-Up Mechanism Advice Letters) will be submitted at

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least 60 days before the date when the proposed changes would become effective, with the resulting changes effective on the effective date identified in the Allocation Factor Non-Routine True-Up Mechanism Advice Letter, except as provided below. Because Allocation Factor Non-Routine Adjustments are part of the existing logic of the True-Up Mechanism, as with Routine True-Up Mechanism Advice Letters, any protest, review or correction of such a submission will be subject to the same limitations as described in the preceding paragraph and, accordingly, will be limited to the correction of mathematical errors in the Allocation Factor Non-Routine True-Up Mechanism Advice Letter. If any modification to correct a mathematical error in such Allocation Factor Non-Routine True-Up Mechanism Advice Letter must be made and cannot be implemented within the 60-day period, the Commission may delay its effective date for up to 30 days so that the correction can be made. However, the Fixed Recovery Charges would continue to be imposed under Routine True-Up Mechanism Advice Letters until the Allocation Factor Non-Routine True-Up Mechanism Advice Letter becomes effective. Allocation Factor Non-Routine True-Up Mechanism Advice Letters will be based on the pro forma example in Attachment 4 to this Financing Order.

We find the True-Up Mechanism proposed by SCE, including the Cash Flow Model, as discussed and integrated here, to be consistent with and to satisfy the requirement of Public Utilities Code Article 5.8 for an effective adjustment mechanism to ensure payment of all Recovery Costs and approve its use. In this Financing Order, we also find that the Routine True-Up Mechanism Advice Letters and Non- Routine True-Up Mechanism Advice Letters described above constitute “applications” within the meaning of § 850.1(g) and authorize SCE to submit these Advice Letters to implement true-up adjustments to the Fixed Recovery Charges.

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6.7.	Flow Through of Benefits

In its testimony in Exhibits SCE-03 and SCE-06, SCE has described numerous costs and benefits associated with the Recovery Bond that will be flowed through to Consumers of electricity via other ratemaking processes. The specific costs and benefits that will be addressed in other rate making proceedings will be:

1. The cost of franchise fees and property taxes assessed by the cities and counties, as described in Exhibit SCE-06, associated with the Fixed Recovery Charge and any applicable property tax associated the capital expenditures excluded from SCE’s equity rate base and recovered through the Recovery Bond are to be recovered.39 SCE proposes to record these amounts in the distribution sub-account of SCE’s BRRBA for recovery from Consumers.

2. The benefit of any surplus funds held by the Bond Trustee. The Bond Trustee will hold the Fixed Recovery Charge revenues used to repay the Recovery Bond and all Ongoing Financing Costs. To the extent the Bond Trustee earns interest in excess of its obligations under the financing agreements, that interest will be held in the excess funds subaccount and used to reduce future Fixed Recovery Charge requirements. Upon repayment of the Recovery Bond, if a balance remains in the collection account, or any subaccount, that balance will be returned to Consumers in the following order of priority: first, an amount equal to SCE’s initial equity contribution into the capital subaccount, together

[39]

Because the capital expenditures recovered through the Recovery Bond are excluded from SCE’s equity rate base, any applicable property taxes will not be captured in SCE’s General Rate Case and will thus need to be recovered through a separate entry in the BRRBA.

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with any required rate of return, would be paid to SCE, and second, all other amounts held by the Bond Trustee in any fund or account (including any over-collateralization account) would be returned to SCE, and such amounts, together with any Fixed Recovery Charge revenues thereafter received by SCE, would be credited to Consumers through normal ratemaking processes. We approve of SCE’s methodology proposal to recover these costs.

6.8.	Capital Structure Adjustments

In Exhibit SCE-01, SCE proposes to remove from SCE’s ratemaking capital structure the securitized debt as the SPE will have the legal obligation to repay the Recovery Bond from Fixed Recovery Charge revenues. However, for financial reporting purposes, the securitized debt will be consolidated and recorded as a liability on SCE’s consolidated financial statements. Because § 8386.3(e) requires that Total AB 1054 CapEx be excluded from SCE’s “equity rate base,” these accounting entries do not properly reflect SCE’s debt and equity balances that finance rate base. Accordingly, SCE proposes to exclude from SCE’s ratemaking capital structure the securitized debt. These adjustments should be approved.

6.9.	Implications of Nonbypassable Charges for Departing Load

As required by Public Utilities Code Article 5.8, §§ 850(b)(7) and 850.1(b), the Fixed Recovery Charge shall be nonbypassable and recovered from existing and future Consumers in SCE’s Service Territory other than Consumers in Exempt Fixed Recovery Charge Customer Classes. In addition, Consumers that no longer take transmission and distribution retail service from SCE after the date of this Financing Order, or that meet relevant criteria in applicable tariffs, are DL Consumers. The Fixed Recovery Charge is applicable to current SCE

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Consumers that become DL Consumers after the date of the Financing Order. For these DL Consumers on TMDL or NMDL schedules, SCE proposes to calculate the Fixed Recovery Charge-related amounts that would need to be paid, using an approach that is consistent with the method currently in place for calculation of TMDL and NMDL obligations, including certain Consumers utilizing Consumer generation departing load (CGDL) as defined by D.03-04-030. These proposals should be approved.

6.10.	Billing

As provided by § 850.1(g), the Fixed Recovery Charge must appear on the Consumer’s bill. That billing information must be provided as described below in this Financing Order. We note that SCE has testified that, as a consequence of billing system upgrade issues, the Fixed Recovery Charge will not be included on Consumer bills until April 2021 assuming a Recovery Bond closing in January 2021 (and if the Recovery Bond closing is after January 2021, then the Fixed Recovery Charge will be included on Consumer bills within fourteen weeks after closing) (the Billing Commencement Date). The Billing Commencement Date will be identified in the Issuance Advice Letter. To address this delay in inclusion of the Fixed Recovery Charge in bills, and to allow for sufficient time to collect the Fixed Recovery Charge to satisfy debt service requirements, SCE may structure a longer first interest payment period.

In addition, SCE may direct Consumers to a webpage on SCE.com that would present Consumers with a table of the Fixed Recovery Charge, provide them with detailed information regarding the Fixed Recovery Charge, and enabling them to calculate their Fixed Recovery Charge, and SCE may also include all this information directly on Consumer bills.

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After the implementation of the changes to SCE’s Consumer billing system, SCE proposes to include the Fixed Recovery Charge as a single line item for billing and accounting purposes. This line item would include the Fixed Recovery Charge relating to the Recovery Bond issued pursuant to the current Application, and any future securitization charges relating to the Additional Recovery Bonds.

SCE proposes to provide Customers an explanation of the Fixed Recovery Charge in the “Things You Should Know” section of each Consumer’s bill. We modify SCE’s proposed Financing Order terms to address the § 850.1(g) requirement that the Fixed Recovery Charge appear on Consumer bills. We accept the alternative language that TURN has proposed, which reads as follows:

Fixed Recovery Charge: SCE has been permitted to issue bonds that enable it to recover more quickly certain costs related to preventing and mitigating catastrophic wildfires, while reducing the total cost to its customers. Your bill for electric service includes a Fixed Recovery Charge that has been approved by the CPUC to repay those bonds. The right to recover the Fixed Recovery Charge has been transferred to a separate entity (called the Special Purpose Entity) that issued the bonds and does not belong to SCE. SCE is collecting the Fixed Recovery Charge on behalf of the Special Purpose Entity.

Further, with the understanding that SCE is in the midst of revising its Consumer billing system which apparently precludes it from adding a billing line for the Fixed Recovery Charge directly onto the Consumer bill, until that revision is complete, SCE must include information necessary for the Consumer to calculate the charge (along with an example of such a calculation) and a link to the SCE website for additional information.

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The Commission approves the interim and long-term bill presentation and implementation of the Fixed Recovery Charge on Consumer Bills, as described herein.

6.11.	Billing and Collection Services

As servicer, SCE would be responsible for determining Consumers’ electricity usage, billing, collecting, and remitting the Fixed Recovery Charge to the Bond Trustee, and submitting Routine True-Up Mechanism Advice Letters and Non-Routine True-Up Mechanism Advice Letters as described above. To the extent Consumers of electricity in SCE’s Service Territory are billed by ESPs or another utility or entity (collectively, Third-Party Billers), SCE will bill these Third-Party Billers, as the case may be, for the Fixed Recovery Charge, and the Third-Party Billers will be obligated to remit Fixed Recovery Charge revenues to SCE.

As servicer, SCE will remit estimated Fixed Recovery Charge revenues, on behalf of the SPE, to the Bond Trustee. The Bond Trustee will be responsible for making principal and interest payments to Bond investors and paying other Ongoing Financing Costs, and will hold and apply such revenue as described under “Bond Transaction Structure” above. As servicer, SCE will remit Fixed Recovery Charge revenues in accordance with the servicing agreement to the Bond Trustee. The SPE will own legal title to, and all equitable interest in, the Recovery Property, including the Fixed Recovery Charge, and SCE will be legally obligated to remit all Fixed Recovery Charge revenues to the Bond Trustee. SCE expects the rating agencies to require SCE to remit the estimated Fixed Recovery Charge revenues to the Bond Trustee on a daily basis to avoid an adverse impact on the Recovery Bond credit ratings. Accordingly, SCE expects to remit estimated Fixed Recovery Charge revenues to the Bond Trustee on a daily basis

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and within two business days of the date SCE projects it would have received such payments based on its collection history to avoid an adverse impact on the Recovery Bond credit ratings. Estimated Fixed Recovery Charge daily remittances would be based on daily billed amounts, delinquency patterns, and the average number of days Consumer bills remain outstanding.

Over the life of the Recovery Bond, SCE would prepare a monthly servicing report for the Bond Trustee that shows the estimated Fixed Recovery Charge revenues by month. The Bond Trustee (acting on behalf of the SPE) will have a legal right to only the amount of actual Fixed Recovery Charge collections. For greater accuracy, estimated Fixed Recovery Charge collections will be based on Consumer payment patterns. Not less often than semi-annually (or in the case of the first year after the Recovery Bond issuance, following the first payment date) SCE will compare actual Fixed Recovery Charge collections to the estimated Fixed Recovery Charge revenues that have been remitted to the Bond Trustee. Such reconciliation shall be conducted within 60-days following the end of such semi-annual (or initial payment) period. SCE may calculate actual Fixed Recovery Charge collections based upon delinquency and payment patterns (days sales outstanding) during such six-month (or initial) period. The difference between the estimated Fixed Recovery Charge revenues and the actual Fixed Recovery Charge collections, if there has been an over-remittance to the Bond Trustee, would be netted against the following month’s remittance(s) to the Bond Trustee, or, if there has been an under-remittance to the Bond Trustee, would be deposited with the Bond Trustee by SCE within ten days.

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SCE has also proposed that amounts collected that represent partial payments of a Consumer’s bill will be allocated between the Bond Trustee and SCE based on the ratio of the billed amount for the Fixed Recovery Charge to the total billed amount. SCE states that this reconciliation and allocation methodology is an important bankruptcy consideration in determining the true sale nature of the transaction. In the event of any default by the Servicer, the Trustee (on behalf of the SPE) will be entitled to receive a reconciliation of estimated collections and remittances to the Trustee (described above) and actual collections of the Fixed Recovery Charge, including an allocation of partial payments based upon this pro-rata allocation methodology.

SCE has further proposed that in the event Additional Recovery Bonds are issued by Additional SPEs, the Fixed Recovery Charge should be allocated pro rata between the Bond Trustees for each series.

As contemplated by Public Utilities Code Article 5.8 (§§ 850.1(b), 850.1(e), and 850.2), SCE will act as the initial servicer for the Recovery Bond, and the Recovery Property and the Fixed Recovery Charge will be pledged to secure the Recovery Bond. We find these servicing arrangements as well as the billing, collecting and remittance procedures described above to be consistent with Public Utilities Code Article 5.8 and consistent with seeking to achieve the lowest cost on the Recovery Bond, and we approve these arrangements and procedures.

SCE’s has represented that in order to obtain the necessary true sale and bankruptcy opinions, the SPE must pay a servicing fee to SCE that is set at a level that constitutes fair and adequate consideration sufficient to obtain the true sale and bankruptcy opinions required for the Securitization. We accept SCE’s representation. To satisfy this requirement, SCE proposes to charge an annual servicing fee of $168,571 (representing a servicing fee of 0.05 percent of the presumed initial principal Recovery Bond amount of $337,141,000), plus out-of-pocket expenses (e.g., legal, accounting fees), to cover SCE’s incremental costs and expenses in servicing the Recovery Bond. In this Financing Order, the

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Commission finds the proposed servicing fee to be reasonableness subject to review by the Finance Team to examine the support and logic of this SCE charge as an annual servicing fee that is set at a level that constitutes fair and adequate consideration sufficient to obtain the true sale and bankruptcy opinions required for the Securitization.

In the event that SCE fails to perform its servicing functions satisfactorily, as set forth in the Servicing Agreement, or is required to discontinue its billing and collecting functions, a successor servicer acceptable to the Bond Trustee, acting on behalf of the Recovery Bond holders, and approved by the Commission will replace SCE. In such an event, we task the Commission’s Energy Division with determining the appropriate annual fees to be paid to the new servicer, and any such fee agreement with the new servicer must be approved by the Commission through a resolution.

SCE believes that the remedy of allowing the Commission to sequester Fixed Recovery Charge in the cases of certain events of default under the Servicing Agreement upon the application of the Bond Trustee, as permitted by § 850.3(e), will enhance the credit quality of the Recovery Bond.

The credit quality and expertise in performing servicing functions will be important considerations when appointing a successor servicer to ensure the credit ratings for the Recovery Bond are maintained. Therefore, the Commission does not intend to approve a new servicer without first determining that the appointment of the selected servicer will not cause the then-current rating of any then outstanding Recovery Bond to be withdrawn or downgraded. This will provide assurance to the rating agencies that the Recovery Bond’s rating will not be undermined in the future because of a successor servicer.

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Although SCE will act as servicer, it is possible that Third-Party Billers will bill and collect the Fixed Recovery Charges from some Consumers. To the extent SCE’s Consumers of electricity are billed by Third-Party Billers, SCE proposes to bill these Third-Party Billers for the Fixed Recovery Charge, with the Third-Party Billers being obligated to remit Fixed Recovery Charge collections to SCE. SCE would remit estimated Fixed Recovery Charge collections to date, on behalf of the applicable SPE, to the Bond Trustee. These Third-Party Billers should meet minimum billing and collection experience standards and creditworthiness criteria. Otherwise, the rating agencies might impose additional credit enhancement requirements or assign lower credit ratings to the Recovery Bond. Therefore, SCE requests that Third-Party Billers that bill and collect the Fixed Recovery Charge satisfy the creditworthiness and other requirements applicable to ESPs that meter and bill electric Consumers as set forth in SCE’s Electric Rule 22.P., “Credit Requirements.”

6.12.	Periodic Reporting

General Order (GO) 24-C requires utilities to submit a periodic report to the Commission that contains, among other things, the following information: (1) the amount of debt issued by the utility at the end of the period; (2) the total amount of debt outstanding at the end of the prior period; and (3) the Commission’s paid and total proceeds received from debt issued during the prior period. The Commission’s Financing Rule adopted in D.12-06-015 (as amended in D.12- 07-003) likewise imposes certain requirements and reporting obligations in connection with the issuance of debt securities and use of swaps and hedges. In its Application, SCE states that it will comply with the Financing Rule and GO 24-C with respect to the Recovery Bond and we authorize SCE, on behalf of the SPE, to provide periodic reports pursuant to GO 24-C and the

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Financing Rule regarding the Recovery Bond to the Commission staff. Failure of SCE to comply with any such reporting requirement will not adversely affect or impair the Fixed Recovery Charge, the Recovery Property, or the payment of the Recovery Bond.

Whenever the Commission authorizes a utility to issue debt, the Commission is required to charge and collect a fee in accordance with § 1904(b), which states, in relevant part, as follows: § 1904(b): For a certificate authorizing an issue of bonds, two dollars ($2) for each one thousand dollars ($1,000) of the face value of the authorized issue or fraction thereof up to one million dollars ($1,000,000), one dollar ($1) for each one thousand dollars ($1,000) over one million dollars ($1,000,000) and up to ten million dollars ($10,000,000), and fifty cents ($0.50) for each one thousand dollars ($1,000) over ten million dollars ($10,000,000), with a minimum fee in any case of fifty dollars ($50). No fee need be paid on such portion of any such issue as may be used to guarantee, take over, refund, discharge, or retire any stock, bond, note or other evidence of indebtedness on which a fee has theretofore been paid to the commission.

We conclude that § 1904(b) applies to the Recovery Bond, as there is nothing in Public Utilities Code Article 5.8 that exempts the Recovery Bond from § 1904(b). The following table shows the calculation of the fee required by § 1904(b):

Computation of Fee
Recovery Bonds Authorized by this Order	$337,141,000
Fee on First $1 Million	$2,000
Fee on $1 Million - $10 Million	$9,000
Fee on Amount over $10 Million	$163,570.50
Total Fee	$174,570.50

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SCE shall remit the required fee of $174,570.50 to the Commission’s Fiscal Office no later than 10 days after all conditions for the issuance of the Recovery Bond have been satisfied and, in any event, prior to the first issuance of the Recovery Bond. The SPE shall reimburse SCE for this fee. This fee will be an Upfront Financing Cost.

This Financing Order is irrevocable to the extent set forth in § 850.1(e). Pursuant to § 850.1(e), the State of California through this Financing Order pledges and agrees with SCE, owners of Recovery Property, the SPE(s), and holders of the Recovery Bond, that the State shall neither limit nor alter, except with respect to the True-Up Mechanism, the Fixed Recovery Charges, the Recovery Property, this Financing Order, or any rights thereunder until the Recovery Bond, together with the interest thereon and associated costs, are fully paid and discharged, or, in the alternative, have been refinanced through an additional issue of Recovery Bonds. However, nothing shall preclude the limitation or alteration if and when adequate provision shall be made by law for the protection of SCE and the owners and holders of Recovery Bonds. The SPE is authorized to include this pledge and undertaking for the State in such Recovery Bonds.

As required by §§ 850(b)(13) and 850.1(g), the Commission shall adjust the Fixed Recovery Charge, as necessary, to ensure timely recovery of all Recovery Costs that are the subject of this Financing Order, and the costs associated with the recovery, financing, or refinancing thereof, including servicing and retiring the Recovery Bond and later Recovery Bonds authorized by this Financing Order. When setting other rates or charges for SCE, nothing in Public Utilities Code Article 5.8 shall prevent the Commission from taking into account the collection of Fixed Recovery Charge in excess of the amount required to pay

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Recovery Costs financed or refinanced by the Recovery Bonds, provided that this would not result in a recharacterization of the tax, accounting, and other intended characteristics of the financing, including, but not limited to, either of the following: (A) Treating the Recovery Bonds as debt of SCE or its affiliates for federal income tax purposes, and (B) Treating the transfer of the Recovery Property by SCE as a true sale for bankruptcy purposes.

In accordance with § 850.1(d), the Financing Order adopted herein shall become effective only after SCE files its written consent to all the terms and conditions of this Financing Order. SCE shall file and serve within 10 days from the date this Financing Order is mailed a written statement that provides notice of whether or not SCE consents to all terms and conditions of this Financing Order. If SCE declines to provide its consent, SCE’s written statement shall identify the specific terms and conditions it finds objectionable and explain why it does not consent to these terms and conditions.

This Financing Order construes, applies, implements, and interprets the provisions of Public Utilities Code Article 5.8. Therefore, applications for rehearing and judicial review of this Financing Order are subject to §§ 1731 and 1756. These laws provide that any application for rehearing of this Financing Order must be filed within 10 days of the final Financing Order. The Commission must issue its decision on any application for rehearing within 210 days of the filing of the application for rehearing. Within 30 days after the Commission issues its decision denying the application for a rehearing, or, if the application was granted, then within 30 days after the Commission issues its decision on rehearing, or at least 120 days after the application for rehearing is granted if no decision on rehearing has been issued, any aggrieved party may petition for a writ of review in the court of appeal or the Supreme Court for the purpose of having the lawfulness of the Financing Order or decision on rehearing inquired into and determined. If the writ issues, it shall be made returnable at a time and place specified by court order and shall direct the Commission to certify its record in the case to the court within the time specified.

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7.	Fixed Recovery Charge Allocation

There is no statutory provision that directs the Commission’s determination regarding the Customer Class allocation of the nonbypassable Fixed Recovery Charge upon SCE’s Consumers. SCE argues that the appropriate allocation methodology is to use its distribution allocation factors adopted in SCE’s GRC Phase 2 proceeding.40 SCE’s allocation proposal presumes that a distribution-based Fixed Recovery Charge is appropriate because the expenditures are for improving its distribution system. EPUC and CLECA generally agreed with SCE’s proposal to use distribution allocation factors to allocate costs to Customer Classes when determining the Fixed Recovery Charge.

Cal Advocates observes that wildfire mitigation is in the broad interest of all Consumers, conferring shared societal benefits. Cal Advocates notes how these efforts reduce the risk of life and property damage and reduce greenhouse emissions and particulate matter.41 Thus, Cal Advocates recommends adopting a Fixed Recovery Charge methodology based on an equal cents-per-kilowatt allocation across all Customers Classes. Moreover, Cal Advocates notes that an equal cents-per-kilowatt allocation across all Customer Classes is consistent with past Commission decisions.42 Nevertheless Cal Advocates accepts that given the expedited nature of the instant proceeding, it may be appropriate to address the issue in the upcoming SCE GRC Phase 2 proceeding.43

[40]

We note that SCE’s proposal results in a Residential Class Fixed Recovery Charge rate that is approximately three times higher than the Large Commercial/Industrial Class Fixed Recovery Charge rate. As an example, while an equal cents-per-kilowatt rate would be about 3¢/kilowatt, under SCE’s proposal, the Residential Class Fixed Recovery Charge rate would be 6¢/kilowatt while the Large Commercial/Industrial Class Fixed Recovery Charge rate would be about 2¢/kilowatt (see Exhibits SCE-06 at 10, PAO-2 at 5, Table 1-2).

[41]	Exhibit PAO-02 at 1-7.
[42]	Exhibit PAO-02 at 1-8.
[43]	Exhibit PAO-02 at 1-12.

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TURN, for its part generally supports Cal Advocates’ proposal for an equal-cents-per-kilowatt allocation, while acknowledging such a proposal should be considered in a different forum, such as SCE’s GRC Phase 2 proceeding.44

We find that the broader issue of the appropriate allocation methodology for these costs to be used in future Financing Orders is best considered in SCE’s upcoming GRC Phase 2 proceeding. Similarly, we find that EPUC’s request for a demand charge should be addressed in SCE’s upcoming GRC Phase 2 proceeding or some other appropriate proceeding as the Commission may designate.

For purposes of this Financing Order only, we adopt SCE’s distribution-based allocation methodology (other than for the CARE and FERA exemption cost allocation). The approval of this methodology applies solely for purposes of issuing the Recovery Bond pursuant to this Financing Order and provides the certainty necessary to obtain optimal financing terms. This Commission continues to have sole authority over inter-Class allocation issues and reserves the opportunity and intention to revisit the distribution-based cost allocation methodology issue in future proceedings.

[44]	TURN Opening Brief at 10.

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Next, we consider the proper allocation for recovery of costs related to the §850(i) exemption for Consumers participating in the CARE or FERA programs. SCE’s proposal here differs from the equal-cents-per-kilowatt allocation to non-CARE Consumers method used for normal CARE discounts and instead uses the distribution allocator to allocate the CARE exemption costs. SCE explains that allocating CARE exemption costs on the basis of distribution is appropriate because the nature of the underlying costs are primarily distribution-related.45 SCE further asserts that the §850(i) CARE/FERA exemption is not the same as the traditional CARE/FERA discount pursuant to §327(a)(7).46 CLECA supports SCE’s proposal. Cal Advocates and TURN disagree with SCE’s proposal, noting that SCE’s proposal results in the residential Customer Class being allocated approximately 50% of the CARE exemption costs rather than 40% as would normally occur.47 TURN argues that SCE’s logic is flawed because absent securitization, the capital expenditures here would be in the authorized revenue requirement, the allocated residential portion would have a portion subject to the CARE discount, which would be allocated among non-CARE Consumers on an equal-cents-per-kilowatt basis.48

We agree with TURN that in this case, the distinction between a CARE discount and a CARE exemption made by SCE and CLECA is insignificant and we find no reason to diverge from our long-standing practice of allocating CARE costs on an equal-cents-per-kilowatt basis. We therefore require that CARE exemption costs be allocated on an equal-cents-per-kilowatt basis consistent with other public purpose programs. non-CARE Consumers method used for normal CARE discounts and instead uses the distribution allocator to allocate the CARE exemption costs. SCE explains that allocating CARE exemption costs on the basis of distribution is appropriate because the nature of the underlying costs are primarily distribution-related.45 SCE further asserts that the §850(i) CARE/FERA exemption is not the same as the traditional CARE/FERA discount pursuant to §327(a)(7).46 CLECA supports SCE’s proposal. Cal Advocates and TURN disagree with SCE’s proposal, noting that SCE’s proposal results in the residential Customer Class being allocated approximately 50% of the CARE exemption costs rather than 40% as would normally occur.47 TURN argues that SCE’s logic is flawed because absent securitization, the capital expenditures here would be in the authorized revenue requirement, the allocated residential portion would have a portion subject to the CARE discount, which would be allocated among non-CARE Consumers on an equal-cents-per-kilowatt basis.48

We agree with TURN that in this case, the distinction between a CARE discount and a CARE exemption made by SCE and CLECA is insignificant and we find no reason to diverge from our long-standing practice of allocating CARE costs on an equal-cents-per-kilowatt basis. We therefore require that CARE exemption costs be allocated on an equal-cents-per-kilowatt basis consistent with other public purpose programs.

[45]	SCE Opening Brief at 27.
[46]	SCE Reply Brief at 17.
[47]	TURN Opening Brief at 11.
[48]	TURN Opening Brief at 12.

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8.	The Required Contents of the Financing Order

The required contents of the Financing Order must encompass direction for SCE to follow in executing all steps to implement the Recovery Bond sale with all reasonable transparency and safeguards and optimal Consumer results. The Commission has previously directed similar Financing Orders. Here, the Financing Order must be affected so as to enable a Finance Team (as determined above). Therefore, this Financing Order is modified it to conform to the requirement of enabling the formation of a Finance Team, and such other conditions as are imposed herein.

9.	Continued Reporting Compliance

The requirement for SCE to provide continued reporting compliance to the Commission is implemented by instructing SCE to provide the Commission with information regarding the results of this AB 1054 Initial CapEx Recovery Bond, and by SCE’s Fixed Recovery Charge true-up efforts to inform Commission staff, and by such additional reporting direction as is found in this Financing Order.49 SCE acknowledges that it must continue to provide the Commission with General Order 24-C Reporting relevant to this Financing Order. To the extent necessary, the Finance Team may review and participate in the development of information to be reported.

We also note that SCE has agreed with Cal Advocates’ request that as part of each subsequent Financing Order application pursuant to AB 1054, SCE must provide the Commission with an evaluation regarding this AB 1054 Initial CapEx Recovery Bond proposal and the actual results of the Recovery Bond sales effort, regarding the extent of SCE’s ability to provide the lowest practical total cost to the utility Consumers.

[49]	SCE notes that it also must provide reporting regarding this AB 1054 Initial CapEx Bond to the Securities and Exchange Commission.

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10.	Future Financing Order to be Brought by Application

§ 850.1(a)(1)(B) allows a utility to seek a financing order in an existing application or to file a stand-alone application. When the Commission issues a financing order in response to such an application, it is to include in that financing order “a procedure for the utility to submit applications” for additional financing orders, with language also stating that such future financing orders “may take the form of a resolution.” Further, the Commission shall issue these subsequent a financing orders within 180 days if it determines the costs requested are recoverable.

SCE argues that because the statute states that future financing orders may take the form of a resolution, it should be acceptable to submit future financing orders by Tier 3 Advice Letter (which are acted upon by Commission resolution). SCE also proposes that such Advice Letters should be acted upon within 60 days. Other parties essentially argue that because of the prominence of § 850.1(a)(1)(A)(ii)(III)’s unique requirement to maximize Consumer savings, this militates in favor of enabling other stakeholders to engage in the process through an application proceeding to help ensure that this statutory requirement is honored.

We decline to adopt SCE’s proposal. Financing orders are irrevocable, and place unavoidable costs on ratepayers for the term of any Recovery Bond issuance. A determination as significant as a financing order must be made in a formal proceeding. We also have determined to employ a Finance Team for this transaction and required SCE to provide an evaluation of all of its past Recovery Bond sales at the request of parties. Should any further consideration of the results of SCE’s Recovery Bond sale(s) or the usefulness of the Finance Team be required, such consideration should take place in a formal proceeding. These and other issues cannot be delegated to staff to resolve outside the context of a formal proceeding.

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11.	Comments on Proposed Financing Order

This proposed Financing Order was mailed to the parties in accordance with § 311 of the Public Utilities Code and comments were allowed under Rule 14.3 of the Commission’s Rules of Practice and Procedure, albeit on a compressed schedule pursuant to Rule 14.6(b), with all parties receiving notice of the proposed shortened schedule prior to the PHC, all parties having opportunity to weigh in on the shortened schedule prior to and at the PHC, and all parties stipulating to the shortened schedule at the PHC.50

On October 23, 2020, the Commission timely received comments from CLECA, EPUC, SCE, TURN, and Wild Tree. On October 27, 2020, the Commission timely received reply comments from SCE. Some of the parties’ comments included Attachments or Appendixes with proposed modifications to the mailed proposed Financing Order.

[50]

The August 26, 2020, ALJ Ruling proposed a shortened comment schedule. That Ruling provided parties the opportunity to file PHC Statements. The proposed shortened comment Schedule was discussed at the September 4, 2020, PHC, calling for the Proposed Decision to be mailed by October 16, 2020, with the statutory 20-day comment period and 5-day reply period shortened to 7 days (October 23, 2020) and 4 days (October 27, 2020), respectively. These shortened comment periods were stipulated to all parties at the PHC. The shortened comment periods were set forth in the September 11, 2020, Scoping Memo. The shortened comment periods allow for this Financing Order to be voted on at the November 5, 2020 Commission Meeting, thereby complying with § 850.1(g)’s 120-day decision requirement.

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CLECA’s comments expressed support for EPUC’s comments.51 EPUC essentially supported the proposed allocation methodology but requested a change for that Customer Class primarily paying for distribution service on a demand basis. SCE’s reply comments responded that this would have a small impact on a small Customer Class, and noted that the proposed Financing Order already indicated that allocation methodology adjustments to Customer Classes would be addressed in the upcoming GRC Phase 2 proceeding, or some other appropriate proceeding as the Commission may designate. EPUC also repeated its argument that capital expenditure costs that are funded by the Recovery Bond proceeds should be expensed immediately for tax purposes (while noting that SCE “may need to seek a ruling from the IRS” on its proposed tax treatment).52 SCE’s reply comments responded that a utility had previously sought a similar tax treatment as EPUC proposed, but that the IRS concluded that such assets as are in service cannot be treated as abandoned and expensed immediately, and therefore SCE must depreciate them as it proposed in Exhibit SCE-05.53 For the purposes of this Financing Order, we side with SCE’s conclusions in both these regards.

EPUC also raised concerns that the proposed Financing Order does not reduce rates on a present value basis to the maximum extent possible by questioning the validity of SCE’s interest rate assumptions, and argued that the amortization term is not set which it contends could impact the debt service cost. In both instances, EPUC’s concerns are addressed by the procedural safeguards set forth herein: the employment of the Finance Team and the adoption of the Issuance Advice Letter mechanisms ensure that material terms, including the prevailing interest rate and amortization term, will be set in a manner that reduces rates on a present value basis to the maximum extent possible.

[51]	On October 20, 2020, EPUC noticed a substitution of counsel reflecting that EPUC and CLECA were thereafter represented by the same counsel.
[52]	EPUC Comments on Proposed Decision at 6.
[53]	SCE Reply Comments on Proposed Decision at 4.

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SCE’s comments were both clerical and substantive. Regarding its clerical proposals, we adopt many in order to provide the Financing Order with improved consistency and coherence. SCE also suggested several proposed edits to provide certainty to investors, of which we adopt several, including adding consideration of rating agency impacts for the Other Factor Non-Routine True-Up Mechanism Letters and permissibility of a Series Trust structure. Regarding SCE’s other substantive proposals concerning the Commission’s review of elements it wishes to see made express in this Financing Order, we disagree, as they are safely within the ambit of the Finance Team (ex: there is no benefit in specifying certain fees regarding SCE’s service and administration duties). Regarding SCE’s proposal for future financing order applications to be decided within 120 days, the Legislature has expressly provided in § 850.1(a)(1)(B) for the statutory period to be 180 days, and consequently we are bound in that regard.

TURN’s comments were presented in the interest of the Financing Order’s clarity, and were helpful, and have been incorporated in one form or another without opposition.

Wild Tree’s comments either suggested edits for reading consistency or repeated arguments it had previously presented. Wild Tree sought to re-emphasize its expert’s assertions regarding the literal significance of “present value” as that term is found in § 850.1(a)(1)(A)(ii)(III). As has been made clear in this Financing Order, the Finance Team (itself an idea promoted by Wild Tree) will be in the optimal position to help ensure that the appropriate Recovery Bond

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terms are put into place, including as to all Fixed Recovery Charge impacts. Finally, Wild Tree expresses its concern that SCE will already be performing, and receiving compensation for same in its rate return, for services it must perform for the SPE. SCE, in its reply comments, asserts that its service costs will be incremental and unique to its work for the SPE. In these regards, again, the Finance Team is positioned to help ensure the appropriateness of fees, through its review and approval authority.

12.	Assignment of Proceeding

Commission President Marybel Batjer is the assigned Commissioner and Jason Jungreis is the assigned Administrative Law Judge in this proceeding.

Findings of Fact

1. The Recovery Bond proposed by SCE possesses all of the characteristics required or authorized by Public Utilities Code Article 5.8 including:

i. The Recovery Bond will be secured principally by the right to receive revenues from an irrevocable and nonbypassable Fixed Recovery Charge designed to provide timely and sufficient funds to pay for Recovery Bond principal, interest, and all other Ongoing Financing Costs. This is the right to the Recovery Property.

ii. The proceeds of the Recovery Bond will be used to pay or reimburse SCE for cost of paying Recovery Costs, consisting of Initial AB 1054 CapEx, Pre-Securitization Debt Financing Costs and Upfront Financing Costs.

iii. SCE will not issue the Recovery Bond. The Recovery Bond will be issued by a bankruptcy remote SPE that is (a) formed and wholly owned by SCE, and (b) separate from SCE. The SPE will purchase the Recovery Property in an absolute transfer and true sale and own the Recovery Property, including the right to receive Fixed Recovery Charge revenues.

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iv. The issuance of the Recovery Bond will result in savings to Consumers, when compared to traditional recovery methods for the Initial AB 1054 CapEx.

v. The Recovery Bond will be issued pursuant to enacted legislation (i.e., Public Utilities Code Article 5.8) that is satisfactory to SCE and to the Commission.

2. SCE has demonstrated, using SCE’s approved rate of return of 7.68%, that issuance of the Recovery Bond will reduce Consumer rates by approximately $173.5 million on a present value basis, and $260.5 million on a nominal basis as compared to the recovery of the Initial AB 1054 CapEx through traditional utility financing of the Initial AB 1054 CapEx.

3. The Recovery Bond will be issued by the SPE, and not by SCE, and the SPE will be a wholly owned separate subsidiary of SCE that will be established for the purpose of carrying out this Financing Order.

4. Prior to the issuance of Recovery Bonds, each Recovery Bond and the associated Recovery Bond transactions shall be reviewed and approved by the Commission’s Finance Team consisting of the Commission’s General Counsel, the Director of the Energy Division, other Commission staff, outside bond counsel, and any other outside experts that the Finance Team deems necessary. The other outside expertise may include, for example, independent legal counsel and an independent financial advisor to assist the Finance Team in overseeing and reviewing the issuance of a series of Recovery Bonds. The Finance Team’s pre-issuance review and approval of the structure of a series of Recovery Bonds shall be evidenced by a letter from the Finance Team to SCE. Any costs incurred by the Finance Team in connection with its review and approval of a series of Recovery Bonds shall be treated as a Recovery Bond issuance cost. The Finance

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Team will provide oversight and approval of the material terms of the Recovery Bonds including but not limited to such tasks as review and approval of the structure of the Recovery Bonds, the Recovery Bonds’ credit agency application, the underwriter’s preparation and marketing of the Recovery Bonds, and the review and approval of all associated Recovery Bond costs, in a pre-issuance review process intended to create each Recovery Bond with material terms that can meet the statutory requirements, in particular, that the Recovery Bond reduce on a present value basis to the maximum extent possible, the rates that Consumers would pay as compared to the use of traditional utility financing mechanisms , as well as exercise judgment as to all costs directly and indirectly associated with the Recovery Bonds process, and it will exercise these functions as to all additional finance orders sought by SCE for subsequent Recovery Bonds, and receive all of SCE’s required continued reporting.

5. Fixing the interest rate of the Recovery Bond and the full amortization term is reasonably expected to ensure the maximum possible Consumer savings.

6. SCE’s new Consumer billing system may be unable to implement a Fixed Recovery Charge concurrent with the issuance of Recovery Bonds.

7. To satisfy debt service requirements over a shortened recovery period caused by billing system implementation issues, SCE would be required to impose a very high Fixed Recovery Charge in the initial period.

8. Dividing the Recovery Bond into several tranches with different legal maturity dates, with the final number, type, and size of Bond tranches, will support reducing, to the maximum extent possible, the rates on a present value basis that Consumers will pay compared to traditional utility financing mechanisms.

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9. The credit quality of the Recovery Bond will be enhanced by ordering the sequestration and payment of the Fixed Recovery Charge to the Bond Trustee for the benefit of the SPE in the event that SCE defaults on its role as servicer of the Recovery Bond.

10. To achieve the highest possible credit rating for the Recovery Bonds, rating agencies may require over-collateralization by the SPE.

11. We accept SCE’s estimates that total Upfront Financing Costs (assuming one issuance and no credit enhancements) would be approximately $5,355,143, excluding the costs of the Commission and of the Finance Team.

12. The Pre-Securitization Debt Financing Costs, the Upfront Financing Costs, and the Ongoing Finance Costs (to the degree possible) should be reviewed and approved by the Finance Team to help ensure the Fixed Recovery Charge produces the maximum possible reduction of Consumer rate impact on a present value basis as compared to the use of traditional utility financing mechanisms.

13. An equity contribution toward the initial principal amount of the Recovery Bond is required in order to assure that the Recovery Bond will be treated as Qualifying Securitization and obtain favorable debt-for-tax treatment for Federal income tax purposes.

14. The SPE, not SCE, should “issue any bond, note, lien, guarantee, or indebtedness of any kind pledging the utility assets or credit for or on behalf of any subsidiary or affiliate” under § 701.5.

15. The Fixed Recovery Charge must be established and adjusted from time to time to ensure the collection of sufficient revenue to pay, on a timely basis and in full, the principal and interest on the Recovery Bond as scheduled, together with all other Ongoing Financing Costs.

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16. SCE must be able to recover through the Fixed Recovery Charge the Ongoing Financing Costs associated with servicing the Recovery Bond and supporting the operations of the SPE, including without limitation, servicing fees, administration fees, and Bond Trustee fees, and credit enhancement costs, if required, in order to ensure the bankruptcy remoteness of the SPE and obtain the highest possible rating on the Recovery Bond.

17. The ratemaking mechanisms described in this Financing Order to determine the Fixed Recovery Charge, including the allocation of the Recovery Costs through the Fixed Recovery Charge, the True-Up Mechanism, and filing of the Routine True-Up Mechanism Advice Letters, Allocation Factor Non-Routine True-up Mechanism Advice Letters and Other Factor Non-Routine True-Up Mechanism Advice Letters pursuant thereto, are reasonable and should ensure the timely payment of the Recovery Bond and all Ongoing Financing Costs and secure for the Recovery Bond the highest possible credit rating resulting in the lowest cost to Consumers, provided that any Other Factor Non-Routine True-Up Mechanism Letters that the Commission approves will not cause the then-current ratings on any then-outstanding Recovery Bonds to be withdrawn or downgraded.

18. Subject to the Finance Team’s review and approval, it is reasonable for the Recovery Bond to be issued using an offering through a negotiated sale with underwriters because of the complex nature of the highly structured transaction and to minimize its annual service debt costs, principal, and interest costs.

19. In its capacity as servicer, SCE will be responsible for determining Consumers’ electricity usage and billing, collecting, and remitting the Fixed Recovery Charge to the Bond Trustee, and submitting Routine True-Up Mechanism Advice Letters and Non-Routine True-Up Mechanism Advice Letters.

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20. Subject to the review and approval of the Finance Team, it is reasonable for the Bond Trustee to pay an annual servicing fee charged by SCE, together with out-of-pocket expenses (e.g., legal, accounting fees). Furthermore, it is reasonable for the Bond Trustee to pay a servicing fee at a level sufficient to induce another entity to take over the servicing function from SCE should this become necessary. In the event that an unaffiliated third-party servicer takes over the servicing function from SCE, it is reasonable, subject to the review and approval of the Finance Team, that the unaffiliated third-party servicer receive a reasonable servicing fee from the Bond Trustee.

21. Subject to the review and approval of the Finance Team, it is reasonable for the Bond Trustee to pay an administration fee to SCE to support the operations of the SPE, which will have no staff.

22. The credit quality and expertise in performing servicing functions will be important considerations when approving the appointment of a successor servicer to ensure the credit ratings for the Recovery Bond are maintained.

23. It is reasonable that the Bond Trustee’s collection account have at least three subaccounts: (i) the general subaccount to hold Fixed Recovery Charge collections, (ii) the capital subaccount to hold equity contributed by SCE and (iii) the excess fund subaccount to hold funds in excess of amounts needed on the distribution date to pay debt service and other ongoing Financing Costs.

24. Establishment of an over-collateralization sub-account is reasonable if required to provide credit enhancement for the Recovery Bond and lower costs to Consumers and if such account is approved by the Finance Team pre-issuance and the Commission through the Issuance Advice Letter process.

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25. It is possible that Third-Party Billers will bill and collect the Fixed Recovery Charge from some Consumers.

26. It is reasonable that Consumers in SCE’s Service Territory that no longer take transmission or distribution retail service, or that depart or reduce SCE service after the date of this Financing Order, be treated as DL Consumers, using applicable tariffs for DL Consumers, and will be subject to pay the Fixed Recovery Charges. DL Consumers shall pay the Fixed Recovery Charges based on an approach that is consistent with the method currently in place for recovery of nonbypassable charges.

27. If a Third-Party Biller meters and bills for the Fixed Recovery Charge, SCE needs access to information on kWh billing and usage by Consumers to provide for proper reporting to the SPE and to perform its obligations as servicer.

28. The Fixed Recovery Charge will be nonbypassable and payable by all existing and future Consumers in SCE’s Service Territory as of the date of this Financing Order, except for those Consumers participating in the California Alternative Rates for Energy or Family Electric Rate Assistance programs.

29. The Commission will review and approve the final terms and structure of the Recovery Bond through the Issuance Advice Letter process to ensure the terms and structure are consistent with the Financing Order.

30. It is reasonable that, if electric Consumers in SCE’s Service Territory fail to pay their electric utility bills in full, any partial payments of a Consumer’s bill be allocated between the Bond Trustee and SCE based on the ratio of the billed amount for the Fixed Recovery Charge to the total billed amount, to avoid SCE favoring its own interests and to support the “bankruptcy remote” status of the SPE.

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31. The SPE will have the legal obligation to repay the Recovery Bond from Fixed Recovery Charge revenues.

32. The request for an expedited procedure for the Commission to consider and issue future financing orders approving issuance of Additional Recovery Bonds pursuant to § 850 et seq., including securitization of the remaining Total AB 1054 CapEx, is reasonable and in the public interest, and it is also reasonable for the Commission to consider employing the Finance Team in the same manner as this Financing Order’s Recovery Bond, based on information learned from the issuance of the Recovery Bonds that are the subject of this Financing Order.

33. It is reasonable for SCE to request the issuance of Additional Recovery Bonds through Additional SPEs by submitting an application showing that the relevant amounts or costs are recovery costs within the meaning of § 850(a)(10) and identifying the Commission decision(s) or determination(s) regarding the reasonableness of those amounts or costs, consistent with § 850(a)(1)(A)(i).

34. The structure for Additional Recovery Bonds, including the Cash Flow Model and True-Up Mechanism approved in this Financing Order is consistent with § 850(a)(1)(A).

35. Utilizing the same structure for Additional Recovery Bonds will save the Commission and parties time and effort by avoiding unnecessary and costly duplicative testimony.

36. Utilities must report the information required by GO 24-C.

37. It is reasonable to establish a Finance Team, as set forth in this Financing Order, for this Recovery Bond and Additional Recovery Bond applications.

38. The Initial AB 1054 CapEx, and the associated return consistent with § 8386.3(e) (i.e., the Pre-Securitization Debt Financing Costs), have previously been determined to be just and reasonable under § 451 and in the public interest and therefore are Recovery Costs pursuant to § 850(b)(10).

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Conclusions of Law

1. The Recovery Bond and the imposition and collection of the Fixed Recovery Charge proposed by SCE in the Application and as modified in the Financing Order satisfy all the conditions established by Public Utilities Code Article 5.8. The issuance of the Recovery Bond is just and reasonable and consistent with the public interest, because the material terms and conditions of the Recovery Bond, as set forth in this Financing Order and with the oversight of the Finance Team, are designed in conformance with industry standards to ensure the lowest-cost, highest-rated bonds, and to provide substantial benefits to Consumers. Further, SCE has demonstrated that the recovery of the Initial AB 1054 CapEx, Pre-Securitization Debt Financing Costs, and Upfront Financing Costs through the designation of Fixed Recovery Charges and the issuance of the Recovery Bond employing the review and approval of the Finance Team, and in conformance with the requirements set forth in this Financing Order, should reduce, to the maximum extent possible, the rates to Consumers on a present value basis.

2. As provided in § 850(b)(11), the Recovery Property, which will be established by this Financing Order and further identified in the Issuance Advice Letter, includes (i) the right title and interest in and to the Fixed Recovery Charge, including the right to obtain adjustments of such charges as authorized in this Financing Order, and (ii) the right to be paid the Fixed Recovery Charge, as well as all revenues, collections, claims, payments, moneys, or proceeds of or arising from the Fixed Recovery Charge.

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3. Pursuant to § 850.1(h), the Recovery Property established by this Financing Order shall be created simultaneously with the sale of such Recovery Property to the SPE and will constitute a current property right and will thereafter continuously exist as property for all purposes.

4. Pursuant to § 850.2(d), the Recovery Property established by this Financing Order will continue to exist until the date on which the Recovery Bond and all of its associated Ongoing Financing Costs are paid in full.

5. The Ongoing Financing Costs described in SCE’s testimony and in this Financing Order constitute “financing costs” under § 850(b)(5) and as reviewed and approved by the Finance Team are recoverable from the Fixed Recovery Charge.

6. The Recovery Bond authorized by this Financing Order does not: (i) constitute a debt or liability of the State of California or any political subdivision thereof; (ii) constitute a pledge of the full faith and credit of the State or any political subdivision; or (iii) directly, indirectly, or contingently obligate the State or any political subdivision thereof to levy or to pledge any form of taxation to pay any obligations associated with the Recovery Bond or to make any appropriations for their payment.

7. All Recovery Bonds should contain a legend to the following effect: “Neither the full faith and credit nor the taxing power of the State of California is pledged to the payment of the principal of, or interest on, this bond.”

8. The Recovery Bonds do not require the Commission’s approval pursuant to § 701.5 because SCE will not “issue any bond, note, lien, guarantee, or indebtedness of any kind pledging the utility assets or credit for or on behalf of any subsidiary or affiliate” under that provision.

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9. The Recovery Bonds also do not require approval pursuant to §§ 817 and 818 since the SPE, not SCE as a public utility, will be the issuer. Even if §§ 817 and 818 were to apply, issuance of the Recovery Bonds is consistent with those provisions.

10. The Commission should have full access to the books and records of the SPE. SCE should not make any profit from the SPE, except for an authorized return on SCE’s capital contribution to the SPE.

11. Upon the issuance of the Recovery Bond, SCE should contribute equity to the SPE, as necessary, to satisfy the conditions for a Qualifying Securitization under IRS Revenue Procedure 2005-62; provided, however, that SCE has no obligation to pay the amounts owed by the SPE on the Recovery Bond or to make any additional equity contributions to the SPE to facilitate the SPE’s repayment of the Recovery Bond.

12. SCE should sell the Recovery Property identified in the Issuance Advice Letter to the SPE identified in such Issuance Advice Letter. The SPE identified in the Issuance Advice Letter will constitute a Financing Entity for all purposes of Public Utilities Code Article 5.8.

13. The transfer of the Recovery Property by SCE to an SPE should be in accordance with § 850.4, and should be treated as an absolute transfer of all of SCE’s right, title, and interest, as in a true sale, and not as a pledge or other financing, of the Recovery Property, other than for federal and state income tax and franchise tax purposes.

14. Once the Recovery Property is established as provided in this Financing Order, any protest, review, or correction should be limited as provided in the description of the True-Up Mechanism in this Financing Order.

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15. The Recovery Bond should be secured by the Recovery Property, SPE equity held by the Bond Trustee, and other Bond Collateral held by the Bond Trustee.

16. The SPE should transfer the Recovery Bond proceeds (net of Upfront Financing Costs) to SCE to purchase the Recovery Property.

17. The following will occur or exist as a matter of law upon the sale by SCE of Recovery Property to the SPE: (i) the SPE will have all of the rights originally held by SCE with respect to the Recovery Property, including the right to exercise any and all rights and remedies to collect any amounts payable by any Consumer in respect of the Recovery Property, including the Fixed Recovery Charges, notwithstanding any objection or direction to the contrary by SCE; (ii) any payment by any Consumer of owed Fixed Recovery Charges will discharge such Consumer’s obligations in respect of the Recovery Property to the extent of such payment, notwithstanding any objection or direction to the contrary by SCE; and (iii) SCE will not be entitled to recover the Fixed Recovery Charge associated with the Recovery Property other than for the benefit of the SPE or of holders of the associated Recovery Bond in accordance with SCE’s duties as servicer with respect to such Recovery Bond.

18. The SPE, as the owner of the Recovery Property, may pledge the Recovery Property as collateral to the Bond Trustee to secure payments of the principal and interest on the Recovery Bond and all other Ongoing Financing Costs. A separate and distinct statutory lien described in § 850.3(g) should exist on the Recovery Property then existing or thereafter arising that is described in an Issuance Advice Letter and shall secure all obligations, then existing or subsequently arising, to the holders of the Recovery Bond described in such Issuance Advice Letter and the indenture trustee for such holders. There should be no statutory liens of the type described in § 850.3(g) except as provided in this Conclusion of Law section.

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19. To ensure that the SPE is legally separate and bankruptcy remote from SCE, the SPE should be authorized to: (i) include restrictions in its organizational documents limiting the activities of the SPE to the issuance of Recovery Bonds, including Additional Recovery Bonds if so authorized in the organizational documents and related activities, and eliminating the SPE’s ability to voluntarily file for bankruptcy, (ii) provide for the appointment of one or more independent directors to the SPE board and (iii) provide for the payment of servicing and administration fees adequate to compensate SCE or any successor servicer for their costs of providing service.

20. Any default under the documents relating to the Recovery Bond will entitle the holders of Recovery Bond, or the Bond Trustees or representatives for such holders, to exercise the rights or remedies such holders or such Bond Trustees or representatives therefore may have pursuant to any statutory or other lien on the Recovery Property.

21. In the event of a default by SCE in remitting the Fixed Recovery Charge revenues to the SPE under the Servicing Agreement, the Commission may order the sequestration and payment to the Bond Trustee for the benefit of the SPE of revenues arising from the Recovery Property.

22. In the event of a default by SCE in remitting the Fixed Recovery Charge revenues to the SPE, the following parties may petition the Commission to implement the remedy described in the previous Conclusion of Law: (i) the holders of the Recovery Bonds and the Bond Trustees or representatives thereof as beneficiaries of any statutory or other lien permitted by the Public Utilities Code; (ii) the SPE or its assignees; and (iii) pledgees or transferees, including transferees under § 850.4, of the Recovery Property.

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23. The SPE should be authorized to provide credit enhancements for the Recovery Bond as reviewed and approved by the Finance Team in addition to the True-Up Mechanism, but only if such credit enhancements are required by the rating agencies to receive the highest investment-grade rating or the all-in cost of the Recovery Bond with the credit enhancements is less than without the credit enhancements. Such credit enhancements, if any, should be described in the Issuance Advice Letter.

24. Any revenue for credit enhancements that is collected as part of the Fixed Recovery Charge, in excess of total debt service and other Recovery Costs, should be the property of the SPE.

25. After the Recovery Bond is repaid, if a balance remains in the collection account, or any subaccount, that balance should be returned in the following order of priority: first, an amount equal to SCE’s initial equity contribution into the capital subaccount, together with the required rate of return should be paid to SCE, and second, all other amounts held by the Bond Trustee in any fund or account (including any over-collateralization account) should be returned to SCE, and such amounts, together with any Fixed Recovery Charges revenues thereafter received by SCE, should be credited to Consumers, as defined in § 850(b)(3), through normal ratemaking processes.

26. The Upfront Financing Costs described in the Application, including, inter alia, underwriters’ fees and expenses, rating agency fees, § 1904 fees, accounting fees and expenses, SEC registration fees, printing/EDGARizing costs expenses, legal fees and expenses, Bond Trustee’s fees and expenses, original issue discount, costs of the Commission, and other Upfront Financing Costs, as reviewed and approved by the Finance Team, are “financing costs” as defined in § 850(b)(4) and should be treated as Recovery Costs for purposes of § 850(b)(10) and recoverable from Recovery Bond proceeds or the Fixed Recovery Charges.

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27. When the SPE issues the Recovery Bond, the SPE should estimate the Upfront Financing Costs and provide that information to the Finance Team for its review and approval. After all Upfront Financing Costs are paid by the SPE, any Recovery Bond proceeds not used to purchase the Recovery Property or for the payment of Upfront Financing Costs should be used to offset the revenue requirement in the next Fixed Recovery Charge true-up calculation. In the event that the actual Upfront Financing Costs exceed the estimated amount, the short-fall amount may be recovered in the next Fixed Recovery Charge true-up calculation.

28. SCE should be authorized to use the proceeds from its sale of the Recovery Property to the SPE to reimburse itself for Initial AB 1054 CapEx, Pre-Securitization Debt Financing Costs, and Upfront Financing Costs paid by, or on behalf of, SCE, as reviewed and approved by the Finance Team.

29. SCE should be authorized pursuant to Public Utilities Code Article 5.8 to bill and collect Fixed Recovery Charges that are designed to ensure the recovery of sufficient revenue to pay, on a timely basis, the principal and interest on the Recovery Bond (as scheduled) together with all other Ongoing Financing Costs until all such costs are paid in full.

30. To implement the Fixed Recovery Charges for the Recovery Bond, SCE should submit an Issuance Advice Letter based on the pro forma example contained in Attachment 2 to this Financing Order not later than one business day after the Recovery Bond is priced. The Issuance Advice Letter should use the Cash Flow Model, along with the most-recent SCE sales forecast, to develop the initial Fixed Recovery Charges for the Recovery Bond.

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31. The initial Fixed Recovery Charges, as well as the Upfront Financing Costs and all Ongoing Financing Costs for the life of the Recovery Bond, and the final terms of the Recovery Bond set forth in the Issuance Advice Letter shall automatically be approved and become effective at noon on the fourth business day after pricing unless before noon on the fourth business day after pricing the Commission rejects the Issuance Advice Letter. Once established, the Fixed Recovery Charge will constitute Fixed Recovery Charges subject to § 850.1(e).

32. The owners of Recovery Property will be entitled to recover Fixed Recovery Charge revenues in the aggregate amount sufficient to pay on a timely basis the principal and interest on the Recovery Bond together with all other Ongoing Financing Costs associated with the Recovery Bond until all such costs are paid in full.

33. The transfer of the Recovery Property by SCE to the SPE in accordance with § 850.4 should be treated as an absolute transfer of all of SCE’s right, title, and interest, as in a true sale, and not as a pledge or other financing, of the Recovery Property, other than for federal income tax and state income and franchise tax purposes.

34. The characterization of the sale, assignment, or transfer as an absolute transfer and true sale and the corresponding characterization of the property interest of the SPE should not be affected or impaired by, among other things: (i) commingling of Fixed Recovery Charge revenues with other amounts; (ii) the retention by the SCE of either of the following: (a) a partial or residual interest, including an equity interest, in the SPE or the Recovery Property, whether direct or indirect, subordinate or otherwise or (b) the right to Recovery Costs

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associated with taxes, franchise fees, or license fees imposed on the collection of Fixed Recovery Charges; (iii) any recourse the SPE may have against SCE; (iv) any indemnification rights, obligations, or repurchase rights made or provided by SCE; (v) the obligation of SCE to collect Fixed Recovery Charges, as servicers, on behalf of the SPE; (vi) the treatment of the sale, assignment or transfer for tax, financial reporting, or other purposes; or (vii) the True-Up Mechanism as provided in this Financing Order.

35. §§ 850.1(e) and 850.1(g) require the Commission to adjust the Fixed Recovery Charge at least annually, and more often if necessary, to ensure timely recovery of the amounts identified in Conclusion of Law 29. The Commission’s authority under Public Utilities Code Article 5.8 and pursuant to § 850.1(g) to authorize periodic true-up adjustments persists until the Recovery Bond and all other Financing Costs are fully paid and discharged, and does not expire like the Commission’s authority to issue financing orders in the first instance under § 850.6. It is appropriate for SCE to submit Routine True-Up Mechanism Advice Letters and Non-Routine True-Up Mechanism Advice Letters and use an advice letter process to implement the periodic true-up adjustment described in the Application and this Financing Order, all subject to review and approval by the Commission as set forth in this Financing Order.

36. The True-Up Mechanism to be used to establish and adjust the Fixed Recovery Charges, as described in SCE’s testimony and as set forth in this Financing Order as required by § 850.1(b), is an “effective mechanism” that helps ensure the timely payment of the principal and interest on the Recovery Bond and all associated Ongoing Financing Costs and should be approved.

37. The advice letters submitted as part of the True-Up Mechanism to adjust the Fixed Recovery Charges, as described in SCE’s testimony and the body of this Financing Order, constitute “application[s] . . . to implement a[] true-up adjustment” pursuant to § 850.1(g).

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38. The adjustments to the Fixed Recovery Charges in annual Routine True-Up Mechanism Advice Letters and more frequent interim Routine True-Up Mechanism Advice Letters should go into effect within 20 days of submission provided that such Advice Letters should be submitted no later than 50 days before the Fixed Recovery Charge annual adjustment date, in the case of annual Routine True-Up Mechanism Advice Letters and, no later than 50 days before the proposed effective date, in the case of interim Routine True-Up Mechanism Advice Letters. These advice letters should be based on the pro forma example contained in Attachment 3 to this Financing Order.

39. The Routine True-Up Mechanism Advice Letters and Allocation Factor Non-Routine True-Up Mechanism Advice Letters should calculate a revised Fixed Recovery Charge using the Cash Flow Model. Protests, review, or correction to a Routine True-Up Mechanism Advice Letter or an Allocation Factor Non-Routine True-Up Mechanism Advice Letter should only address mathematical errors.

40. SCE should be allowed to submit Allocation Factor Non-Routine True-Up Mechanism Advice Letters based on the pro forma example contained in Attachment 4 to this Financing Order to reflect any revisions adopted in any related proceeding, subject to the terms of this Financing Order as set forth in these Ordering Paragraphs. Such Allocation Factor Non-Routine True-Up Mechanism Advice Letters should be submitted at least 60 days prior to the effective date proposed therein, and will be acted upon with 20 days of submission. Absent any protest, review or correction, which should be limited solely to the correction of any mathematical errors in the Allocation Factor

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Non-Routine True-Up Mechanism Advice Letter, SCE or a successor servicer may implement Fixed Recovery Charge adjustments proposed in an Allocation Factor Non-Routine True-Up Mechanism Advice Letter on the effective date identified in the Allocation Factor Non-Routine True-Up Mechanism Advice Letter, provided the Commission may delay the effective date for up to 30 days so that the correction may be made. The Allocation Factor Non-Routine True-Up Mechanism Advice Letters should calculate a revised Fixed Recovery Charge using the Cash Flow Model.

41. SCE should be allowed to submit Other Factor Non-Routine True-Up Mechanism Advice Letters based on the pro forma example contained in Attachment 5 to this Financing Order to revise the Cash Flow Model, subject to the terms found in the body of this Financing Order, to meet payments of principal and interest on the Recovery Bond and all other Ongoing Financing Costs. Such Other Factor Non-Routine True-Up Mechanism Advice Letter should be submitted no less than 90 days before the proposed effective date, and will be acted upon within 60 days. Absent a Commission resolution that adopts, modifies or rejects to proposed changes to the Cash Flow Model set forth in an Other Factor Non-Routine True-Up Mechanism Advice Letter, SCE or a successor servicer may implement Fixed Recovery Charge adjustments proposed in an Other Factor Non-Routine True-Up Mechanism Advice Letter on the effective date identified in the Other Factor Non-Routine True-Up Mechanism Advice Letter if that date is at least 90 days after the date of submission.

42. Subject to the review and approval of the Finance Team, SCE’s proposed mechanisms for establishing and adjusting the Fixed Recovery Charges are reasonable, including the True-Up Mechanism, the Routine True-Up Mechanism Advice Letters, and the Allocation Factor Non-Routine True-Up Mechanism Advice Letters, and Other Factor Non-Routine True-Up Mechanism Advice Letters in the Application.

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43. SCE’s proposal to address any potential tax implications through standard ratemaking mechanisms outside of the securitization transaction is just and reasonable.

44. The Fixed Recovery Charges should be: (i) nonbypassable, (ii) set for each Fixed Recovery Charge Customer Class in accordance with the Cash Flow Model and in accordance with this Financing Order and (iii) recovered from all existing and future Consumers in SCE’s Service Territory as of the date of this Financing Order except for those Consumers participating in the California Alternative Rates for Energy or Family Electric Rate Assistance programs pursuant to § 850.1(i). The Commission continues to have sole authority over Fixed Recovery Charge inter-Customer Class allocation issues and reserves the opportunity and intention to revisit the allocation methodology for future Fixed Recovery Charges in future proceedings.

45. Due to near-term SCE billing system constraints, the implementation of the Fixed Recovery Charge into Consumer rates may be delayed. The Billing Commencement Date will be identified in the Issuance Advice Letter. The Recovery Bond may have an initial payment period longer than other payment periods to accommodate the impact of billing delays due to the limitations of the interim billing system.

46. SCE should provide, (a) prior to its implementation of its new Consumer billing system, an explanation of the Fixed Recovery Charge, in accordance with the terms found in this Financing Order, in the “Things You Should Know” section of each Consumer’s bill and information enabling the Consumer to calculate their Fixed Recovery Charge based on their usage, directly on the

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Consumer’s bill and accessible through a link to an explanatory page on SCE.com, and (b) after the implementation of its new Consumer billing system, to include the Fixed Recovery Charge, including any Fixed Recovery Charges for Additional Recovery Bonds, as a single line item, together with the explanation in the “Things You Should Know” section of each Consumer’s bill. SCE’s bill presentation proposal, subject to the changes found in the body of this Financing Order, is consistent with the requirement of § 850.1(g) that the Fixed Recovery Charge “appear on the Consumer bills” and should be approved.

47. DL Consumers are obligated to pay Fixed Recovery Charges using applicable language under existing tariffs for DL Consumers.

48. SCE and the SPE should account for Fixed Recovery Charges in the manner described in the body of this Financing Order.

49. SCE should act as the initial servicer for Fixed Recovery Charge on behalf of the SPE.

50. To the extent Consumers of electricity in SCE’s Service Territory are billed by Third-Party Billers, SCE (as servicer for the Recovery Property) should bill such Consumers directly or may require these Third-Party Billers to bill for the Fixed Recovery Charges and to remit the Fixed Recovery Charge revenues to SCE on behalf of such Consumers.

51. Third-Party Billers that bill and collect the Fixed Recovery Charges from SCE’s Consumers should satisfy the requirements set forth in SCE’s Electric Rule 22.P., “Credit Requirements.”

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52. §§ 851 and 854 require the Commission to authorize any future voluntary or involuntary change in ownership of assets from an electrical or gas corporation to a public entity (pursuant to §§ 851(a), (b)(1) and 854.2(b)(1)(F)). In the event such an ownership change affects the payment of rates to SCE by any Consumers in SCE’s Service Territory, the Commission should, in the course of authorization, ensure that the new asset owner either (a) continues to bill and collect Fixed Recovery Charges from Consumers and remit such collections to SCE or a new servicer for the Recovery Bond or (b) ensures the upfront funding of the Fixed Recovery Charges that would otherwise be paid by Consumers where rate payment would be affected by the ownership change. The Commission’s authorization of ownership terms will effectuate the State’s pledge and agreement that the State shall not limit nor alter the Fixed Recovery Charges, the Recovery Property, this Financing Order, or any rights under a financing order until the Recovery Bond is fully paid and discharged (pursuant to § 850.1(e)).

53. The Bond Trustee (acting on behalf of the SPE) will have a legal right to only the amount of actual Fixed Recovery Charge cash collections. As servicer, SCE will be legally obligated to remit Fixed Recovery Charge revenues, on behalf of the SPE, to the Bond Trustee. SCE should remit the Fixed Recovery Charge revenues in accordance with the procedures described in the body of this Financing Order and the following three Conclusions of Law.

54. SCE should remit Fixed Recovery Charge revenues to the Bond Trustee on a daily basis to avoid an adverse impact on the Recovery Bond credit ratings. Over the life of the Recovery Bond, SCE should prepare a monthly report for the Bond Trustee that shows the estimated Fixed Recovery Charge revenues by month over the life of the Recovery Bond. Estimated Fixed Recovery Charge collections will be based on Consumer payment patterns. Not less often than semi-annually (or in the case of the first year after Recovery Bond issuance, following the first payment date), SCE should compare actual Fixed Recovery Charge revenues to the estimated Fixed Recovery Charge revenues that have

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been remitted to the Bond Trustee. Such reconciliation should be conducted within 60-days following the end of such semi-annual (or initial payment) period. SCE may calculate “actual” Fixed Recovery Charges based upon delinquency and payment patterns (days sales outstanding) during such semi-annual (or initial payment) period. The difference between the estimated Fixed Recovery Charge revenues and the actual Fixed Recovery Charge collections, if there has been an over-remittance to the Bond Trustee, should be netted against the following month’s remittance(s) to the Bond Trustee, or, if there has been an under-remittance by SCE, be deposited with the Bond Trustee by SCE within ten days.

55. The Bond Trustee (acting on behalf of the SPE) has a legal right to only the amount of actual Fixed Recovery Charge cash collections. Although SCE should be permitted to remit Fixed Recovery Charges based upon an estimated basis as described in Conclusion of Law 54, amounts collected that represent partial payments of a Consumer’s bill should be allocated between the Bond Trustee and SCE based on the ratio of the portion of the billed amount allocated for the Fixed Recovery Charge to the total billed amount. This allocation is an important bankruptcy consideration in determining the true sale nature of the transaction. In the event of any default by the Servicer, the Bond Trustee is entitled to receive a reconciliation of estimated collections and remittances to the Bond Trustee (described above) and actual collections of the Fixed Recovery Charges, including an allocation of partial payments based upon this pro-rata allocation methodology.

56. In the event Additional Recovery Bonds are issued by Additional SPEs, the Fixed Recovery Charges should be allocated pro rata between the Bond Trustees for each series.

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57. The Bond Trustee should hold all Fixed Recovery Charge collections received from SCE in a collection account. The Bond Trustee should use the funds held in the collection account to pay the principal and interest on the Recovery Bond and all Ongoing Financing Costs on a timely basis.

58. The Bond Trustee should invest all funds held in the collection account in investment-grade short-term securities that mature on or before the next Recovery Bond payment date. Investment earnings should be retained in the collection account to pay debt service and other Ongoing Financing Costs.

59. Subject to the review and approval of the Finance Team, SCE should be permitted to receive a rate of return on its equity contribution equal to the weighted average interest rate on the Recovery Bond, which should be payable as an Ongoing Financing Cost from the Fixed Recovery Charge revenue and be distributed to SCE on an annual basis, after payment of debt service on the Recovery Bond and other Ongoing Financing Costs.

60. If funds remain in the collection account on any Recovery Bond payment date, they should be credited to the excess funds subaccount. All subaccount funds should be available to pay debt service or other Recovery Costs. At the time of the filing of the next Routine True-Up Mechanism Advice Letter, the excess funds subaccount balance should be used to offset the revenue requirement for the Fixed Recovery Charges, including but not limited to replenishing the balance of the capital subaccount if necessary.

61. Upon payment in full of the principal and interest on the Recovery Bond and the payment and discharge of all other Ongoing Financing Costs, all remaining monies held by the Bond Trustee should be returned to Consumers in the following order of priority: first, an amount equal to SCE’s initial equity contribution into the capital subaccount, together with any required rate of

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return should be paid to SCE, and second, all other amounts held by the Bond Trustee in any fund or account (including any overcollateralization account) would be returned to SCE, and such amounts, together with any Fixed Recovery Charge revenues thereafter received by SCE, should be credited to Consumers through normal ratemaking processes.

62. Subject to the review and approval of the Finance Team, SCE should be authorized to charge an annual servicing fee.

63. Subject to the review and approval of the Finance Team, SCE should be authorized to charge an annual administration fee.

64. SCE should not resign as servicer without prior Commission approval.

65. If SCE fails to perform its servicing functions satisfactorily, as set forth in the Servicing Agreement, or is required to discontinue its billing and collecting functions, an alternate servicer nominated by the Bond Trustee should replace SCE. The new servicer should bill and collect only the Fixed Recovery Charge. The fees paid to the new servicer will be subject to the approval and approval of the Finance Team.

66. Before approving a third-party servicer, the Commission should determine that the appointment will not cause the then-current rating of any then outstanding Recovery Bonds to be withdrawn or downgraded.

67. SCE should serve a copy of the advice letters authorized by this Financing Order on this proceeding’s Service List and on any entity that requests service.

68. SCE should remit to the Commission’s Fiscal Office the required § 1904(b) fee of $174,570.50. The SPE should reimburse SCE for this fee as an Upfront Financing Costs.

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69. Notwithstanding § 1708 or any other provision of law, any requirement under Public Utilities Code Article 5.8 or this Financing Order that the Commission take action with respect to the subject matter of this Financing Order is binding on the Commission, as it may be constituted from time to time, and any successor agency exercising functions similar to the Commission, and the Commission will have no authority to rescind, alter or amend that requirement in this Financing Order.

70. The Recovery Bond should be excluded from SCE’s ratemaking capital structure as the SPE will have the legal obligation to repay the Recovery Bond from Fixed Recovery Charge revenues.

71. This Financing Order is irrevocable to the extent specified in § 850.1(e).

72. This Financing Order may be supplemented upon the Commission’s own motion or a petition by a party to this proceeding, so long as such supplements are not inconsistent with the terms and provisions herein.

73. SCE should be allowed to set its electric rates and charges, other than the Fixed Recovery Charges, at levels designed to allow SCE to recover franchise fees associated with, or imposed on the Fixed Recovery Charges, or any property taxes associated with the Initial AB 1054 CapEx, as described in SCE’s testimony, and SCE should pay such franchise fees and property taxes.

74. It is appropriate to apply GO 24-C and the Commission’s Financing Rule to the Recovery Bond.

75. SCE should be authorized to report, on behalf of the SPE, all information required by GO 24-C and the Commission’s Financing Rule regarding the Recovery Bond.

76. Pursuant to § 824 and General Order 24-C, SCE should maintain records that: (i) identify the specific Recovery Bond issued pursuant to this Financing Order, and (ii) demonstrate that the proceeds from the Recovery Bond have been used only for the purposes authorized by this Financing Order.

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77. Pursuant to § 850.1(d), this Financing Order will become effective in accordance with its terms only after SCE provides the Commission with SCE’s written consent to all the terms and conditions of this Financing Order.

78. There is no need for an evidentiary hearing in this proceeding.

79. This Financing Order complies with the provisions of Public Utilities Code Article 5.8 of the Public Utilities Code that was enacted by SB 901, as amended by AB 1054 and AB 1513.

80. This Financing Order construes, applies, implements, and interprets the provisions of Public Utilities Code Article 5.8. Therefore, applications for rehearing and judicial review of this Financing Order are subject to §§ 1731 and 1756. These laws provide that any application for rehearing of this Financing Order must be filed within 10 days of the final Financing Order. The Commission must issue its decision on any application for rehearing within 210 days of the filing for rehearing.

81. The following order should be effective immediately in order to comply with statutory deadlines mandated by Public Utilities Code Article 5.8.

82. The request for an expedited procedure for the Commission to consider and issue future financing orders approving issuance of Additional Recovery Bonds pursuant to § 850 et seq., including securitization of the remaining Total AB 1054 CapEx is reasonable and in the public interest. SCE should request the issuance of Additional Recovery Bonds through Additional SPEs by submitting an application in the manner described in the body of this Financing Order. Subject to compliance by SCE with the procedure, and subject to the review and approval of any such Additional Recovery Bond Applications by the Finance Team, as appropriate, the Commission will adopt a financing order resolution within 180 days in accordance with § 850.1(a)(1)(B).

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83. This proceeding should be closed.

FINANCING ORDER

IT IS ORDERED that:

1. Southern California Edison Company (SCE) is granted authority pursuant to Division 1, Part 1, Chapter 4, Public Utilities Code Article 5.8 of the Public Utilities (Pub. Util.) Code, subject to the terms and conditions in this Financing Order, to do the following:

a. Arrange for the issuance of a Recovery Bond as defined by Pub. Util. Code Section 850(b)(9). The total principal amount of the Recovery Bond shall be equal to the sum of: (i) $326,981,000 to fund costs and expenses related its Application (the Initial AB 1054 CapEx), plus (ii) Pre-Securitization Debt Financing Costs in an amount estimated to be $4,805,170, plus (iii) Upfront Financing Costs, in an estimated amount of $5,355,143 (in total, approximately $337,141,000, the Authorized Amount). The final Authorized Amount, including the final calculation of the Pre-Securitization Debt Financing Costs and of the Upfront Financing Costs, will be calculated by SCE and reviewed and approved by the Finance Team (described below), and approved by the Commission pursuant to the Issuance Advice Letter process as described in this Financing Order.

b. Arrange for the issuance of the Recovery Bond through a Financing Entity as that term is defined by Pub. Util. Code Section 850(b)(5). The Financing Entity shall be a Special Purpose Entity that is formed and wholly owned by SCE.

c. Apply the Recovery Bond proceeds to recover, finance, or refinance Recovery Costs as that term is defined by Pub. Util. Code Section 850(b)(10) consisting of the Initial AB 1054 CapEx, the Pre-Securitization Debt Financing Costs, and the Upfront Financing Costs.

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d. Arrange for the recovery, via nonbypassable rates and charges, of Fixed Recovery Charges as that term is defined by Pub. Util. Code Section 850(b)(7), and in accordance with the Consumer allocation described in the body of this Financing Order.

e. Submit requests for the Commission to consider and issue future financing orders approving the recovery of the remaining Total AB 1054 CapEx via an application in the manner described in the body of this Financing Order.

2. Prior to the issuance of the Recovery Bond, the Recovery Bond and the associated Recovery Bond transactions shall be reviewed and approved by the Commission’s Finance Team consisting of the Commission’s General Counsel, the Deputy Executive Director for Energy and Climate Policy, other Commission staff, outside bond counsel, and any other outside experts that the Finance Team deems necessary, consistent with the discussion in the body of this Financing Order. The other outside expertise may include, for example, a financial advisor to assist the Finance Team in overseeing and reviewing the issuance of a series of Recovery Bonds. The Finance Team’s pre-issuance review and approval of a series of Recovery Bonds shall be evidenced by a letter from the Finance Team to Southern California Edison Company, to be delivered no later than one day prior to the date of pricing. The Finance Team will provide oversight and approval of the material terms of the Recovery Bonds including but not limited to the amounts of fees, servicing fees, the process of selection of an underwriter and the preliminary structuring and marketing of the Recovery Bonds, including, if necessary, the Recovery Bonds’ credit agency application and the underwriter’s preparation, marketing, and indicative pricing of the Recovery Bonds, in a pre- issuance review process. Any costs incurred by the Finance Team in connection with its review and approval of a series of Recovery Bonds shall be treated as a bond issuance cost.

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3. The final terms and structure of Southern California Edison Company’s Recovery Bond, as modified in the body of this Financing Order, including recovery of the upfront Financing Costs and all Ongoing Financing Costs for the life of the Recovery Bond, as well as the initial Fixed Recovery Charges, shall be approved through an Issuance Advice Letter process. The recovery of all Upfront Financing Costs and Ongoing Financing Costs, as well as the initial Fixed Recovery Charges, shall automatically be approved and become effective at noon on the fourth business day after pricing unless before noon on the fourth business day after pricing the Commission rejects the Issuance Advice Letter.

4. The Recovery Bond may be amortized on a level, mortgage-style basis to be determined at the time of issuance in the Issuance Advice Letter. The scheduled final payment date of the latest maturing tranche of the Recovery Bond shall be as reviewed and approved by the Finance Team as described in the body of this Financing Order.

5. Any offering of Recovery Bonds shall be structured to be a “Qualifying Securitization” under IRS Revenue Procedure 2005-62.

6. A Recovery Bond issued pursuant to this Financing Order shall contain a legend to the following effect: “Neither the full faith and credit nor the taxing power of the State of California is pledged to the payment of principal of, or interest on, this bond.”

7. In accordance with Public Utilities Code Section 850.1(h), Recovery Property established by this Financing Order and further identified in the Issuance Advice Letter shall be created simultaneously with the sale of such Recovery Property to the Special Purpose Entity, will constitute a current property right, and will thereafter continuously exist as property for all purposes.

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8. Southern California Edison Company (SCE) shall sell the Recovery Property to the Special Purpose Entity (SPE), and upon such sale, the SPE shall have all of the rights originally held by SCE with respect to the Recovery Property, including the right to exercise any and all rights and remedies to collect any amounts payable by any Consumer in respect of the Recovery Property, including the Fixed Recovery Charges, and to obtain true-up adjustments to the Fixed Recovery Charges pursuant to the True-Up Mechanism, notwithstanding any objection or direction to the contrary by SCE.

9. Acting as initial servicer for the Recovery Property, Southern California Edison Company shall recover the Fixed Recovery Charges on behalf of a Special Purpose Entity.

10. The owners of Recovery Property will be entitled to recover Fixed Recovery Charge revenues in amounts sufficient to pay the principal and interest on the Recovery Bond together with all Ongoing Financing Costs, all as the same become due.

11. The Fixed Recovery Charges shall be nonbypassable and recovered from existing and future Consumers, as defined in Public Utilities Code Section 850(b)(3), in Southern California Edison Company’s Service Territory as of the date of this Financing Order, except for Consumers participating in the California Alternative Rates for Energy or Family Electric Rate Assistance programs, pursuant to Public Utilities Code Section 850.1(i). The Fixed Recovery Charges shall be imposed on all non-exempt Fixed Recovery Charge Customer Classes in accordance with the Cash Flow Model as set forth in the body of this Financing Order.

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12. Consumers that no longer take transmission and distribution retail service or that depart or reduce Southern California Edison Company (SCE) service after the date of the issuance of this Financing Order, or that meet relevant criteria in the applicable tariff, will be treated as departing load (DL) Consumers using applicable tariffs for DL Consumers, and will be subject to pay the Fixed Recovery Charges. DL Consumers shall pay the Fixed Recovery Charges based on an approach that is consistent with the method currently in place for recovery of nonbypassable charges for DL Consumers.

13. In the course of authorizing any future change in ownership of assets from Southern California Edison Company (SCE) to a public entity as described in Conclusion of Law 52, the Commission shall establish conditions which either: (i) ensure the up-front funding of the Fixed Recovery Charges that would otherwise be paid by those Consumers whose rate payment would be affected by the ownership change; or (ii) establish procedures to ensure the continued billing and collection of Fixed Recovery Charges from Consumers and remittance of such collections to SCE.

14. To implement the Fixed Recovery Charge for the Recovery Bond, Southern California Edison Company shall submit an Issuance Advice Letter in the form, timeframe, and manner described in the body of this Financing Order. The Issuance Advice Letter form identified in Attachment 2 to this Financing Order is approved. The Special Purpose Entity identified in the Issuance Advice Letter will constitute a Financing Entity for all purposes of Public Utilities Code Article 5.8. The staff of the Commission is given authority to reject the Issuance Advice Letter and stop the sale for a failure to adhere to the terms of the Financing Order.

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15. Once Recovery Property is established pursuant to this Financing Order, the Recovery Property, Fixed Recovery Charges, and other terms and conditions in the Financing Order shall not be adjusted in response to protests to the Issuance Advice Letter.

16. Total Upfront Financing Costs for the Recovery Bond is estimated to be $5.355 million. These costs do not include costs for Commission consultants and advisors or the Finance Team. Estimated costs assume that no credit enhancement (e.g., letter of credit or bond insurance) will be used.

17. The final Upfront Financing Costs of the Recovery Bond will be set forth in the Issuance Advice Letter.

18. The Special Purpose Entity may obtain credit enhancement in the form of an over-collateralization account for the Recovery Bond, but only if: (i) the credit enhancements are required by the rating agencies, or (ii) the all-in cost of the Recovery Bond with the credit enhancements is expected to be less than without the credit enhancements. The over-collateralization amount, if required by the rating agencies, shall be: (i) set forth in the Issuance Advice Letter, and (ii) funded in equal amounts on each debt service payment date, or in other such amounts and in such a manner as required by the rating agencies.

19. Any credit enhancement costs collected through the Fixed Recovery Charge, in excess of total debt service and other Recovery Costs, shall be the property of the Special Purpose Entity, subject to the terms set forth in the body of this Financing Order.

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20. After the Recovery Bond is repaid, if a balance remains in the collection account, or any subaccount, that balance will be returned to Consumers in the following order of priority: first, an amount equal to Southern California Edison Company (SCE)’s initial equity contribution into the capital subaccount, together with the required rate of return, would be paid to SCE, and second, all other amounts held by the Bond Trustee in any fund or account (including any over-collateralization account), would be returned to SCE, and such amounts, together with any Fixed Recovery Charge revenues thereafter received by SCE, would be credited to Consumers through normal ratemaking processes.

21. Subject to review and approval by the Finance Team and compliance with all specific requirements of this Financing Order, including those requirements set forth in the body of this Financing Order and the accompanying Conclusions of Law, Southern California Edison Company and the Special Purpose Entity may establish the terms and conditions of the Recovery Bond, including repayment schedules, interest rates, number of tranches, scheduled and final maturity dates, payment dates, over-collateralization or other credit enhancement, and other Recovery Bond terms, and additional Ongoing Financing Costs.

22. The Special Purpose Entity shall transfer the Recovery Bond proceeds (net of Upfront Financing Costs) to Southern California Edison Company as payment of the purchase price of the Recovery Property.

23. The Special Purpose Entity, as the owner of the Recovery Property, shall pledge the Recovery Property as collateral to an indenture trustee to secure payments of principal and interest on the Recovery Bond and all other Ongoing Financing Costs payable under an indenture pursuant to which the Recovery Bond is issued.

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24. The Special Purpose Entity (SPE) shall: (i) include restrictions in its organizational documents limiting the activities of the SPE to the issuance of Recovery Bond(s) and related activities, and eliminating the SPE’s ability to voluntarily file for bankruptcy, (ii) provide for the appointment of one or more independent directors to the SPE board, and (iii) provide for the payment of servicing and administration fees adequate to compensate Southern California Edison Company or any successor servicer for their costs of providing service.

25. After Southern California Edison Company (SCE) has sold, assigned, or otherwise transferred its interest in Recovery Property to the Special Purpose Entity (SPE), SCE shall: (i) operate its system to provide service to its Consumers, (ii) act as initial servicer under the transaction documents associated with the related Recovery Bond, and (iii) as initial servicer, bill and collect amounts in respect of the Fixed Recovery Charges for the benefit and account of the SPE and account for and remit these amounts to or for the account of the SPE.

26. Southern California Edison Company (SCE) may contribute equity to the Special Purpose Entity (SPE). The SPE equity shall be pledged to secure the Recovery Bond and shall be deposited into an account held by the Bond Trustee. After payment of principal and interest on the Recovery Bond and other Ongoing Financing Costs for a particular payment period, SCE shall be permitted to receive a rate of return on its equity contribution equal to the weighted average interest rate on the Recovery Bond.

27. The Commission shall have full access to the books and records of the Special Purpose Entity (SPE). Southern California Edison Company (SCE) should not make any profit from the SPE, except for an authorized return on SCE’s equity investment in the SPE. If the equity capital is drawn upon, it may be replenished via the Fixed Recovery Charges.

28. Subject to the review and approval of the Finance Team, Recovery Bonds will be sold in a negotiated offering through one or more underwriters.

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29. Southern California Edison Company shall use the amounts that it derives from the net Recovery Bond proceeds to pay or reimburse itself for Initial AB 1054 CapEx and Pre-Securitization Debt Financing Costs paid by, or on behalf of, SCE.

30. Because the Recovery Bonds do not require the Commission’s approval pursuant to Public Utilities Code Sections 701.5 or 817 since those provisions apply to the issuance of debt by a public utility, and the Special Purpose Entity, not Southern California Edison Company (SCE), will issue the Recovery Bonds, SCE need not file any application for Commission approval pursuant to those Code sections.

31. The Recovery Bond approved by this Financing Order comply with Public Utilities Code Section 817(b), (c), (g) and (h), even if those provisions did apply.

32. Southern California Edison Company is authorized pursuant to Public Utilities Code Section 823(d) to refund its short-term debt in connection with issuance of the Recovery Bond.

33. Due to near-term Southern California Edison Company (SCE) billing system constraints, the implementation of the Fixed Recovery Charge into Consumer rates may be delayed. The Billing Commencement Date shall be identified in the Issuance Advice Letter. To address this delay in inclusion of the Fixed Recovery Charge in bills, and to allow for sufficient time to collect the Fixed Recovery Charge to satisfy debt service requirements, it is reasonable for SCE to extend the first interest payment period to align with when the first Fixed Recovery Charge is included in Consumer rates.

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34. Beginning on the Billing Commencement Date, the Fixed Recovery Charges will appear on the monthly bill of each Consumer in Southern California Edison Company (SCE)’s Service Territory. SCE’s monthly Consumer bill shall include (a) prior to its implementation to its new Consumer billing system, an explanation of the Fixed Recovery Charge, in the manner described in the body of this Financing Order, placed in the “Things You Should Know” section of each Consumer’s bill along with information enabling the Consumer to calculate their Fixed Recovery Charge based on their usage, both directly on the Consumer’s bill and accessible through a link to an explanatory page on SCE.com, and (b) after the implementation of its new Consumer billing system, to include the Fixed Recovery Charge, including any Fixed Recovery Charges for Additional Recovery Bonds, as a single line item, together with the explanation in the “Things You Should Know” section of each Consumer’s bill. SCE’s bill presentation is consistent with the requirement of Public Utilities Code Section 850.1(g) that the Fixed Recovery Charge “appear on the Consumer bills,” as further described in the body of this Financing Order and Conclusion of Law 46.

35. Each Consumer bill shall reflect that: (i) the Fixed Recovery Charge has been transferred to the Special Purpose Entity (SPE), which does not belong to Southern California Edison Company (SCE); and (ii) that SCE is collecting the Fixed Recovery Charges on behalf of the SPE, all in accordance with the body of this Financing Order.

36. In the event of any default by the Servicer, the Trustee will be entitled to receive a reconciliation of estimated collections and remittances to the Trustee as described in Conclusion of Law 54 and actual collections of the Fixed Recovery Charge, including an allocation of partial payments, which allocates any partial payments by Consumers based upon a pro-rata allocation methodology as described in Conclusion of Law 55.

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37. If a Southern California Edison Company (SCE) Consumer fails to pay the Fixed Recovery Charge, SCE may shut-off power to such Consumer in accordance with Commission-approved shut-off policies; provided, however, that temporary changes in utility shut-off procedures due to emergencies, such as the current coronavirus disease 2020 pandemic, will be permitted.

38. The True-Up Mechanism for adjusting the Fixed Recovery Charge that is described in the body of this Financing Order and the accompanying Conclusions of Law, including the use of an advice letter process, is approved. Southern California Edison Company is authorized to and shall submit annual Routine True-Up Mechanism Advice Letters, semi-annual Routine True-Up Mechanism Advice Letters and more frequent, if necessary, interim Routine True-Up Mechanism Advice Letters in the form, timeframe, and manner described in the body of this Financing Order and the accompanying Conclusions of Law, until all Recovery Bond and all associated Ongoing Financings Costs are paid in full. The adjustments to the Fixed Recovery Charges specified in these advice letters shall go into effect automatically in the timeframe addressed in this Financing Order and the advice letter(s).

39. Southern California Edison Company shall be allowed to submit Allocation Factor Non-Routine True-Up Mechanism Advice Letters in the manner described in the body of this Financing Order and the accompanying Conclusions of Law based on the pro forma example contained in Attachment 4 to this Financing Order to reflect any revisions to be adopted in any future related proceeding.

40. Southern California Edison Company shall be allowed to submit Other Factor Non-Routine True-Up Mechanism Advice Letters in the manner described in the body of this Financing Order and the accompanying Conclusions of Law based on the pro forma example contained in Attachment 5 to this Financing Order to revise the Cash Flow Model as may be modified in accordance with the body of this Financing Order.

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41. Before approving any Other Factor Non-Routine True-Up Mechanism Advice Letter, the Commission should determine that the approval will not cause the then-current ratings on any then-outstanding Recovery Bonds to be withdrawn or downgraded.

42. Southern California Edison Company shall not resign as Servicer without prior approval from the Commission.

43. Subject to the review and approval of the Finance Team, an annual servicing fee shall be paid to Southern California Edison Company or any successor Servicer.

44. Subject to the review and approval of the Finance Team, an annual administration fee will be paid to Southern California Edison Company as administrator of the Special Purpose Entity.

45. If Consumers of electricity in Southern California Edison Company (SCE)’s Service Territory are billed by Third-Party Billers, SCE (as Servicer for the Recovery Property) shall bill the Consumer directly or may require these Third-Party Billers to bill for the Fixed Recovery Charges and to remit the Fixed Recovery Charge revenues on behalf of such Consumers.

46. Third-Party Billers that bill and collect the Fixed Recovery Charges from Southern California Edison Company (SCE)’s Consumers shall satisfy the requirements set forth in SCE’s Electric Rule 22.P.

47. The Commission will not approve the appointment of any third-party Servicer of Recovery Property without first determining that: (i) such approval will not cause any then-current credit rating of any then outstanding Recovery Bonds to be withdrawn or downgraded, and (ii) the servicing fee paid to the third-party Servicer is reasonable. A servicing fee payable to a third-party Servicer shall be as reviewed and approved by the Finance Team.

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48. Southern California Edison Company shall remit Fixed Recovery Charge revenues to the Bond Trustee, on behalf of the Special Purpose Entity, in accordance with the procedures described in the body of this Financing Order and the accompanying Conclusions of Law.

49. The Bond Trustee shall: (i) account for all funds as described in the body of this Financing Order and the associated Conclusions of Law; (ii) invest all funds in investment-grade short-term debt securities; and (iii) make principal and interest payments to Recovery Bond investors and pay other Ongoing Financing Costs.

50. In the event of a default by Southern California Edison Company in transferring the Fixed Recovery Charge revenues to the Bond Trustee, on behalf of the Special Purpose Entity (SPE), the following parties may petition the Commission to order the sequestration and payment to the Bond Trustee for the benefit of the SPE of revenues arising from the Recovery Property: (a) the holders of the Recovery Bond(s) and the Bond Trustees or representatives thereof as beneficiaries of any statutory or other lien permitted by the Public Utilities Code, (b) the SPE or its assignees, and (c) pledgees or transferees, including transferees under Public Utilities Code Section 850.4, of the Recovery Property.

51. Recovery Bonds shall be excluded from Southern California Edison Company’s ratemaking capital structure.

52. All regulatory approvals within the jurisdiction of the Commission that are necessary for the securitization of the Fixed Recovery Charges associated with Recovery Costs that are the subject of the Application, and the issuance of the Recovery Bond and all related transactions contemplated in the Application, are hereby granted.

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53. Pursuant to Public Utilities Code Section 824 and General Order 24-C, Southern California Edison Company shall maintain records that: (i) identify the specific Recovery Bond issued pursuant to this Financing Order, and (ii) demonstrate that the proceeds from the Recovery Bond have been used only for the purposes authorized by this Financing Order.

54. Southern California Edison Company shall report, on behalf of the Special Purpose Entity, all information required by General Order 24-C and the Commission’s Financing Rule regarding all Recovery Bonds.

55. This Financing Order shall become effective in accordance with its terms and conditions only when Southern California Edison Company (SCE) provides its written consent to all terms and conditions of this Financing Order. This Financing Order shall be void and of no force or effect if SCE does not provide its written consent to all terms and conditions of this Financing Order.

56. Southern California Edison Company (SCE) shall file and serve within 10 days from the date the Financing Order is mailed a written statement that either: (i) SCE consents to all terms and conditions of this Financing Order, or (ii) SCE does not consent to all terms and conditions of this Financing Order. If the latter, SCE’s written statement shall identify the specific terms and conditions it does not consent to and explain why it does not consent to these terms and conditions.

57. Following Southern California Edison Company (SCE)’s written consent, this Financing Order, together with the Fixed Recovery Charges authorized by this Financing Order, shall become irrevocable to the extent specified in Public Utilities Code Section 850.1(e) and binding upon SCE and any successor to SCE that provides electric distribution service directly to Consumers of electricity within SCE’s Service Territory.

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58. On or after the effective date of this Financing Order, upon the request of Southern California Edison Company (SCE), the Special Purpose Entity (SPE), the indenture trustee in connection with a series of Recovery Bonds (Bond Trustee), or all of them, the Commission’s General Counsel shall execute and deliver the following to SCE, the SPE, and/or the Bond Trustee: (i) a certificate that attaches a true, correct, and complete copy of this Financing Order and certifies such copy to be the act and deed of this Commission; (ii) a certificate that states this Financing Order has not been altered, rescinded, amended, modified, revoked, or supplemented as of the date of the closing of the Recovery Bond authorized by the Financing Order; and (if timely) (iii) a certificate that states the Commission has reviewed and approved the Recovery Bond in accordance with the Financing Order.

59. Within 10 days from the date when all preconditions to the issuance of the Recovery Bond have been satisfied, and in any event prior to the issuance of the first series of Recovery Bonds, Southern California Edison Company (SCE) shall remit a check to the Commission’s Fiscal Office in the amount of $174,570.50 to pay fees related to Public Utilities Code Section 904, and the Special Purpose Entity shall reimburse SCE for such payment. This Financing Order decision number shall be written on the face of the check.

60. The Application is granted and denied to the extent set forth in the previous Ordering Paragraphs.

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61. Southern California Edison Company (SCE) may submit requests for the Commission to consider and issue future financing orders approving issuance of Additional Recovery Bonds pursuant to Public Utility Code Section 850 et seq., including securitization of the remaining Total AB 1054 CapEx, in the manner described in the body of this Financing Order. Subject to compliance by SCE with this procedure, the Commission will adopt a financing order decision or resolution within 180 days.

62. This proceeding is closed.

This order is effective today

Dated November 5, 2020, at San Francisco, California.

MARYBEL BATJER
President
LIANE M. RANDOLPH
MARTHA GUZMAN ACEVES
CLIFFORD RECHTSCHAFFEN
GENEVIEVE SHIROMA
Commissioners

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ATTACHMENTS

#1: Cash Flow Model

#2: Form of Issuance Advice Letter

#3: Form of Routine True-Up Mechanism Advice Letter

#4: Form of Non-Routine True-Up Mechanism Advice Letter

#5: From of Other Factor Non-Routine True-Up Mechanism Advice Letter

#6: List of Estimated Upfront Financing Costs

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GLOSSARY OF TERMS

AB 1054: Assembly Bill No. 1054, enacted in 2019 to address fire risks.

ABS: Asset-Backed Security (here, the Recovery Bond which is backed by the Fixed Recovery Charge).

Authorized Amount: The total of the Initial AB 1054 CapEx, the Pre-Securitization Debt Financing Costs, and the Upfront Financing Costs (i.e., the total amount of the Recovery Bond).

Bond Collateral: The Recovery Property as well as all other rights and assets of the SPE.

CARE: California Alternative Rates for Energy program.

Consumers: Electricity customers in SCE’s Service Territory.

DL: Departing Load Consumers.

EDGARization is the process of converting original documents — MS Word, MS Excel, PDF, etc. — into acceptable SEC format.

Equity Rate Base Exclusion: Certain large electrical utility expenditures are directed by the Legislature to be excluded from their Consumer rate base.

FERA: Family Electric Rate Assistance program.

Fixed Recovery Charge: The nonbypassable charge allocated to Consumers to pay for the Recovery Bond’s debt service and ongoing financing costs.

Grid Safety and Resiliency Program (GSRP): SCE’s wildfire risk mitigation program.

Initial AB 1054 CapEx: SCE’s Application’s initial tranche of its Total AB 1054 CapEx, which is $326,981,000 in fire risk mitigation capital expenditures and wildfire-related costs and expenditures.

Issuance Advice Letter: Document detailing the final proposed terms for the Recovery Bond.

NMDL: New Municipal Departing Load.

O&M: Operations and maintenance.

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Pre-Securitization Debt Financing Costs: The cost of the debt that SCE is incurring on the Initial AB 1054 CapEx of $326,981,000, until the Recovery Bond is sold on the financial market.

Recovery Bond: Financial instrument approved in AB 1054 for securitizing approved fire risk mitigation plan capital expenditures and wildfire-related costs and expenditures.

Recovery Property: The nonbypassable Fixed Recovery Charge.

Special Purpose Entity (SPE): SCE’s proposed wholly owned yet legally separate subsidiary, which would exist solely to issue Recovery Bonds.

Third-Party Billers: Electric Service Providers (ESPs) or other utilities in SCE’s Service Territory.

TMDL: Transferred Municipal Departing Load.

Total AB 1054 CapEx: SCE’s $1.575 billion share of fire risk mitigation capital expenditures and wildfire-related costs and expenditures subject to Equity Rate Base Exclusion.

True-Up Mechanism: The various adjustments that can be made to the Fixed Recovery Charge to ensure adequate recovery to support the Recovery Bond.

Upfront Financing Costs: The cost of all acts and services related to issuing the Bond.

Attachment 1

Description of Cash Flow Model

SOUTHERN CALIFORNIA EDISON COMPANY

DESCRIPTION OF THE TRUE-UP ADJUSTMENT MECHANISM AND

IMPLEMENTING CASH FLOW MODEL

Introduction

The purpose of this attachment is to describe the cash flow model which reflects and implements the True-Up Adjustment Mechanism to be used to calculate the Fixed Recovery Charge (“FRC”) for Consumers. The FRC will be established sufficient, in the aggregate amount, to pay, on a timely basis, the scheduled principal and interest on the Recovery Bonds together with all other Ongoing Financing Costs associated with the Recovery Bonds.

The FRCs will be imposed on all non-exempted Consumers based on Consumer class (each a, “FRC Consumer Class”) based on the “total distribution” allocation factors of each FRC Consumer Class set in the 2018 General Rate Case. These allocation factors may be adjusted by SCE based upon changes in such factors in a subsequent General Rate Case or other applicable proceedings (the “GRC Allocation Factors”). The FRC will be a consumption-based (kWh) charge for each FRC Consumer Class.

The FRC will be calculated separately for the Recovery Bonds and any series of Additional Recovery Bonds (collectively, the “Bonds”) issued.

The FRC established under any True-Up Mechanism Advice Letter will remain in effect until changed pursuant to the filing of a subsequent True-Up Mechanism Advice Letter.

The remainder of this attachment is organized as follows:

•	Overview of the Bond Cash Flow Model; and

•	FRC rate calculation.

Overview of the Bond Cash Flow Model

The Bond cash flow model is based upon three basic steps: first, determine the revenue requirement necessary to pay the Recovery Bonds on a payment date; second, allocate this revenue requirement among each FRC Consumer Class based upon the GRC Allocation Factors, and third, determine the FRC for each FRC Consumer Class based upon forecasted consumption by such class during the related payment period (a “Payment Period”), using the most recent sales forecasts.

Each True-Up Mechanism Advice Letter will show the revenue requirement and resulting FRC for each of the next two Payment Periods following the proposed adjustment date. The first Payment Period means the period commencing on an adjustment date (or, in the case of

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the initial charge calculations, the Closing Date) and ending on (and including) the first Payment Date following the adjustment date (the “First Payment Period”); the second payment period means the period commencing on the first day of the calendar month of the first Payment Date following the adjustment date and ending on (and including) the next Payment Date (the “Second Payment Period”).

The revenue requirement for each Payment Period will include all scheduled (or legally due) payments of principal (including, if any, prior scheduled but unpaid principal payments) and interest on the Recovery Bonds and all other Ongoing Financing Costs payable on such related Payment Date (collectively, the “Periodic Payment Requirement”). The cash flow model adjusts the Periodic Payment Requirement, using billing uncollectibles and average days sales outstanding data, to determine the “Periodic Billing Requirement” for such Payment Period, which is the amount of FRC revenue that must be billed during the Payment Period to ensure that sufficient FRC revenues will be received on or prior to the Collection Cut-Off Date to satisfy the Periodic Payment Requirement for such Payment Date. The Collection Cut-Off Date is the last day of the calendar month immediately preceding the Payment Date.

Excess funds from prior payment periods will be held in an excess funds subaccount.

To take into account cash flow from existing Fixed Recovery Charges and any excess funds held under the bond indenture from prior FRC collections, the Periodic Payment Requirement for the First Payment Period (other than the First Payment Period following the Closing Date) is adjusted in two steps:

First, the Periodic Payment Requirement for the First Payment Period will be decreased by the amount of any funds held by the Trustee in the general subaccount or the excess funds subaccount as of date no earlier than fifteen business days prior to the calculation date (the “Calculation Cut-Off Date”).

Second, the Periodic Payment Requirement will be further decreased by the amount of FRC collections projected to be collected under the then-current FRC rates after the Calculation Cut-Off Date.

FRC Rate Calculation

The Bond cash flow model, which reflects the True-Up Adjustment Mechanism, will be used to calculate the FRC for each FRC Consumer Class.

Step 1:	Determine the Periodic Payment Requirement for the First Payment Period, as adjusted as described in the Overview section, as well as the Periodic Billing Requirement for such First Payment Period.

Step 2:

Allocate the Periodic Billing Requirement for the First Payment Period using the GRC Allocation Factors with the exempt FRC Consumer Classes (“CARE/FERA”) and non- exempt FRC Consumer Classes identified separately. For purposes hereof, the Periodic Billing Requirement allocated to each FRC Consumer Class will be derived by multiplying the Periodic Billing Requirement for the First Payment Period by the applicable GRC Allocation Factor.

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Step 3:	Allocate the CARE/FERA Periodic Billing Requirement for the First Payment Period to all non-exempt FRC Consumer Classes using an allocation factor equivalent to the existing CARE discount allocation.

Step 4:

Determine a rate per kWh for each FRC Consumer Class for the First Payment Period (a “Clearing Rate”) by dividing each non-Exempt FRC Consumer Classes’ respective portion of the Periodic Billing Requirement for the First Payment Period by their respective forecasted sales for the First Payment Period.

Step 5:	Determine the Periodic Payment Requirement for the Second Payment Period as well as the Periodic Billing Requirement for the Second Payment Period.

Step 6:	Repeat Steps 2-4 to allocate the Periodic Billing Requirement and determine the FRC Clearing Rate for each FRC Consumer Class.

Step 7:

Compare the Clearing Rates for each FRC Consumer Class in each Payment Period, and the highest Clearing Rate will be the FRC Rate for the Consumer Class effective upon the next adjustment date. Any excess funds collected in the First or Second Payment Period will be taken into account in the next True-Up Mechanism Advice Letter as described in the Overview section above.

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Attachment 2

Form of Issuance Advise Letter

[date]

Advice             -E

(Southern California Edison Company ID [         ])

Public Utilities Commission of the State of California

Subject:	Issuance Advice Filing for Recovery Bonds

Pursuant to California Public Utilities Commission (CPUC) Decision (D.) [            ] (Decision), Southern California Edison Company (SCE) hereby transmits for filing, [one] day after the pricing date of this series of Recovery Bonds, the initial Fixed Recovery Charges for the series. This Issuance Advice Filing is for the Recovery Bonds series                     ,tranche(s)                      (Recovery Bonds).

Purpose:

This filing establishes initial Fixed Recovery Charges for rate schedules for Consumers. This filing also establishes the Recovery Property to be sold to the Recovery Property Owner (Special Purpose Entity or SPE), including the Billing Commencement Date. Finally, this filing sets forth the final terms of the Recovery Bonds, including a final estimate of Upfront Financing Costs and estimated Ongoing Financing Costs for the 12-month period following the Closing Date.

Background:

In D. [            ], the Commission authorized SCE to submit Issuance Advice Letters when final terms and pricing for Recovery Bonds have been established. Issuance Advice Letter filings are those in which SCE uses the cost allocation and rate design methodology and Fixed Recovery Charge cash flow formula found (the “adjustment mechanism”) reasonable by the Commission in D. [             ] to establish initial Fixed Recovery Charges for a series of Recovery Bonds. Using this methodology and formula approved by the Commission in D. [             ], this filing establishes the initial Fixed Recovery Charges.

Issuance Information:

Decision [            ] requires SCE to provide the following information.

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Recovery Bond Name:

Recovery Property Owner (SPE):

Bond Trustee(s):

Closing Date:

Bond Rating(s):

Principal Amount Issued (Authorized Amount):                 (See Table 1 below)

Upfront Financing Costs:             (See Table 2 below)

Upfront Financing Costs as a Percent of Principal Amount Issued:

Coupon Rate(s): See Exhibit 1

Call Features:

Expected Principal Amortization Schedule: See Exhibit 1

Scheduled Final Payment Date(s): See Exhibit 1

Legal Maturity Date(s): See Exhibit 1

Payment Dates (semi-annually):

Annual Servicing Fee as a percent of the issuance amount:

Overcollateralization amount for the series, if any:

FRC Annual Adjustment Date:

Semi-Annual Adjustment Dates: [insert if mandatory adjustments required by Servicing Agreement]

Billing Commencement Date:

First Payment Period: [Closing Date through and including first Payment Date]

Second Payment Period: [Day following First Payment Date through and including second

Payment Date]

Authorized Amount:

The following table sets for the computation of the final Authorized Amount (i.e., the principal amount of the Recovery Bonds).

Table 1: Authorized Amount
Initial AB 1054 CapEx Amount:	$
Estimated Pre-Securitization Debt Financing Costs of Initial AB 1054 CapEx (See Exhibit 4)
Upfront Financing Costs (See Table 2 below)
Total Authorized Amount		$

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Upfront Financing Costs:

The following table includes actual or estimated (as noted) Upfront Financing Costs to be incurred in connection with the issuance of the Recovery Bonds:

Table 2: Upfront Financing Costs
Underwriters’ Fees and Expenses	$
Legal Fees and Expenses
Rating Agency Fees
Accounting Fees and Expenses
Company’s Advisory Fee
Servicer Set-up Costs
SEC Registration Fees
Section 1904 Fees
Printing / EDGARizing Expenses
Trustee / Trustee Counsel Fee and Expenses
Original Issue Discount
Commission’s Costs and Expenses Miscellaneous
Total	$
Note 1: Section 1904 Fees computed by today’s Order.

True-Up Mechanism:

Changes to the Fixed Recovery Charges will be requested through the filing of Routine True-Up Mechanism Advice Letter and Non-Routine True-Up Mechanism Advice Letter in accordance with Decision [            ]. Annually before each FRC Annual Adjustment Date and more often as deemed necessary by the servicer the servicer will submit Routine True-Up Mechanism Advice Letter in the form of Attachment 3 to the Financing Order to ensure that Fixed Recovery Charges collections be sufficient to make all scheduled payments of bond principal, interest, and other Ongoing Financing Costs on a timely basis during each of the two payment periods. The first payment period means the period commencing on the Closing Date and ending (and including) the first Payment Date following the Closing Date (the “First Payment Period”); the second payment period means the period commencing on the day following the first Payment Date following the adjustment date and ending on (and including) the next Payment Date (the “Second Payment Period”). The servicer may also submit Allocation Factor Non-Routine True-Up Mechanism Advice Letter in the form of Attachment 4 to the Financing Order after any base rate proceeding changing the allocation factors. The servicer may also submit Non-Routine True-Up Mechanism Advice Letters in the form of Attachment 5 to the Financing Order.

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Ongoing Financing Costs:

The following table includes estimated Ongoing Financing Costs for the First and Second Payment periods following Closing Date to be recovered through Fixed Recovery Charges in accordance with the Financing Order.

TABLE 3: Estimated Ongoing Financing Costs
	First Payment Period	Second Payment Period
Servicing Fee (SCE as Servicer) ([##]% of the initial Recovery Bond principal amount)	$	$
Administration Fee
Accounting Fees and Expenses
Legal Fees and Expenses
Rating Agency Surveillance Fees
Trustee Fees and Expenses
Independent Director Fees
Printing / EDGARizing Expenses
Return on Equity
Miscellaneous Fees and Expenses
TOTAL ONGOING FINANCING COSTS (with SCE as Servicer)	$	$
Ongoing Servicers Fee (Third Party as Servicer) (0.60% of initial principal amount)
TOTAL ONGOING FINANCING COSTS (Third Party as Servicer)	$	$

Fixed Recovery Charges:

Table 4 below shows the inputs and current assumptions for each of the variables used in calculating the Fixed Recovery Charges:

TABLE 4: Input Values For Fixed Recovery Charges
	First Payment Period	Second Payment Period
Allocation Factors for each Customer Class (see Exhibit 3)
Projected kWh sales for each Customer Class for payment period (See Exhibit 3)
Percent of Consumers’ revenue written off
Average Days Sales Outstanding
Ongoing Financing Costs for the applicable payment period (See Table 3 above)
Recovery Bond Principal
Recovery Bond Interest
Periodic Payment Requirement (See Exhibit 2)
Periodic Billing Requirement (See Exhibit 3)

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Table 5 shows the initial Fixed Recovery Charges for each FRC Consumer Class:

TABLE 5: Fixed Recovery Charges
Rate Group	Fixed Recovery Charges	¢/kWh
Residential Domestic	Non-CARE
Residential Domestic	FERA
Res/Dom Income Qualified	CARE
Small C&I (<20kW)	GS-1
Traffic Control	TC-1
Medium C&I (20 kW – 200 kW)	GS-2
Medium C&I (200 kW – 500 kW)	GS-3
Large C&I (Sec) includes standby customers	Tou-8-Sec
Large C&I (Pri) includes standby customers	Tou-8-Pri
Large C&I (Sub) includes standby customers	Tou-8-Sub
Small AG& Pump (< 200 kw)	AG&P < 200 KW
Large Ag& Pump (≥ 200 kw)	AG&P >= 200 KW
Street/Area Lighting	Street Light System

Recovery Property:

Recovery Property is the property described in Public Utilities Code Section 850(b)(11) relating to the Fixed Recovery Charges set forth herein, including, without limitation, all of the following:

(1)	The right, title and interest in and to the Fixed Recovery Charges set forth herein, as adjusted from time to time.

(2)

The right to be paid the principal amount of the Recovery Bonds, together with interest thereon as the same become due as shown on Exhibit 2, together with all Ongoing Financing Costs as the same become due.

(3)	The right, title and interest in and to all revenues, collections, claims, payments, money, or proceeds of or arising from the Fixed Recovery Charges, as set forth herein.

(4)

All rights to obtain adjustments to the Fixed Recovery Charges under the True-Up Mechanism. These Fixed Recovery Charges, as adjusted from time to time, shall remain in place until the total amounts in Exhibit 2 are paid in full to the owner of the Recovery Property, or its assignee(s).

Proposed Tariff Changes:

[If Fixed Recovery Charge rate change is being implemented as a standalone rate change]: Attachment A provides all applicable tariff sheets reflecting the revised Fixed Recovery Charges shown in Table 5.

[If Fixed Recovery Charge rate change is being consolidated with other rate changes]: SCE will submit all tariff sheets reflecting the revised Fixed Recovery Charges shown in Table 5 in the consolidated revenue requirement and rate change advice letter for rates effective in [date].

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Effective Date:

In accordance with Decision [            ], unless before noon on the fourth business day after pricing the Commission issues an order finding that the proposed Recovery Bond issuance does not comply with the Financing Order, the Issuance Advice Letter and the Fixed Recovery Charges established by this Issuance Advice Letter will be effective automatically at noon on the fourth business day after pricing, and pursuant to Section 850.1(h), the Recovery Property established by the Financing Order, will come into being simultaneously with the sale of the Recovery Property to the SPE. The Fixed Recovery Charges will continue to be effective, unless they are changed by a subsequent True-Up Mechanism Advice Letter. All of the Recovery Property identified herein constitutes a current property right and will continuously exist as property for all purposes. Further all Upfront Financing Costs and all Ongoing Financing Costs for the life of the Recovery Bonds shall be recoverable as provided in the Financing Order.

Description of Exhibits:

Exhibit 1 presents the debt service schedule for the Recovery Bonds, including expected principal amortization, scheduled final payment dates and final legal maturity dates, interest rates, and aggregate scheduled debt service per payment date.

Exhibit 2 presents the Periodic Payment Requirements related to the Recovery Bonds for the two payment periods following the Closing Date.

Exhibit 3 presents the Fixed Recovery Charges calculations.

Exhibit 4 presents the calculation of Pre-Securitization Debt Financing Costs.

Notice:

In accordance with General Order 96-B, Section 4.4, a copy of this advice letter is being sent electronically and via U.S. mail to parties shown on the attached list. Address changes should be directed to [            ] at (626) [            ]. Advice letter filings can also be accessed electronically at: [https://www.sce.com/regulatory/advice-letters]

Attachments

cc: Service List for A.[    ].

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Exhibit 1

Recovery Bond Terms and Debt Service Schedule

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Exhibit 2

Periodic Payment Requirements

The total amount payable to the owner of the Recovery Property, or its assignee(s), pursuant to this issuance advice letter is a $             principal amount, plus interest on such principal amount, plus Ongoing Financing Costs, to be obtained from Fixed Recovery Charges calculated in accordance with D. [            ].

The Fixed Recovery Charges shall be adjusted from time to time, at least annually, via the Routine True-Up Mechanism Advice Letter and Non-Routine True-Up Mechanism Advice Letter in accordance with D. [            ].

The following amounts are scheduled to be paid by the Bond Trustee from Fixed Recovery Charges it has received during the two Payment Periods following the Closing Date. These payment amounts include principal plus interest and plus other Ongoing Financing Costs.

Payment Period	Recovery Bond Payments (See Exhibit 1)	Ongoing Financing Costs (See Table 3)	Periodic Payment Requirement
First Payment	$	$	$
Period
Second Payment	$	$	$
Period

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Exhibit 3

Fixed Recovery Charges Calculations

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Exhibit 4

Calculation of Pre-Securitization Debt Financing Costs

Pre-Securitization Debt Financing Costs	Amount
Long-term Cost of Debt From August 1, 2019 to March 10, 2020	$
Bridge Financing Cost From March 11, 2020 to Closing Date1
TOTAL ESTIMATED PRE-SECURITIZATION DEBT FINANCING COSTS	$

[1]	Updated financing costs will reflect the interest expense up to the Closing Date

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Attachment 3

Form of Routine True-Up Mechanism Advice Letter

[date]

Application             -E

(Southern California Edison Company ID [            ])

Public Utilities Commission of the State of California

Subject:	Routine [Annual] [Interim] Advice Filing for Fixed Recovery Charges True- up Mechanism

Pursuant to California Public Utilities Commission (CPUC) Decision (D.) [            ] (Decision), Southern California Edison Company (SCE), as servicer of the Recovery Bonds (Recovery Bonds) and on behalf of the Special Purpose Entity, hereby applies for adjustment to the Fixed Recovery Charge for series                  , Tranche(s)                  of the Recovery Bonds.

Purpose:

This filing establishes revised Fixed Recovery Charges for rate schedules for Consumers, as set forth in D. [            ].

Background:

In D. [            ], the Commission granted SCE authority to issue Recovery Bonds to finance certain costs and expenses related to catastrophic wildfires, including fire risk mitigation capital expenditures identified in subdivision (e) of Section 8386.3 of the Public Utilities Code, and associated financing costs.

Recovery Bonds are securities that are backed by the cash flows generated by a specific asset that has been be sold by SCE to a Special Purpose Entity that issued the Recovery Bonds secured by this asset. The asset sold is Recovery Property, a current property right that was created by Article 5.8 as the right, title and interest in and to all (i) Fixed Recovery Charges established pursuant to the Financing Order, including all rights to obtain adjustments, and (ii) revenues, collections, claims, payments, monies, or proceeds of or arising from the Fixed Recovery Charges that will cover debt service and all Ongoing Financing Cost, including any draws on the capital subaccount, as authorized in D. [     ]

In D. [            ], the Commission authorized SCE to submit Routine True-up Mechanism Advice Letters at least annually, before each [insert FRC Annual Adjustment Date] and more frequently as permitted in the Financing Order and deemed necessary by the servicer. These filings are intended to ensure that the actual revenues collected under the Fixed Recovery Charges will be

3-1

sufficient to make all scheduled payments of Bond principal and interest as well as to pay all other Ongoing Financing Costs on a timely basis during each of the two payment periods following the date of adjustment.. The first payment period means the period commencing on an adjustment date and ending (and including) the first Payment Date following the adjustment (the “First Payment Period”); the second payment period means the period commencing on the day following the first Payment Date following the adjustment date and ending on (and including) the next Payment Date (the “Second Payment Period”). Routine True-up Mechanism Advice Letter filings are those where SCE uses the cost allocation and rate design methodology and Fixed Recovery Charge and cash flow method (collectively, the “adjustment mechanism”) found reasonable by the Commission in D. [                ] to revise existing Fixed Recovery Charges.

Using the adjustment mechanism approved by the Commission in D. [            ], this filing modifies the variables used in the Fixed Recovery Charge calculations and provides the resulting modified Fixed Recovery Charges.

Table 1 shows estimated Ongoing Financing Costs for the next two payment periods to be recovered through Fixed Recovery Charges in accordance with the Financing Order.

TABLE 1: Estimated Ongoing Financing Costs

	First Payment Period	Second Payment Period
Servicing Fee (SCE as Servicer) ([##]% of the initial Recovery Bond principal amount)	$	$
Administration Fee
Accounting Fees and Expenses
Legal Fees and Expenses
Rating Agency Surveillance Fees
Trustee Fees and Expenses
Independent Director Fees
Printing / EDGARizing Expenses
Return on Equity
Miscellaneous Fees and Expenses
Deposit to the Capital Subaccount (if any)
TOTAL ONGOING FINANCING COSTS (with SCE as Servicer)	$	$
Ongoing Servicers Fee (Third Party as Servicer) (0.60 % of initial principal amount)
TOTAL ONGOING FINANCING COSTS (Third Party as Servicer)	$	$

Table 2 shows assumptions for each of the variables used in calculating the Fixed Recovery Charges.

3-2

TABLE 2: Input Values For Fixed Recovery Charges

	Period 1	Period 2
Allocation Factors for each Customer Class (see Exhibit 3)
Projected MWh sales for each Customer Class for payment period (See Exhibit 3)
Percent of Consumers’ revenue written off
Average Days Sales Outstanding
Ongoing Financing Costs for the applicable payment period (See Table 1 above)
Balance of Collection Account (Net of Capital Subaccount)(As of xx/xx, which is the Calculation Cut-off Date)		N/A
Recovery Bond Principal
Recovery Bond Interest
Periodic Payment Requirement (See Exhibit 2)
Periodic Billing Requirement (See Exhibit 3)

Table 3 shows the revised Fixed Recovery Charges to be effective for Consumers. The Fixed Recovery Charge calculations are shown in Exhibit 3.

TABLE 3: Fixed Recovery Charges

Rate Group	Fixed Recovery Charges	¢/kWh
Residential Domestic	Non-CARE
Residential Domestic	FERA
Res/Dom Income Qualified	CARE
Small C&I (<20kW)	GS-1
Traffic Control	TC-1
Medium C&I (20 kW – 200 kW)	GS-2
Medium C&I (200 kW – 500 kW)	GS-3
Large C&I (Sec) includes standby customers	Tou-8-Sec
Large C&I (Pri) includes standby customers	Tou-8-Pri
Large C&I (Sub) includes standby customers	Tou-8-Sub
Small AG& Pump (< 200 kw)	AG&P < 200 KW
Large Ag& Pump (≥ 200 kw)	AG&P >= 200 KW
Street/Area Lighting	Street Light
System

Proposed Tariff Changes:

[If Fixed Recovery Charge rate change is being implemented as a standalone rate change]: Attachment A provides all applicable tariff sheets reflecting the revised Fixed Recovery Charges shown in Table 3.

[If Fixed Recovery Charge rate change is being consolidated with other rate changes]: SCE will submit all tariff sheets reflecting the revised Fixed Recovery Charges shown in Table 3 in the consolidated revenue requirement and rate change advice letter for rates effective in [date].

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Effective Date1:

[If annual Routine True-Up Mechanism Advice Letter]

In accordance with D. [            ], Routine True-Up Mechanism Advice Letters for required annual Fixed Recovery Charge adjustments shall be submitted at least 15 days before [insert the FRC Annual Adjustment Date] and these adjustments to Fixed Recovery Charges shall be effective on [insert the FRC Annual Adjustment Date]. No Commission resolution is required. Therefore, these Fixed Recovery Charges shall be effective [insert the FRC Annual Adjustment Date] through until they are changed by the next annual Routine True-Up Mechanism Advice Letters or, if earlier by an interim Routine True-Up Mechanism or Non-Routine True-Up Mechanism adjustment.

[If interim Routine True-Up Mechanism Advice Letter]

In accordance with D. [                 ], interim Routine True-Up Mechanism Advice Letters for interim Fixed Recovery Charge adjustments shall be submitted at least 15 days before the end of the month and these adjustments to Fixed Recovery Charges shall be effective at the beginning of the next month. No Commission resolution is required. Therefore, these Fixed Recovery Charges shall be effective until they are changed by the next annual Routine True-Up Mechanism Advice Letters or, if earlier by an interim Routine True-Up Mechanism or Non-Routine True-Up Mechanism adjustment.

Description of Exhibits:

Exhibit 1 to this advice filing presents the revised principal amortization schedule for the Recovery Bonds.

Exhibit 2 presents the revised Periodic Payment Requirements related to the Recovery Bonds for the two payment periods following the adjustment date. These Periodic Payment Requirements will be adjusted based upon the Cash Flow Model to determine the Periodic Billing Requirement, as shown in Exhibit 3.

Exhibit 3 presents the revised Fixed Recovery Charge calculations.

Notice:

In accordance with General Order 96-B Section 4.4, a copy of this advice letter is being sent electronically and via U.S. mail to parties shown on the attached list. Address changes should be directed to [            ] at (626) [        ]. Advice letter filings can also be accessed electronically at: [https://www.sce.com/regulatory/advice-letters]

Attachments

cc:    Service List for A.[    ].

1	Mandatory Semi-Annual Routine True-Up Mechanism Advice Letters may be submitted if included by SCE in the Issuance Advice Letter.

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Exhibit 1

Revised Principal Amortization

3-5

Exhibit 2

Periodic Payment Requirements

The total amount payable to the owner of the Recovery Property, or its assignee(s), pursuant to this issuance advice letter is a $             principal amount, plus interest on such principal amount, plus Ongoing Financing Costs, to be obtained from Fixed Recovery Charges calculated in accordance with D. [            ].

The Fixed Recovery Charges shall be adjusted from time to time, at least annually, via the Routine True-Up Mechanism Advice Letter and Non-Routine True-Up Mechanism Advice Letter in accordance with D. [                ].

[The following amounts are scheduled to be paid by the Bond Trustee from Fixed Recovery Charges it has received during the payment period. These payment amounts include principal plus interest and plus other Ongoing Financing Costs.]

Payment Period	Recovery Bond Payments	Ongoing Financing Costs (See Table 1)	Periodic Payment Requirement
First Payment Period	$	$	$
Second Payment Period	$	$	$

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Exhibit 3

Fixed Recovery Charge Calculations

3-7

Attachment 4

Form of Allocation Factor Non-Routine True-up Mechanism Advice Letter

[date]

Application                     -E

(Southern California Edison Company ID [            ])

Public Utilities Commission of the State of California

Subject:     Allocation Factor Non-Routine True-Up Mechanism Advice Letter

Pursuant to California Public Utilities Commission (CPUC) Decision (D.) [            ] (Decision), Southern California Edison Company (SCE), as servicer of the Recovery Bonds (Recovery Bonds) and on behalf of the Special Purpose Entity, hereby applies for adjustment to the Fixed Recovery Charge for series                , Tranche(s)                of the Recovery Bonds.

Purpose

This filing establishes revised Fixed Recovery Charges for rate schedules for Consumers, as set forth in D. [                ].

Background

In D. [            ], the Commission granted SCE authority to issue Recovery Bonds to finance certain costs and expenses related to catastrophic wildfires, including fire risk mitigation capital expenditures identified in subdivision (e) of Section 8386.3 of the Public Utilities Code, and associated financing costs.

Recovery Bonds are securities that are backed by the cash flows generated by a specific asset that will be sold by SCE to a Special Purpose Entity that issued the Recovery Bonds secured by this asset. The asset sold is Recovery Property, a current property right that was created by Article 5.8 as the right, title and interest in and to all (i) Fixed Recovery Charges established pursuant to the Financing Order, including all rights to obtain adjustments, and (ii) revenues, collections, claims, payments, monies, or proceeds of or arising from the Fixed Recovery Charges that will cover debt service and all related Recovery Bond costs.

In D. [            ], the Commission authorized SCE to submit Allocation Factor Non-Routine True-up Mechanism Advice Letters to reflect any revisions to the “total distribution” allocation factors adopted in in each General Rate Case or other applicable proceedings (the “GRC Allocation Factors”). These filings are intended to ensure that, following application of the newly approved GRC Allocation Factors, the actual revenues collected under the Fixed Recovery Charges will be sufficient to make all scheduled payments of Bond principal, interest, and other Ongoing Financing

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Costs, including any draws on the capital subaccount, on a timely basis during each of the two payment periods (of generally six-months) following the effective date of the adjustments. Allocation Factor Non-Routine True-Up Mechanism Advice Letters are those where SCE revises the Fixed Recovery Charges to reflect GRC Allocation Factors from the decision in the most- recent GRC Phase 2.

Table 1 shows the revised GRC Allocation Factors:

TABLE 1: GRC Allocation Factors adopted in D. [                ]

Rate Group	Fixed Recovery Charges	GRC Allocation Factors
Residential Domestic	Non-CARE
Residential Domestic	FERA
Res/Dom Income Qualified	CARE
Small C&I (<20kW)	GS-1
Traffic Control	TC-1
Medium C&I (20 kW – 200 kW)	GS-2
Medium C&I (200 kW – 500 kW)	GS-3
Large C&I (Sec) includes standby customers	Tou-8-Sec
Large C&I (Pri) includes standby customers	Tou-8-Pri
Large C&I (Sub) includes standby customers	Tou-8-Sub
Small AG& Pump (< 200 kw)	AG&P < 200 KW
Large Ag& Pump (≥ 200 kw)	AG&P >= 200 KW
Street/Area Lighting	Street Light
System

Table 2 shows the revised non-exempt residential and non-residential customers using proportional allocation factors based on contribution to distribution costs less the CARE/FERA contribution:

TABLE 2: Proportional Allocation Factors (excluding CARE/FERA) based on GRC Allocation Factors adopted in D. []

Rate Group	Fixed Recovery Charges	Proportional Allocation Factors
Residential Domestic	Non-CARE
Small C&I (<20kW)	GS-1
Traffic Control	TC-1
Medium C&I (20 kW – 200 kW)	GS-2
Medium C&I (200 kW – 500 kW)	GS-3
Large C&I (Sec) includes standby customers	Tou-8-Sec
Large C&I (Pri) includes standby customers	Tou-8-Pri
Large C&I (Sub) includes standby customers	Tou-8-Sub
Small AG& Pump (< 200 kw)	AG&P < 200 KW
Large Ag& Pump (≥ 200 kw)	AG&P >= 200 KW
Street/Area Lighting	Street Light
System

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Table 3 shows estimated Ongoing Financing Costs for the next two payment periods to be recovered through Fixed Recovery Charges in accordance with the Financing Order.

TABLE 3: Estimated Ongoing Financing Costs

	First Payment Period	Second Payment Period
Servicing Fee (SCE as Servicer) ([##]% of the initial Recovery Bond principal amount)	$	$
Administration Fee
Accounting Fees and Expenses
Legal Fees and Expenses
Rating Agency Surveillance Fees
Trustee Fees and Expenses
Independent Director Fees
Printing / EDGARizing Expenses
Return on Equity
Miscellaneous Fees and Expenses
Deposit to the Capital Subaccount (if any)
TOTAL ONGOING FINANCING COSTS (with SCE as Servicer)	$	$
Ongoing Servicers Fee (Third Party as Servicer) (0.60 % of initial principal amount)
TOTAL ONGOING FINANCING COSTS (Third Party as Servicer)	$	$

Table 4 shows assumptions for each of the variables used in calculating the Fixed Recovery Charges for the payment period. Exhibit 1 shows the revised payment schedule shows the revised payment schedule.

TABLE 4: Input Values For Fixed Recovery Charges

	First Payment Period	Second Payment Period
Allocation Factors for each Customer Class (see Table 2)
Projected kWh sales for each Customer Class for payment period (See Exhibit 3)
Percent of Consumers’ revenue written off
Average Days Sales Outstanding
Ongoing Financing Costs for the applicable payment period (See Table 3 above)
Balance of Collection Account (Net of Capital Subaccount) (As of xx/xx, which is the Calculation Cut-off Date)		N/A
Recovery Bond Principal
Recovery Bond Interest
Periodic Payment Requirement (See Exhibit 2)
Periodic Billing Requirement (See Exhibit 3)

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Table 5 shows the revised Fixed Recovery Charges calculated for each FRC Consumer Group. The Fixed Recovery Charges calculations are shown in Exhibit 2.

TABLE 5: Fixed Recovery Charges for each FRC Consumer Class for Period Ending [                    ]

Rate Group	Fixed Recovery Charges	¢/kWh
Residential Domestic	Non-CARE
Small C&I (<20kW)	GS-1
Traffic Control	TC-1
Medium C&I (20 kW – 200 kW)	GS-2
Medium C&I (200 kW – 500 kW)	GS-3
Large C&I (Sec) includes standby customers	Tou-8-Sec
Large C&I (Pri) includes standby customers	Tou-8-Pri
Large C&I (Sub) includes standby customers	Tou-8-Sub
Small AG& Pump (< 200 kw)	AG&P < 200 KW
Large Ag& Pump (≥ 200 kw)	AG&P >= 200 KW
Street/Area Lighting	Street Light
System

Proposed Tariff Changes:

[If Fixed Recovery Charge rate change is being implemented as a standalone rate change]: Attachment A provides all applicable tariff sheets reflecting the revised Fixed Recovery Charges shown in Table 4.

[If Fixed Recovery Charge rate change is being consolidated with other rate changes]: SCE will submit all tariff sheets reflecting the revised Fixed Recovery Charges shown in Table 4 in the consolidated revenue requirement and rate change advice letter for rates effective in [date].

Effective Date

In accordance with D. [            ],Allocation Factor Non-Routine True-up Mechanism Advice Letters for Fixed Recovery Charge adjustments shall be submitted at least 60 days prior to the effective date proposed therein. The proposed effective date in this Allocation Factor Non-Routine True- up Mechanism Advice Letter is [Effective Date]. Absent a Commission resolution to correct a mathematical error set forth in this Allocation Factor Non-Routine True-up Mechanism Advice Letter is                 , as described in D. [            ], the adjustment to the Fixed Recovery Charges shall be effective on [Effective Date]. If the Commission determines that there is a mathematical error in this Allocation Factor Non-Routine True-up Mechanism Advice Letter, the Commission may delay the effective date proposed herein by up to 30 days.

Description of Exhibits

Exhibit 1 presents the revised principal amortization schedule for the Recovery Bonds.

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Exhibit 2 the revised Periodic Payment Requirements related to the Recovery Bonds for the two payment periods following the adjustment date. These Periodic Payment Requirements will be adjusted based upon the Cash Flow Model to determine the Periodic Billing Requirement; as shown in Exhibit 3.

Exhibit 3 presents the revised Fixed Recovery Charge calculations.

Notice

In accordance with General Order 96-B Section 4.4, a copy of this advice letter is being sent electronically and via U.S. mail to parties shown on the attached list. Address changes should be directed to [            ] at (626) [            ]. Advice letter filings can also be accessed electronically at: [https://www.sce.com/regulatory/advice-letters]

Attachments

cc:    Service List for A.[    ].

4-5

Exhibit 1

Revised Principal Amortization

4-6

Exhibit 2

Revised Periodic Payment Requirements

The total amount payable to the owner of the Recovery Property, or its assignee(s), pursuant to this issuance advice letter is a $                     principal amount, plus interest on such principal amount, plus Ongoing Financing Costs, to be obtained from Fixed Recovery Charges calculated in accordance with D. [                ].

The Fixed Recovery Charges shall be adjusted from time to time, at least annually, via the Routine True-Up Mechanism Advice Letter and Non-Routine True-Up Mechanism Advice Letter in accordance with D. [                ].

[The following amounts are scheduled to be paid by the Bond Trustee from Fixed Recovery Charges it has received during the payment period. These payment amounts include principal plus interest and plus other Ongoing Financing Costs.]

Payment Period	Recovery Bond Payments	Ongoing Financing Costs (See Table 1)	Periodic Payment Requirement
First Payment Period	$	$	$
Second Payment Period	$	$	$

4-7

Exhibit 3

Fixed Recovery Charge Calculations

4-8

Attachment 5

Form of Other Factor Non-Routine True-Up Mechanism Advice Letter

[date]

Application                         -E

(Southern California Edison Company ID [     ])

Public Utilities Commission of the State of California

Subject: Other Factor Non-Routine True-Up Mechanism Advice Letter

Pursuant to California Public Utilities Commission (CPUC) Decision (D.) [                ] (Decision), Southern California Edison Company (SCE), as servicer of the Recovery Bonds (Recovery Bonds) and on behalf of the Special Purpose Entity, hereby applies for adjustment to the Fixed Recovery Charge for series                  , Tranche(s)                  of the Recovery Bonds.

Purpose

This filing establishes revised Fixed Recovery Charges for rate schedules for Consumers, as set forth in D. [                ].

Background

In D. [                ], the Commission granted SCE authority to issue Recovery Bonds to finance certain costs and expenses related to catastrophic wildfires, including fire risk mitigation capital expenditures identified in subdivision (e) of Section 8386.3 of the Public Utilities Code, and associated financing costs.

Recovery Bonds are securities that are backed by the cash flows generated by a specific asset that will be sold by SCE to a Special Purpose Entity that issued the Recovery Bonds secured by this asset. The asset sold is Recovery Property, a current property right that was created by Article 5.8 as the right, title and interest in and to all (i) Fixed Recovery Charges established pursuant to the Financing Order, including all rights to obtain adjustments, and (ii) revenues, collections, claims, payments, monies, or proceeds of or arising from the Fixed Recovery Charges that will cover debt service and all related Recovery Bond costs.

In D. [                ], the Commission authorized SCE to submit Non-Routine True-up Mechanism Advice Letters to propose revisions to the logic, structure and components of the cash flow model adopted by the Financing Order. These filings are intended to ensure that the actual revenues collected under the Fixed Recovery Charges will be sufficient to make all scheduled payments of Bond principal, interest, and other Ongoing Financing Costs on a timely basis during the current or next succeeding payment period, including the replenishment of any draws upon the capital subaccount. Non-Routine True-up Mechanism Advice Letter filings are those where SCE uses the method found reasonable by the Commission in D. [                 ] to revise existing Fixed Recovery Charges.

5-1

Using the cash flow model attached to this Non-Routine True-Up Mechanism Advice Letter as Exhibit 1, this filing modifies the logic, structure and/or variables used in the Fixed Recovery Charge calculations and provides the resulting modified Fixed Recovery Charges.

Table 1 shows estimated Ongoing Financing Costs for the next two payment periods to be recovered through Fixed Recovery Charges in accordance with the Financing Order.

TABLE 1: Estimated Ongoing Financing Costs

	First Payment Period	Second Payment Period
Servicing Fee (SCE as Servicer) ([##]% of the initial Recovery Bond principal amount)	$	$
Administration Fee
Accounting Fees and Expenses
Legal Fees and Expenses
Rating Agency Surveillance Fees
Trustee Fees and Expenses
Independent Director Fees
Printing / EDGARizing Expenses
Return on Equity
Miscellaneous Fees and Expenses
Deposit to the Capital Subaccount (if any)
TOTAL ONGOING FINANCING COSTS (with SCE as Servicer)	$	$
Ongoing Servicers Fee (Third Party as Servicer) (0.60 % of initial principal amount)
TOTAL ONGOING FINANCING COSTS (Third Party as Servicer)	$	$

Table 2 shows assumptions for each of the variables used in calculating the Fixed Recovery Charges for the payment period. Exhibit 1 shows the revised payment schedule shows the revised payment schedule.

5-2

TABLE 2: Input Values For Fixed Recovery Charges

	First Payment Period	Second Payment Period
Allocation Factors for each Customer Class (see Exhibit 3)
Projected kWh sales for each Customer Class for payment period (See Exhibit 3)
Percent of Consumers’ revenue written off
Average Days Sales Outstanding
Ongoing Financing Costs for the applicable payment period (See Table 1 above)
Balance of Collection Account (Net of Capital Subaccount)(As of xx/xx, which is the Calculation Cut-off Date)		N/A
Recovery Bond Principal
Recovery Bond Interest
Periodic Payment Requirement (See Exhibit 3)
Periodic Billing Requirement (See Exhibit 4)

Table 3 shows the revised Fixed Recovery Charges calculated for Consumers. The Fixed Recovery Charge calculations are shown in Exhibit 3.

TABLE 3: Fixed Recovery Charges for Period Ending [                ]

FRC Consumer Class		¢	/kWh
Residential Domestic	Non-CARE
Residential Domestic	FERA
Res/Dom Income Qualified	CARE
Small C&I (<20kW)	GS-1
Traffic Control	TC-1
Medium C&I (20 kW – 200 kW)	GS-2
Medium C&I (200 kW – 500 kW)	GS-3
Large C&I (Sec) includes standby customers	Tou-8-Sec
Large C&I (Pri) includes standby customers	Tou-8-Pri
Large C&I (Sub) includes standby customers	Tou-8-Sub
Small AG& Pump (< 200 kw)	AG&P < 200 KW
Large Ag& Pump (≥ 200 kw)	AG&P >= 200 KW
Street/Area Lighting	Street Light
System

Proposed Tariff Changes:

[If Fixed Recovery Charge rate change is being implemented as a standalone rate change]: Attachment A provides all applicable tariff sheets reflecting the revised Fixed Recovery Charges shown in Table 4.

[If Fixed Recovery Charge rate change is being consolidated with other rate changes]: SCE will submit all tariff sheets reflecting the revised Fixed Recovery Charges shown in Table 4 in the consolidated revenue requirement and rate change advice letter for rates effective in [date].

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Effective Date

In accordance with D. [             ], Other Factor Non-Routine True-Up Mechanism Advice Letter for Fixed Recovery Charge adjustments shall be submitted at least 90 days prior to the effective date proposed therein. The proposed effective date in this Other Factor Non-Routine True-up Mechanism Advice Letter is [Effective Date]. Absent a Commission resolution that adopts, modifies, or rejects the proposed in this Other Factor Non-Routine True-Up Mechanism Advice Letter, it shall become effective on the [Effective Date], provided the public will have an opportunity to review and protest an Other Factor Non-Routine True-Up Mechanism Advice Letter in accordance with Commission procedures to the extent allowed by Section 850.1(e) of the Public Utilities Code.

Description of Exhibits

Exhibit 1 to this advice filing presents the new cash flow model for the Fixed Recovery Charges. Exhibit 2 to this advice filing presents the revised debt service schedule for the Recovery Bonds.

Exhibit 3 to this advice filing presents the revised Periodic Payment Requirements and Fixed Recovery Charge Revenue Projections, based upon the new cash flow model.

Exhibit 4 to this advice filing presents the revised Fixed Recovery Charge calculations.

Notice

In accordance with General Order 96-B Section 4.4, a copy of this advice letter is being sent electronically and via U.S. mail to parties shown on the attached list. Address changes should be directed to [            ] at (626) [            ]. Advice letter filings can also be accessed electronically at: [https://www.sce.com/regulatory/advice-letters]

Attachments

cc:    Service List for A.[        ].

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Exhibit 1

New Cash Flow Model Description for the Fixed Recovery Charges

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Exhibit 2

Revised Principal Amortization

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Exhibit 3

Revised Periodic Payment Requirements and Fixed Recovery Charge Revenue Projections

The total amount payable to the owner of the Recovery Property, or its assignee(s), pursuant to this issuance advice letter is a $             principal amount, plus interest on such principal amount, plus Ongoing Financing Costs, to be obtained from Fixed Recovery Charges calculated in accordance with D. [            ].

The Fixed Recovery Charges shall be adjusted from time to time, at least annually, via the Routine True-Up Mechanism Advice Letter and Non-Routine True-Up Mechanism Advice Letter in accordance with D. [                ].

[The following amounts are scheduled to be paid by the Bond Trustee from Fixed Recovery Charges it has received during the payment period. These payment amounts include principal plus interest and plus other Ongoing Financing Costs.]

Payment Period	Recovery Bond Payments (See Exhibit 1)	Ongoing Financing Costs (See Table 1)	Periodic Payment Requirement
First Payment Period	$	$	$
Second Payment Period	$	$	$

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Exhibit 4

Fixed Recovery Charge Calculations

5-8

Attachment 6

Estimated Upfront Financing Costs

Estimated Upfront Financing Costs	Amount
Underwriters’ Fees and Expenses
Legal Fees and Expenses
Rating Agency Fees
Accounting Fees and Expenses
Company’s Advisory Fee
Servicer Set-up Costs
SEC Registration Fees (1)
Section 1904 Fees
Printing / EDGARizing Expenses
Trustee / Trustee Counsel Fee and Expenses
Original Issue Discount Commission’s Costs and Expenses Miscellaneous
TOTAL ESTIMATED UPFRONT FINANCING COSTS

(1)	Current fee rate is $129.80 per $1,000,000 offered

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